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TABLE OF CONTENTS
EXEGENICS INC. TABLE OF CONTENTS

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 15, 2003

REGISTRATION NO. 333-107335

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AVI BIOPHARMA, INC.
(Exact name of registrant as specified in its charter)

OREGON (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	93-0797222 (I.R.S. Employer Identification No.)

ONE S.W. COLUMBIA, SUITE 1105, PORTLAND, OR 97258
(503) 227-0554
(Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

DENIS R. BURGER, PH.D.
CHIEF EXECUTIVE OFFICER
AVI BIOPHARMA, INC.
ONE S.W. COLUMBIA, SUITE 1105, PORTLAND, OR 97258
(503) 227-0554
(Name, address, including zip code, and telephone number,
including area code of agent for service)

COPIES TO:

Francis R. Wheeler, Esq. Cooley Godward LLP 380 Interlocken Crescent, Suite 900 Broomfield, Colorado 80021 (720) 566-4000	Joel I. Papernik, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 666 Third Avenue New York, New York 10017 (212) 935-3000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and upon consummation of the transactions described in the enclosed prospectus.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	MAXIMUM AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(2)	PROPOSED AGGREGATE OFFERING PRICE(3)	AMOUNT OF REGISTRATION FEE(4)

Common Stock, par value $0.0001 per share	2,613,813 shares	N/A	$11,788,297	$954

(1)
This Registration Statement covers the maximum number of shares of AVI common stock issuable in connection with the exchange offer and merger in exchange for shares of eXegenics capital stock, based on the maximum number of shares of eXegenics capital stock that may be exchanged in the exchange offer and merger (20,791,343 shares). The Registration Statement also covers additional shares of AVI common stock that may be issued to prevent dilution resulting from a stock split, stock dividend or similar transaction involving eXegenics capital stock or AVI common stock, under Rule 416 of the Securities Act.
(2)
Pursuant to Rule 457(o) of the Securities Act, the Proposed Maximum Offering Price Per Share has been omitted.
(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) of the Securities Act, based on the market value of the AVI common stock to be issued in the exchange offer and the merger, as established by the average of the high and low sale prices of AVI common stock on August 13, 2003 on the NASDAQ National Market, which was $4.51, and the maximum number of shares of AVI common stock to be issued in the exchange offer and the merger.
(4)
This fee has been calculated pursuant to Rule 457(f) of the Securities Act to be $954, which is equal to .0000809 multiplied by the proposed maximum aggregate offering price of $11,788,297. $974 was previously paid. No amount is due upon this filing.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus supplement may change. AVI BioPharma, Inc. may not complete the exchange offer or the merger or sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus supplement is not an offer to sell these securities and AVI BioPharma, Inc. is not soliciting offers to buy these securities in any state where the exchange offer or the merger or sale of these securities is not permitted.

Prospectus Supplement to Preliminary Prospectus dated July 25, 2003

AVI BIOPHARMA, INC.
OFFER TO EXCHANGE OUTSTANDING SHARES OF
COMMON STOCK AND PREFERRED STOCK
OF
EXEGENICS INC.
FOR
SHARES OF COMMON STOCK
OF
AVI BIOPHARMA, INC.

        The exchange offer and withdrawal rights will expire at 12:00 midnight, New York time, on Friday, August 29, 2003, unless the exchange offer is extended. Shares tendered pursuant to the exchange offer may be withdrawn at any time before the expiration of the exchange offer, but not during any subsequent offering period.

        This prospectus supplement relates to our offer to exchange outstanding shares of common stock and preferred stock of eXegenics Inc. for shares of common stock of AVI, as initially described in the preliminary prospectus, dated July 25, 2003, that was previously mailed to you. We have amended the terms of the offer, as described in more detail below, to increase the exchange ratio for shares of eXegenics common stock from 0.103 to 0.123, and to increase the exchange ratio for shares of eXegenics preferred stock from 0.155 to 0.185. This prospectus supplement amends, modifies and supercedes the preliminary prospectus to reflect the increase in the exchange ratios and other changes, but does not include the annexes and other documents attached to the preliminary prospectus. As such, you should read this prospectus supplement in conjunction with the annexes and other documents attached to the preliminary prospectus. In accordance with the rules of the SEC, we have extended the offer period until August 29, 2003.

        On July 16, 2003, we entered into a merger agreement with eXegenics Inc., providing for Elk Acquisition Inc., our wholly owned subsidiary, to acquire all of the outstanding shares of eXegenics common stock and eXegenics preferred stock by means of an exchange offer and a subsequent merger. The eXegenics board of directors has unanimously approved the merger agreement, determined that the exchange offer and the merger are fair to, and in the best interests of, the holders of eXegenics common stock and eXegenics preferred stock and recommends that eXegenics stockholders accept the exchange offer and tender their shares of eXegenics common stock and eXegenics preferred stock pursuant to the exchange offer.

        Through Elk Acquisition, we are hereby offering, upon the terms and subject to the conditions set forth in this prospectus supplement and in the enclosed letters of transmittal, to exchange 0.123 of a share of AVI common stock for each outstanding share of eXegenics common stock that is validly tendered and not withdrawn on or before the expiration date of the exchange offer, and 0.185 of a share of AVI common stock for each outstanding share of eXegenics preferred stock that is validly tendered and not withdrawn on or before the expiration date of the exchange offer.

        If completed, the exchange offer will be followed by a merger of Elk Acquisition into eXegenics in which each share of eXegenics common stock not tendered in the exchange offer will be converted into the right to receive 0.123 of a share of AVI common stock, and each share of eXegenics preferred stock not tendered in the exchange offer will be converted into the right to receive 0.185 of a share of AVI common stock, unless, in each case, the holder properly perfects his or her appraisal rights under Delaware law. After completion of the merger, eXegenics will be a wholly owned subsidiary of AVI.

        Our obligation to exchange shares of AVI common stock for shares of eXegenics common stock and eXegenics preferred stock in the exchange offer is subject to the conditions described in the section entitled "Certain Terms of the Merger Agreement—Conditions to the Exchange Offer" beginning on page 58 of this prospectus supplement. Our common stock is listed on the NASDAQ National Market under the symbol "AVII" and eXegenics common stock is listed on the NASDAQ SmallCap Market under the symbol "EXEG."

        See "Risk Factors" beginning on page 21 of this prospectus supplement for a discussion of important factors that you should consider in connection with the exchange offer.

        We are not asking you for a proxy nor should you send us a proxy. Any request for proxies will be made only pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus supplement or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 15, 2003.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTION
SUMMARY
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION
RECENT DEVELOPMENTS CONCERNING EXEGENICS
AVI BIOPHARMA, INC. SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
EXEGENICS INC. SELECTED HISTORICAL FINANCIAL INFORMATION
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA
RISK FACTORS
Forward-Looking Information
Risks Related to the Transaction
Risks Related to AVI's Business
Risks Related to AVI Common Stock
THE TRANSACTION
General Description of the Exchange Offer and the Merger
Illustrative Table of Value of the Offer/Merger Consideration
Purpose of the Exchange Offer and the Merger
The Minimum Tender Condition
Extension, Termination and Amendment
Subsequent Offering Period
Exchange of Shares of eXegenics Capital Stock; Delivery of Shares
Cash Instead of Fractional Shares of AVI Common Stock
Withdrawal Rights
Procedure for Tendering
Guaranteed Delivery of Shares of Common Stock
Effect of Tender
Background
Reasons for the Exchange Offer and the Merger
Interests of eXegenics' Directors and Officers in the Transaction
Management of AVI Following the Merger
Material U.S. Federal Income Tax Consequences
Accounting Treatment
Regulatory Approvals
Approval of the Merger
Top-Up Option
Amendment to eXegenics' Stockholder Rights Plan
Appraisal Rights
Possible Effects of the Exchange Offer
Relationships Between AVI and eXegenics
Fees and Expenses
CERTAIN TERMS OF THE MERGER AGREEMENT
The Exchange Offer
Composition of eXegenics' Board of Directors after the Exchange Offer
The Merger
Treatment of eXegenics Stock Options and Warrants
Top-Up Option

i

Representations and Warranties
Conduct of eXegenics Business Prior to Completion of the Exchange Offer
Commercially Reasonable Efforts to Complete the Transaction
Limitation on eXegenics' Ability to Consider Other Acquisition Proposals
Recommendation of eXegenics' Board of Directors
Employee Benefits
Conditions to the Exchange Offer
Conditions to the Merger
Termination of the Merger Agreement
Expenses
Amendments to the Merger Agreement
THE STOCKHOLDER AGREEMENTS
Parties to the Stockholder Agreements
Agreement to Tender
Agreement to Vote
Termination
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
COMPARISON OF RIGHTS OF AVI STOCKHOLDERS AND EXEGENICS STOCKHOLDERS
Differences In Corporate Law
Differences in the Charter Documents and Bylaws
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
SCHEDULE I: INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF AVI BIOPHARMA, INC.

REFERENCES TO ADDITIONAL INFORMATION

        This prospectus supplement incorporates important business and financial information about AVI and eXegenics from documents filed with the Securities and Exchange Commission that have not been included in or delivered with this prospectus supplement. This information is available at the Internet website that the Securities and Exchange Commission maintains at http://www.sec.gov, as well as from other sources.

        You may also obtain copies of these documents from AVI, without charge, by written or oral request to:

AVI BioPharma, Inc.
Investor Relations
One S.W. Columbia
Suite 1105
Portland, Oregon 97258
Attn: Michael C. Hubbard
(503) 227-0554

        In order to receive timely delivery of the documents, you must make your request no later than August 22, 2003.

        See "Where You Can Find More Information" beginning on page 80 of this prospectus supplement.

        The Securities and Exchange Commission allows us to "incorporate by reference" information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus supplement, to the extent that a statement contained in this prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. This prospectus supplement incorporates by reference the documents described below that we have previously filed with the Securities and Exchange Commission. These documents contain important information about AVI.

        The following documents that we have previously filed with the Securities and Exchange Commission are incorporated by reference:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed on March 31, 2003, including information incorporated by reference in the Form 10-K from our definitive proxy statement for the 2003 annual meeting of stockholders, which was filed on April 10, 2003;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 filed on May 13, 2003;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 12, 2003;

  •
  Our Current Reports on Form 8-K filed on May 7, 2003, May 8, 2003, May 9, 2003, May 20, 2003, July 17, 2003 and August 8, 2003; and

  •
  The description of our common stock set forth in our registration statement on Form 8-A filed on May 29, 1997.

        In addition, all documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this prospectus supplement to the last date that shares are accepted for exchange pursuant to the exchange offer or the merger, or the date that the exchange offer is terminated, will also be deemed to be incorporated by reference into this prospectus supplement.

        The following documents that eXegenics has previously filed with the Securities and Exchange Commission are incorporated by reference:

  •
  eXegenics' Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed on March 20, 2003, including information incorporated by reference in the Form 10-K from eXegenics' definitive proxy statement for the 2003 annual meeting of stockholders, which was filed on April 15, 2003 (a copy of this Annual Report was attached to the preliminary prospectus, dated July 25, 2003, which previously was mailed to you) and eXegenics' amended Annual Report on Form 10-K/A, filed on April 8, 2003 (a copy of this amended Annual Report was attached to the preliminary prospectus, dated July 25, 2003, which previously was mailed to you);

  •
  eXegenics' Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 filed on May 13, 2003 (a copy of this Quarterly Report was attached to the preliminary prospectus, dated July 25, 2003, which previously was mailed to you);

  •
  eXegenics Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 14, 2003 (a copy of this Quarterly Report is attached to this prospectus supplement); and

  •
  eXegenics' Current Reports on Form 8-K filed on March 14, 2003, March 20, 2003, March 21, 2003, April 11, 2003, May 13, 2003, May 19, 2003, May 30, 2003, June 9, 2003 and July 16, 2003.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTION

Q:
What are AVI and eXegenics proposing?

A:
AVI and eXegenics have entered into a merger agreement, pursuant to which we are offering to exchange shares of AVI common stock for all of the outstanding shares of eXegenics common stock and eXegenics preferred stock. If the exchange offer is completed, Elk Acquisition, our wholly owned subsidiary, will merge into eXegenics. As a result of the exchange offer and the merger, eXegenics will become a wholly owned subsidiary of AVI. Throughout this prospectus supplement, we sometimes refer to the eXegenics common stock and eXegenics preferred stock collectively as the "eXegenics capital stock."

Q:
What will I receive in exchange for my shares of eXegenics capital stock?

A:
In the exchange offer, you will receive 0.123 of a share of AVI common stock for each share of eXegenics common stock that you validly tender and do not withdraw, and 0.185 of a share of AVI common stock for each share of eXegenics preferred stock that you validly tender and do not withdraw. Each eXegenics stockholder who tenders shares of eXegenics capital stock in the exchange offer will be entitled to receive cash in lieu of any fractional share of AVI common stock that would otherwise have been delivered to such stockholder in connection with the exchange offer, after aggregating all fractional shares of AVI common stock that would otherwise have been issued to the stockholder. The exchange offer, if completed, will be followed by a merger in which each share of eXegenics common stock will be converted into the right to receive 0.123 of a share of AVI common stock, and each share of eXegenics preferred stock will be converted into the right to receive 0.185 of a share of AVI common stock, subject in each case to the exercise of appraisal rights. Each eXegenics stockholder whose shares of eXegenics capital stock are converted into the right to receive shares of AVI common stock in the merger will be entitled to receive cash in lieu of any fractional share of AVI common stock that would otherwise have been delivered to such stockholder in connection with the merger, after aggregating all fractional shares of AVI common stock that would otherwise have been issued to the stockholder. Please see page 29 this prospectus supplement for a table illustrating the per share consideration that would be received by holders of eXegenics capital stock based on a range of assumed closing prices of AVI common stock.

Q:
Is the exchange offer being made by AVI or Elk Acquisition?

A:
The exchange offer is technically being made by Elk Acquisition, which we formed specifically for the purpose of making the exchange offer and otherwise facilitating the transaction. Because Elk Acquisition is our wholly owned subsidiary, all of the shares of eXegenics capital stock acquired by Elk Acquisition in the exchange offer will actually be beneficially owned and controlled by AVI. Therefore, although Elk Acquisition is technically making the exchange offer and will be a party to the merger, when we discuss the exchange offer and the merger, we generally refer only to AVI.

Q:
How long will it take to complete the exchange offer and the merger?

A:
We hope to complete the exchange offer on August 29, 2003. However, the exchange offer may be extended if the conditions to the exchange offer have not been satisfied at the scheduled expiration date or if we are required to extend the exchange offer by the terms of the merger agreement or the rules of the Securities and Exchange Commission. We expect to complete the merger shortly after completing the exchange offer, or, if adoption of the merger agreement by eXegenics stockholders is required, shortly after the execution of a written consent by holders of a majority of eXegenics' capital stock adopting and approving the merger agreement.

Q:
Will I have to pay any brokerage fees or commissions?

A:
If you are the record owner of your shares of eXegenics capital stock and you tender your shares in the exchange offer directly to the exchange agent, you will not incur any brokerage fees or commissions. If you own your shares of eXegenics capital stock through a broker or other nominee who tenders the shares on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

Q:
Does eXegenics support the exchange offer and the merger?

A:
Yes. eXegenics' board of directors has unanimously determined that the exchange offer and the merger are fair to, and in the best interests of, the holders of eXegenics common stock and the holders of eXegenics preferred stock and recommends that eXegenics' stockholders accept the exchange offer and tender their shares of eXegenics capital stock pursuant to the exchange offer. eXegenics' board of directors has also approved the merger agreement and the merger. Information about the recommendation of eXegenics' board of directors is more fully set forth in the section entitled "The Transaction—Reasons for the Exchange Offer and the Merger" beginning on page 38 of this prospectus supplement.

Q:
Why are the prospectus, the letters of transmittal and the notice of guaranteed delivery being revised and re-circulated?

A:
There have been material developments relating to our offer since it was commenced on July 25, 2003, including the increase in the common stock exchange ratio from 0.103 to 0.123, and the increase in the preferred stock exchange ratio from 0.155 to 0.185, which we have reported in amendments to our tender offer statement on Schedule TO that have been filed with the SEC. We are providing this prospectus supplement, revised letters of transmittal and a revised notice of guaranteed delivery to reflect these developments, in each case in a single revised document.

Q:
If I already tendered my shares in the original offer, do I have to do anything now?

A:
No. Shares previously tendered pursuant to the preliminary prospectus, dated July 25, 2003, and related letters of transmittal and not withdrawn constitute valid tenders for purposes of the exchange offer, as amended. Holders of eXegenics capital stock who have validly tendered and not withdrawn their shares are not required to take any further action with respect to such shares, except as may be required by the guaranteed delivery procedure if such procedure was utilized.

Q:
If I already tendered my shares in the original offer, will I receive the increased consideration?

A:
Yes. You will now receive 0.123 of a share of AVI common stock for each share of eXegenics common stock that you validly tender and do not withdraw, and 0.185 of a share of AVI common stock for each share of eXegenics preferred stock that you validly tender and do not withdraw, if shares are accepted for payment and exchanged by us pursuant to the exchange offer.

Q:
How do I participate in the exchange offer?

A:
You are urged to read this entire prospectus supplement carefully, and to consider how the exchange offer and the merger affect you. Then, if you wish to tender your shares of eXegenics capital stock, you should do the following:

•
with respect to either common stock or preferred stock of eXegenics, if you hold your shares in your own name, complete and sign the appropriate letter of transmittal for the class of stock you hold and return it with your stock certificates to Mellon Investor Services LLC, the exchange agent for the exchange offer, at the appropriate address specified on the back cover of this prospectus supplement before the expiration date of the exchange offer; or

  •
  if you hold shares of common stock of eXegenics in "street name" through a broker, ask your broker to tender your shares before the expiration date.

  Alternatively, you may comply with the guaranteed delivery procedures described in the section entitled "The Transaction—Guaranteed Delivery of Shares/Common Stock" beginning on page 35 of this prospectus supplement. Please read this prospectus supplement carefully for more information about procedures for tendering your shares, the timing of the exchange offer, extensions of the exchange offer period and your rights to withdraw your shares from the exchange offer prior to the expiration date.

Q:
When and how can I withdraw tendered shares?

A:
You may withdraw any shares you have tendered at any time before the time we accept the shares for exchange in the exchange offer.

  For a withdrawal to become effective, our exchange agent must receive a written or facsimile transmission notice of withdrawal before the time we accept the shares for exchange in the exchange offer. In a notice of withdrawal you must specify your name, the number of shares to be withdrawn and the name in which the certificates are registered, if different from your name. If you have delivered to our exchange agent certificates for shares to be withdrawn, you must also indicate the serial numbers shown on the particular certificates evidencing the shares to be withdrawn.

Q:
Have any eXegenics stockholders agreed to tender their shares?

A:
Yes. All of the directors and officers of eXegenics have agreed to tender into the exchange offer shares representing approximately 0.7% of the capital stock of eXegenics outstanding as of August 8, 2003.

Q:
What percentage of AVI common stock will eXegenics stockholders own after the merger?

A:
If we obtain all of the outstanding shares of eXegenics capital stock pursuant to the exchange offer and the merger, former stockholders of eXegenics will own approximately 6.5% of the shares of AVI common stock, based upon the number of shares of AVI common stock, eXegenics common stock and eXegenics preferred stock outstanding on August 8, 2003, and not taking into account stock options, warrants or convertible securities of AVI or eXegenics.

Q:
What are the most significant conditions to the exchange offer?

A:
Our obligation to accept shares of eXegenics capital stock for exchange in the exchange offer is subject to several conditions, including:

•
a majority of the sum of (i) the outstanding shares of eXegenics capital stock plus, (ii) at our option, an additional number of shares not exceeding the number of shares of capital stock of eXegenics issuable upon the exercise of in-the-money options and warrants, having been validly tendered and not withdrawn, which is referred to in this prospectus supplement as the "minimum tender condition";

•
eXegenics having not materially breached any covenant in the merger agreement, and not having breached its representations and warranties in the merger agreement in any material respect;

•
eXegenics having cash and cash equivalents, net of liabilities of the types described in the merger agreement, of at least $9,000,000; and

•
the registration statement of which this prospectus supplement is a part having been declared effective by the Securities and Exchange Commission.

  These and other conditions to the exchange offer are described in the section entitled "Certain Terms of the Merger Agreement—Conditions to the Exchange Offer" beginning on page 58 of this prospectus supplement.

Q:
What happens if I do not tender my shares of eXegenics capital stock in the exchange offer?

A:
If, after completion of the exchange offer, we own a majority of the outstanding shares of eXegenics capital stock, we intend to complete a merger of our wholly owned subsidiary, Elk Acquisition, with eXegenics. Upon completion of the merger, each share of eXegenics common stock that has not been tendered and accepted for exchange in the exchange offer will be converted into the right to receive 0.123 of a share of AVI common stock, and each share of eXegenics preferred stock that has not been tendered and accepted for exchange in the exchange offer will be converted into the right to receive 0.185 of a share of AVI common stock, in each case, unless you properly perfect your appraisal rights under Delaware law. The appraisal process is discussed more fully in the section entitled "The Transaction—Appraisal Rights" beginning on page 45 of this prospectus supplement.

Q:
Are AVI's business, prospects and financial condition relevant to my decision to tender my shares in the exchange offer?

A:
Yes. Shares of eXegenics capital stock accepted for exchange in the exchange offer will be exchanged for AVI common stock; therefore, you should consider our business and financial condition before you decide to tender your shares of eXegenics capital stock in the exchange offer. In considering our business and financial condition, you should review the documents incorporated by reference in this prospectus supplement because they contain detailed business, financial and other information about AVI.

Q:
Has the exchange offer commenced?

A:
Yes. The exchange offer commenced on July 25, 2003. At the same time we commenced the exchange offer, we filed a registration statement covering the shares of AVI common stock to be issued in exchange for shares of eXegenics capital stock. You may now tender shares of eXegenics capital stock in the exchange offer in accordance with the procedures outlined in this prospectus supplement. We cannot, however, accept for exchange and pay for any shares tendered in the exchange offer until the registration statement is declared effective by the Securities and Exchange Commission and the other conditions to the exchange offer have been satisfied or, where permissible, waived.

Q:
Where can I find more information about AVI and eXegenics?

A:
You can find more information about AVI and eXegenics as described in the section entitled "Where You Can Find More Information" beginning on page 80 of this prospectus supplement.

Q:
Whom should I contact if I have more questions about the transaction?

A:
You may contact either of Mellon Investor Services LLC or Mackenzie Partners, Inc., the information agents for the exchange offer, using the following contact information:

THE INFORMATION AGENTS ARE:

Mellon Mellon Investor Services A Mellon Financial CompanySM
85 Challenger Road 2nd Floor Ridgefield Park, NJ 07660 Call Toll-Free: (866) 323-8164	105 Madison Avenue New York, New York 10016 (212) 929-5500 (Call Collect) or (800) 322-2885 (Toll Free)

SUMMARY

        This summary highlights selected information from this prospectus supplement and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which this document refers you or that are incorporated by reference in order to understand fully the exchange offer and the merger. See "Where You Can Find More Information" beginning on page 80 of this prospectus supplement for the location of these documents. The merger agreement was attached as Annex A to the preliminary prospectus, dated July 25, 2003, which previously was mailed to you . AVI and eXegenics encourage you to read the merger agreement as it is the legal document that governs the exchange offer and the merger. We have included page references in parentheses, where applicable, to other sections of this prospectus supplement in order to direct you to a more detailed description of the topics presented in this summary.

The Companies

  AVI BioPharma, Inc.
  One S.W. Columbia
  Suite 1105
  Portland, Oregon 97258
  Telephone: (503) 227-0554

        We are a biopharmaceutical company developing therapeutic products for the treatment of life-threatening diseases using two technology platforms: NEUGENE™ antisense drugs and cancer immunotherapy. Our lead NEUGENE antisense compound is designed to target cancer, cardiovascular restenosis, polycystic kidney disease and other cell proliferation disorders. In addition to targeting specific genes in the body, our antiviral program uses NEUGENE antisense compounds to target single-stranded RNA viruses, including West Nile Virus, SARS, coronavirus, calicivirus, and Hepatitis C. Our lead cancer agent, AVICINE™, is a therapeutic cancer vaccine that has completed Phase II clinical trials in colorectal and pancreatic cancer. We were incorporated in Oregon in 1980 as Antivirals, Inc., and changed our name to AVI BioPharma, Inc. in 1998.

        Our common stock is listed on the NASDAQ National Market under the symbol "AVII." We maintain a site on the Internet at "www.avibio.com"; however, information found on our website is not part of this prospectus supplement.

  Elk Acquisition, Inc.
  c/o AVI BioPharma, Inc.
  One S.W. Columbia
  Suite 1105
  Portland, Oregon 97258
  Telephone: (503) 227-0554

        Elk Acquisition is our wholly owned subsidiary and was incorporated on July 10, 2003, in the State of Delaware. Elk Acquisition has not engaged in any operations and exists solely to make the exchange offer and otherwise facilitate the transaction. Therefore, although Elk Acquisition is technically making the exchange offer and will be a party to the merger, when we discuss the transaction in this prospectus supplement, we generally refer only to AVI.

  eXegenics Inc.
  2110 Research Row
  Dallas, Texas 75235
  Telephone: (214) 358-2000

        eXegenics is no longer actively conducting research, but has historically been engaged in the discovery and development of drugs for treatment of cancers and drug-resistant bacterial diseases.

        From the time of its founding in 1991 until 2001, eXegenics' efforts were devoted to discovery research activities related to potential therapies for human disease and to improvement (by genetic engineering) of technologies for producing certain products manufactured and marketed by other companies. Through 2001, eXegenics had not created a commercially viable drug candidate, nor had its efforts in production technology improvement research led to any commercially viable manufacturing processes. eXegenics was incorporated in Texas in 1991 as Cytoclonal Pharmaceutics, Inc. and was reincorporated in Delaware in 1992. The name of the company was changed to eXegenics Inc. in 2001.

        eXegenics common stock is listed on the NASDAQ SmallCap Market under the symbol "EXEG." eXegenics preferred stock is not publicly traded. eXegenics maintains a site on the Internet at "www.exegenicsinc.com"; however, information found on eXegenics' website is not part of this prospectus supplement.

The Prospectus Supplement and the Increased Exchange Ratios

        This prospectus supplement relates to our offer to exchange outstanding shares of common stock and preferred stock of eXegenics Inc. for shares of common stock of AVI, as initially described in the preliminary prospectus, dated July 25, 2003, that was previously mailed to you. We have amended the terms of the offer to increase the exchange ratio for shares of eXegenics common stock from 0.103 to 0.123, and to increase the exchange ratio for shares of eXegenics preferred stock from 0.155 to 0.185. The amended exchange ratios represent an increase of approximately 20 percent over the corresponding exchange ratios contemplated by the preliminary prospectus. This prospectus supplement amends, modifies and supercedes the preliminary prospectus to reflect the increase in the exchange ratios and certain other changes, but does not include the annexes and other documents attached to the preliminary prospectus. As such, you should read this prospectus supplement in conjunction with the annexes and other documents attached to the preliminary prospectus.

        Subsequent to the commencement of our original exchange offer, on July 31, 2003, the Foundation Group, an entity involved in an unsolicited cash offer for shares of eXegenics capital stock, filed with the SEC an amendment to its tender offer statement on Schedule TO announcing that it had increased its offer price from $0.37 per share of eXegenics common stock and eXegenics preferred stock to $0.51 per share. Following the Foundation Group's increase in its offer price, our board of directors unanimously approved the increase in the exchange ratios described above. Our exchange offer now assigns a value of approximately $0.55 per share of eXegenics common stock and $0.83 per share of eXegenics preferred stock, based on the increased exchange ratios and the closing price of AVI common stock on August 13, 2003. These exchange ratios represent a premium of approximately $0.04 per share, or 7.8%, over the offer price of the Foundation Group with respect to the eXegenics common stock, and approximately $0.32 per share, or 62.7%, over the offer price of the Foundation Group with respect to the eXegenics preferred stock, based on the closing price of AVI common stock on August 13, 2003.

The Transaction (Page 29)

        AVI and eXegenics are proposing a two-part business combination transaction in which AVI intends to acquire all of the outstanding shares of eXegenics capital stock. In the exchange offer, AVI is offering to exchange:

  •
  0.123 of a share of AVI common stock for each outstanding share of eXegenics common stock that is validly tendered and not withdrawn on or before the expiration date of the exchange offer; and

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  0.185 of a share of AVI common stock for each outstanding share of eXegenics preferred stock that is validly tendered and not withdrawn on or before the expiration date of the exchange offer.

        Each eXegenics stockholder who tenders shares of eXegenics capital stock in the exchange offer will be entitled to receive cash in lieu of any fractional share of AVI common stock that would otherwise have been delivered to such stockholder in connection with the exchange offer, after aggregating all fractional shares of AVI common stock that would otherwise have been issued to the stockholder. If we complete the exchange offer, it will be followed by a merger of Elk Acquisition into eXegenics. The exchange offer and the merger are sometimes collectively referred to in this prospectus supplement as the "transaction."

        We are not required to accept for exchange, or to deliver shares of AVI common stock in exchange for, shares of eXegenics capital stock pursuant to the exchange offer, unless the number of shares of eXegenics capital stock validly tendered and not withdrawn prior to the expiration date of the exchange offer equals at least a majority of the sum of (i) the total number of shares of eXegenics capital stock then outstanding, plus (ii) at our election, an additional number of shares up to but not exceeding the total number of shares of eXegenics common stock issuable upon the exercise of in-the-money options and warrants. We may not waive this condition without eXegenics' consent. In addition, our obligation to accept for exchange, or to deliver shares of AVI common stock in exchange for, shares of eXegenics capital stock pursuant to the exchange offer is subject to several other conditions described in the section entitled "Certain Terms of the Merger Agreement—Conditions to the Exchange Offer" beginning on page 58 of this prospectus supplement.

        Promptly after completion of the exchange offer, we intend to merge Elk Acquisition, our wholly owned subsidiary, with eXegenics. Upon completion of the merger, each share of eXegenics common stock that has not been tendered and accepted for exchange in the exchange offer will be converted into the right to receive 0.123 of a share of AVI common stock, and each share of eXegenics preferred stock that has not been tendered and accepted for exchange in the exchange offer will be converted into the right to receive 0.185 of a share of AVI common stock, in each case, unless the holder properly perfects appraisal rights under Delaware law. Each eXegenics stockholder whose shares of eXegenics capital stock are converted into the right to receive shares of AVI common stock in the merger will be entitled to receive cash in lieu of any fractional share of AVI common stock that would otherwise have been delivered to such stockholder in connection with the merger, after aggregating all fractional shares of AVI common stock that would otherwise have been issued to the stockholder. We seek to acquire ownership of 100% of the outstanding shares of eXegenics capital stock through the exchange offer and the merger.

        Example:

  •
  If you currently own 100 shares of eXegenics common stock, after the transaction you will receive 12 shares of AVI common stock and a check for the value of 30% of a share of AVI common stock, rounded to the nearest whole cent.

  •
  On August 13, 2003, the most recent practicable date prior to the mailing of this prospectus supplement, the last sale price of AVI common stock on the NASDAQ National Market was $4.51. Applying the exchange ratios in the exchange offer to the AVI closing price on that date, each holder would be entitled to receive 0.123 of a share of AVI common stock with a market value of approximately $0.55 for each share of eXegenics common stock validly tendered and not withdrawn, and 0.185 of a share of AVI common stock with a market value of approximately $0.83 for each share of eXegenics preferred stock validly tendered and not withdrawn. The actual value of the AVI common stock to be issued in the exchange offer and the merger, however, will depend on the market price at the closing of the exchange offer and the merger, and may be more or less than the value given in this example. We urge you to obtain current price quotations for AVI common stock and eXegenics common stock and, if available, eXegenics preferred stock, prior to making your decision whether to tender into the exchange offer. Please see page 29 of this prospectus supplement for a table illustrating the per share consideration that would be received by holders of eXegenics capital stock based on a range of assumed closing prices of AVI common stock.

Market Price And Dividend Information (Page 14)

        Our common stock is listed on the NASDAQ National Market under the symbol "AVII," and eXegenics common stock is listed on the NASDAQ SmallCap Market under the symbol "EXEG." On July 15, 2003, the last full trading day before the public announcement of the exchange offer and the merger, the closing sales price per share of AVI common stock on the NASDAQ National Market was $6.15, and the closing sales price per share of eXegenics common stock on the NASDAQ SmallCap Market was $0.61. On August 13, 2003, the most recent practicable date before the mailing of this prospectus supplement, the closing sales price per share of AVI common stock on the NASDAQ National Market was $ 4.51, and the closing sales price per share of eXegenics common stock on the NASDAQ SmallCap Market was $0.53. eXegenics preferred stock is not publicly traded and, as such, no current market value is available for such shares.

Material United States Federal Income Tax Consequences (Page 41)

        Your tax consequences will depend on whether the exchange offer and merger are treated as a reorganization or as a taxable transaction and, if the transaction is taxable, on whether you hold your shares of eXegenics capital stock at a gain or loss. If the transaction is a reorganization for U.S. federal income tax purposes, your receipt of AVI common stock in the transaction will be nontaxable for U.S. federal income tax purposes (except for taxes, if any, resulting from the receipt of cash instead of fractional shares of AVI common stock). If the transaction is not a reorganization for U.S. federal income tax purposes, you will recognize gain or loss on the exchange of your shares of eXegenics capital stock for shares of AVI common stock in the exchange offer or the merger. The amount of gain or loss recognized will be equal to the difference between the fair market value of the shares of AVI common stock received in the exchange offer or merger and your tax basis in the shares of eXegenics capital stock surrendered in the exchange offer or the merger.

        The tax treatment of the exchange offer and the merger to eXegenics stockholders depends on, among other things, certain facts that will not be known before the completion of the merger. eXegenics stockholders are urged to carefully read the discussion in the section entitled "The Transaction—Material United States Federal Income Tax Consequences" beginning on page 41 of this prospectus supplement. That discussion includes a summary of the material U.S. federal income tax consequences of participation in the exchange offer and the merger in the event that the conditions described above are not satisfied.

        Tax matters are complicated, and the tax consequences of the exchange offer and the merger to you will depend on facts of your own situation. You should consult your own tax advisors to fully understand the tax consequences of the exchange offer and the merger to you.

Reasons For The Exchange Offer and Merger (Page 38)

        eXegenics.    eXegenics' board of directors believes that the transaction could result in a number of benefits to eXegenics and its stockholders, including the opportunity for eXegenics stockholders to have greater liquidity for their investment in the near term and, in the long term, the opportunity to participate in a significantly larger and more diversified company.

        AVI.    Our board of directors believes that the transaction could result in a number of benefits to AVI and our stockholders, including the following:

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  the opportunity to obtain additional cash to fund existing and new research and development programs to enhance our core technologies and expand product development; and

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  the opportunity to obtain eXegenics' intellectual property, including eXegenics target validation antisense platform (referred to as the "OASIS" program) and eXegenics' Quantum Core Technology.

        See the section entitled "The Transaction—Reasons for the Exchange Offer and the Merger" beginning on page 38 of this prospectus supplement, as well as eXegenics' Solicitation/ Recommendation Statement on Schedule 14D-9, which was mailed to you together with the preliminary prospectus, dated July 25, 2003.

Recommendation of eXegenics' Board of Directors (Page 57)

        eXegenics' board of directors has unanimously approved the merger agreement, determined that the exchange offer and the merger are fair to, and in the best interests of, the holders of eXegenics common stock and the holders of eXegenics preferred stock, and unanimously recommends that eXegenics stockholders accept the exchange offer and tender their shares pursuant to the exchange offer and, if required by applicable law, adopt the merger agreement. Information about the unanimous recommendation of eXegenics' board of directors is more fully described in eXegenics' Solicitation/Recommendation Statement on Schedule 14D-9, which was mailed to you together with the preliminary prospectus, dated July 25, 2003.

Opinion of eXegenics' Financial Advisor (Page 39)

        eXegenics' board of directors has received a written opinion, dated July 15, 2003, from Petkevich & Partners LLC, eXegenics' exclusive financial advisor in connection with the exchange offer and the merger, to the effect that, as of the date of the opinion and based on and subject to the matters described in its opinion, the aggregate consideration to be received by the holders of eXegenics common stock and eXegenics preferred stock (other than AVI and its affiliates) was fair, from a financial point of view, to such holders in the aggregate. A summary of Petkevich's opinion, including the analysis performed, the bases and methods of arriving at the opinion, and a description of Petkevich's investigation and assumptions, are disclosed in Item 4 of eXegenics' Solicitation/Recommendation Statement on Schedule 14D-9, which was mailed to you together with the preliminary prospectus, dated July 25, 2003. The full text of Petkevich's written opinion dated July 15, 2003, which describes the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex A to eXegenics' Solicitation/Recommendation Statement on Schedule 14D-9, which was mailed to you together with the preliminary prospectus, dated July 25, 2003. The opinion was addressed to the eXegenics board of directors and does not constitute a recommendation to any stockholder regarding whether stockholders should exchange shares pursuant to the exchange offer, or how stockholders should vote or act on any matter relating to the exchange offer or the merger.

Timing of the Exchange Offer

        The exchange offer commenced on July 25, 2003 and is currently scheduled to expire at 12:00 midnight, New York City time, on August 29, 2003. However, under certain circumstances the exchange offer may be extended. If we decide to extend the exchange offer, we will make an announcement regarding that extension as described in the section entitled "The Transaction—Extension, Termination and Amendment" beginning on page 30 of this prospectus supplement.

Extension, Termination and Amendment (Page 30)

        If any condition to the exchange offer is not satisfied or, if permissible, waived, on any scheduled expiration date of the exchange offer, then we may extend the expiration date of the exchange offer from time to time for such period of time as we may reasonably determine to be necessary to permit such condition to be satisfied.

        We may also extend the expiration date of the exchange offer for one additional period of not more than 20 business days if the minimum condition has been satisfied, but either:

  •
  the sum of the number of shares of eXegenics common stock that have been validly tendered and not withdrawn plus the number of shares of eXegenics common stock owned by us or Elk Acquisition as of the scheduled expiration date is less than 90% of the number of shares of eXegenics common stock then outstanding; or

  •
  the sum of the number of shares of eXegenics preferred stock that have been validly tendered and not withdrawn plus the number of shares of eXegenics preferred stock collectively owned by us and/or Elk Acquisition as of the scheduled expiration date is less than 90% of the number of shares of eXegenics preferred stock then outstanding.

        In addition, we have the right to extend the exchange offer for any period of time required by the rules of the Securities and Exchange Commission. We are not giving any assurance that we will exercise our right to extend the expiration date of the exchange offer. During an extension, all shares of eXegenics capital stock previously tendered and not withdrawn will remain subject to the exchange offer, subject to your right to withdraw your shares of eXegenics capital stock previously tendered in the exchange offer. An extension of the exchange offer is different than a subsequent offering period. The effects of a subsequent offering period are described below.

        We are required to extend the expiration date of the exchange offer for a period of ten business days after the initial expiration date if:

  •
  all of the conditions to the exchange offer, other than the minimum tender condition, are satisfied as of the initial expiration date;

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  a number of shares of eXegenics common stock have been validly tendered and not withdrawn as of the initial expiration date that represents at least 35% of the sum of (i) the total number of shares of common stock outstanding as of the initial expiration date, plus (ii) the total number of shares of eXegenics common stock issuable on the exercise of in-the-money options and warrants to purchase eXegenics common stock, each as outstanding as of the initial expiration date; and

  •
  a number of shares of eXegenics preferred stock have been validly tendered and not withdrawn as of the initial expiration date that represents at least 35% of the total number of shares of eXegenics preferred stock outstanding as of the initial expiration date.

        We reserve the right to make any changes in the terms and conditions of the exchange offer by giving oral or written notice of the changes to the exchange agent and by making a public announcement thereof; however, without the prior written consent of eXegenics, we cannot:

  •
  amend or waive the minimum tender condition;

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  make any changes to the form of consideration to be delivered for the shares of eXegenics capital stock tendered in the exchange offer;

  •
  decrease either the common stock exchange ratio or the preferred stock exchange ratio, or the number of shares of eXegenics capital stock sought in the exchange offer;

  •
  impose any condition to the exchange offer other than those already described in the merger agreement or modify any existing condition to the exchange offer if the modification would make satisfaction of the condition materially more difficult; or

  •
  extend the initial expiration date of the exchange offer, except in the circumstances described above.

        We are required to follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. Any announcement about an extension is required to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer. Subject to applicable law, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate the public announcement other than by making a release to the Dow Jones News Service.

Subsequent Offering Period (Page 32)

        We may elect to provide a subsequent offering period of not less than three nor more than 20 business days after the acceptance of shares of eXegenics capital stock in the exchange offer if the requirements of Rule 14d-11 under the Securities Exchange Act of 1934 relating to a subsequent offering period have been met. You will not have the right to withdraw any shares of eXegenics capital stock that you tender during the subsequent offering period. We are required to accept for exchange, and to deliver shares of AVI common stock in exchange for, shares of eXegenics capital stock that are validly tendered promptly after the tender of such shares during any subsequent offering period. If we elect to provide a subsequent offering period, we are required to make a public announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer.

Withdrawal Rights (Page 33)

        Your tender of shares of eXegenics capital stock pursuant to the exchange offer is irrevocable, except that shares of eXegenics capital stock tendered pursuant to the exchange offer may be withdrawn at any time before the time we first accept tendered shares of eXegenics capital stock for exchange pursuant to the exchange offer. Once we have accepted shares of eXegenics capital stock for exchange pursuant to the exchange offer, all tenders are irrevocable.

        If we elect to provide a subsequent offering period pursuant to Rule 14d-11 under the Securities Exchange Act of 1934, you will not have the right to withdraw shares of eXegenics common stock that you tender in the subsequent offering period.

Exchange of Shares of eXegenics Capital Stock; Delivery of Shares (Page 32)

        We are required to accept for exchange, and to deliver shares of AVI common stock in exchange for, shares of eXegenics capital stock that are validly tendered and not withdrawn promptly after the expiration date of the exchange offer, upon the terms and conditions to the exchange offer, including the terms and conditions of any extension or amendment. In addition, we are required to accept for exchange, and to deliver shares of AVI common stock in exchange for, shares of eXegenics capital stock promptly after they are validly tendered during any subsequent offering period, upon the terms and conditions to the exchange offer, including the terms and conditions of any extension or termination.

Procedure For Tendering (Page 33)

        The method of tendering your shares in the exchange offer will depend on whether the shares are held in certificate or book-entry form.

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  If your shares of eXegenics capital stock are held in certificate form, you must deliver the certificates, a properly completed and duly executed letter of transmittal, or a manually executed facsimile of that document, and any other required documents to the exchange agent at one of its addresses set forth on the back cover of this prospectus supplement. In the circumstances detailed in the letter of transmittal, the signatures on the letter of transmittal must be guaranteed.

  •
  If your shares of eXegenics capital stock are held in book-entry form, the shares must be tendered in accordance with the procedures for book-entry tender, and the exchange agent must receive a so-called "agent's message" and a confirmation of receipt of the tender. The procedures for book-entry transfer are described in the section entitled "The Transaction—Procedure for Tendering" beginning on page 33 of this prospectus supplement.

  •
  If you hold your shares in "street name" through a broker, ask your broker to tender your shares before the expiration date.

        In all cases, deliveries to the exchange agent must be made before the expiration of the exchange offer.

        If certificates evidencing your shares of eXegenics capital stock are not currently available and you cannot now comply with the preceding requirements, you can still participate in the exchange offer by complying with the guaranteed delivery procedures described in the section entitled "The Transaction—Guaranteed Delivery of Shares of Common Stock" beginning on page 35 of this prospectus supplement.

        If you have already tendered your shares pursuant to the preliminary prospectus and the letter of transmittal that was mailed together with the preliminary prospectus, dated July 25, 2003, you need not take any further action. Shares of eXegenics capital stock that were tendered using these prior documents and that have not been subsequently withdrawn constitute valid tenders for purposes of the exchange offer, as amended. Holders of eXegenics capital stock who have validly tendered and not withdrawn their shares are not required to take any further action with respect to such shares in order to receive the increased consideration if shares of eXegenics capital stock are accepted for payment and exchanged by AVI pursuant to the exchange offer, as amended, except as may be required by the guaranteed delivery procedure if such procedure was utilized. If you have not already tendered your shares of eXegenics capital stock, please disregard the materials previously delivered to you and use the materials accompanying this prospectus supplement.

Effect of Tender (Page 35)

        By executing and sending a letter of transmittal as described above, you irrevocably appoint our designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of eXegenics capital stock tendered and accepted for exchange by AVI and with respect to any and all other shares of eXegenics capital stock and other securities (other than the shares of AVI common stock) issued or issuable in respect of the shares of eXegenics capital stock on or after July 25, 2003. That appointment is effective if and when, and only to the extent that, we accept the shares of eXegenics capital stock for exchange pursuant to the exchange offer. Our designees will, with respect to the shares of eXegenics capital stock for which the appointment is effective, be empowered, among other things, to exercise all of your voting, consent and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of eXegenics stockholders or otherwise. We reserve the right to require that, in order for shares of eXegenics capital stock to be deemed validly tendered, immediately upon our exchange of the shares, we must be able to exercise full voting and consent rights with respect to the tendered shares of eXegenics capital stock.

        All of these proxies discussed above shall be considered coupled with an interest in the tendered shares of eXegenics capital stock and therefore shall not be revocable. Upon the effectiveness of the appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies (and, if given, they will not be deemed effective). The Foundation Group, an entity involved in an unsolicited cash offer for shares of eXegenics capital stock, filed preliminary proxy materials with the SEC on June 18, 2003, indicating its intent to solicit the consent of the stockholders of eXegenics to, among other things, remove the existing board of directors and install its own nominees on the eXegenics board. However, under the rules of the SEC, the Foundation Group may not commence its consent solicitation unless and until it files definitive proxy materials with the SEC, which it had not done as of August 13, 2003. If you execute the letter of transmittal and we accept your shares of eXegenics capital stock for exchange pursuant to the exchange offer, any proxy or consent that you may grant to the Foundation Group pursuant to their consent solicitation (when and if commenced) and prior to the expiration date of the exchange offer will be automatically revoked upon our acceptance of shares of eXegenics capital stock for exchange pursuant to the exchange offer. In addition, once we accept your shares of eXegenics capital stock for exchange, you may not give any subsequent proxies or consents with respect to such shares and will lose your right to participate in the Foundation Group's consent solicitation (when and if commenced). Furthermore, upon our acceptance of your shares of eXegenics capital stock for exchange pursuant to the exchange offer, we will become empowered to exercise all of your voting, consent and other rights with respect to such shares and may vote or consent, or withhold our vote or consent, with respect to such shares in the Foundation Group consent solicitation in accordance with our sole discretion.

A Stockholder Vote May Be Required To Adopt The Merger Agreement (page 45)

        If, after completion of the exchange offer, as it may be extended and including any subsequent offering period, we own 90% or more of the outstanding shares of eXegenics common stock and 90% or more of the outstanding shares of eXegenics preferred stock, the merger can be accomplished without a vote of eXegenics stockholders. If, on the other hand, after completion of the exchange offer, as it may be extended and including any subsequent offering period, we own more than 50% but less than 90% of the outstanding shares of eXegenics common stock or eXegenics preferred stock, the affirmative vote or written consent of the holders of a majority of the shares of eXegenics capital stock outstanding on the record date for any such meeting or written consent will be required to complete the merger. If we complete the exchange offer, however, we will own a majority of the shares of eXegenics capital stock outstanding on any such record date, so adoption of the merger agreement by eXegenics stockholders will be assured. See the section entitled "The Transaction—The Top-Up Option" on page 44 of this prospectus supplement for a discussion of our option to purchase additional shares of capital stock of eXegenics.

The Stockholder Agreements (Page 65)

        eXegenics' directors and officers, who own 123,400 shares of eXegenics common stock in the aggregate, have agreed to tender and not withdraw their shares in the exchange offer.

Interests of eXegenics' Officers and Directors in the Transaction (Page 40)

        When you consider the unanimous recommendation of eXegenics' board of directors that eXegenics stockholders accept the exchange offer and tender their shares in the exchange offer, you should be aware that some eXegenics officers and directors may have interests in the transaction that may be different from, or in addition to, their interests as stockholders of eXegenics. See the section entitled "The Transaction—Interests of eXegenics' Officers and Directors in the Transaction" beginning on page 40 of this prospectus supplement, as well as eXegenics' Solicitation/Recommendation Statement on Schedule 14D-9, which was mailed to you together with the preliminary prospectus, dated July 25, 2003.

Conditions to the Exchange Offer and the Merger (Pages 58 and 60)

        Our obligation to accept shares of eXegenics capital stock for exchange, and to deliver shares of AVI common stock in exchange for, shares of eXegenics capital stock in the exchange offer and the obligations of AVI and eXegenics to complete the merger are subject to the satisfaction of a number of conditions that may, in some instances, be waived.

Limitation on eXegenics' Ability to Consider Other Acquisition Proposals (Page 56)

        Except as set forth below, eXegenics has agreed not to solicit, initiate or encourage (including furnishing any information, engaging in discussions, entering into any letter of intent or approving or endorsing) any of the following transactions:

  •
  any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which eXegenics is a constituent corporation or pursuant to which (i) any person or entity directly or indirectly acquires more than 15% of the outstanding securities of any class of voting securities of eXegenics or (ii) eXegenics issues securities representing more than 15% of the issued and outstanding securities of any class of its voting securities;

  •
  any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the net revenues, net income or assets of eXegenics; or

  •
  any liquidation or dissolution of eXegenics.

        eXegenics is permitted to provide non-public information to, and negotiate with, another party if the other party has made an unsolicited, good faith written offer to acquire eXegenics on terms that the eXegenics' board of directors determines, in its reasonable judgment, based upon a written opinion of its financial advisor, to be more favorable to the eXegenics stockholders than the terms of the transaction, provided that a number of other conditions are satisfied.

Termination of the Merger Agreement (Page 61)

        AVI and eXegenics can terminate the merger agreement under certain circumstances, including if the exchange offer is not consummated by November 15, 2003.

Expenses (Page 63)

        The merger agreement provides that all expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement are to be paid by the party incurring such expenses, except that AVI and eXegenics will share equally all fees and expenses, other than attorneys' fees, incurred in connection with the filing, printing and mailing of this prospectus supplement and other related documents. However, if the merger agreement is terminated under certain specified circumstances and, within 180 days following that termination eXegenics engages in, becomes the subject of or agrees to consummate an acquisition transaction, the total value of which exceeds the total value of the shares of AVI common stock that would otherwise have been issued by us in connection with the exchange offer and the merger, then upon consummation of such a transaction, eXegenics is required to make a non-refundable payment to us equal to the lesser of $500,000 or 40% of the amount by which the consideration in the acquisition transaction exceeds the total value of the shares of AVI common stock that would otherwise have been issued by us in connection with the exchange offer and the merger.

Accounting Treatment (Page 43)

        We will account for the merger as a purchase for financial reporting purposes.

Appraisal Rights (Page 45)

        eXegenics stockholders are not entitled to appraisal rights in connection with the exchange offer. Under Delaware law, holders of eXegenics capital stock who have not exchanged their shares of eXegenics capital stock in the exchange offer will have appraisal rights with respect to such shares of eXegenics capital stock in connection with the merger.

        Stockholders who comply with the applicable statutory procedures regarding appraisal will be entitled to receive a judicial determination of the fair value of their shares of eXegenics capital stock, exclusive of any elements of value arising from the accomplishment or expectation of the merger, and to receive payment of this fair value in cash, together with a fair rate of interest.

Regulatory Approvals (Page 44)

        Other than the Securities and Exchange Commission declaring the registration statement on Form S-4 relating to this transaction effective and the filing of a certificate of merger, or a certificate of ownership and merger, as the case may be, under Delaware law with respect to the merger, we do not believe that any additional material governmental filings are required with respect to the exchange offer or the merger.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

        AVI common stock is listed on the NASDAQ National Market under the symbol "AVII." eXegenics common stock is listed on the NASDAQ SmallCap Market under the symbol "EXEG." eXegenics preferred stock is not listed on any exchange or automated quotation system. The table below sets forth, for the periods indicated, the range of high and low closing per share sales prices for AVI common stock and eXegenics common stock as reported on the NASDAQ National Market.

	AVI COMMON STOCK		EXEGENICS COMMON STOCK
	LOW	HIGH	LOW	HIGH
CALENDAR YEAR ENDED DECEMBER 31, 2001
First quarter	$3.00	$6.87	$3.00	$8.00
Second quarter	3.75	9.85	3.13	4.58
Third quarter	5.86	10.45	2.90	4.25
Fourth quarter	7.12	11.19	2.20	4.00
CALENDAR YEAR ENDED DECEMBER 31, 2002
First quarter	8.04	12.97	1.55	3.20
Second quarter	2.70	7.95	0.81	1.70
Third quarter	2.71	5.34	0.50	0.92
Fourth quarter	4.60	6.39	0.35	0.65
CALENDAR YEAR ENDING DECEMBER 31, 2003
First quarter	2.04	5.83	0.33	0.68
Second quarter	3.31	7.05	0.36	0.85
Third quarter (through August 13, 2003)	4.31	6.15	0.47	0.62

        As of July 22, 2003, there were approximately 609 record holders of AVI common stock. As of July 22, 2003, there were approximately 130 record holders of eXegenics common stock. Neither AVI nor eXegenics has ever paid cash dividends on their respective common stock and neither anticipates paying cash dividends for the foreseeable future.

        The table below presents the following information as of (i) July 15, 2003, the last full trading day before the public announcement of the proposed transaction, and (ii) August 13, 2003, the last full trading day for which such information could be practicably calculated before the date of this prospectus supplement:

  •
  the closing sales price of AVI common stock, as reported on the NASDAQ National Market;

  •
  the closing sales price of eXegenics common stock, as reported on the NASDAQ SmallCap Market; and

  •
  the equivalent price per share of eXegenics common stock and eXegenics preferred stock as of the dates indicated, based on the closing price of AVI common stock multiplied by the common stock and preferred stock exchange ratios.

	CLOSING SALES PRICE OF AVI COMMON STOCK	CLOSING SALES PRICE OF EXEGENICS COMMON STOCK	ESTIMATED EQUIVALENT PRICE PER SHARE OF EXEGENICS COMMON STOCK	ESTIMATED EQUIVALENT PRICE PER SHARE OF EXEGENICS PREFERRED STOCK
July 15, 2003	$6.15	$0.61	$0.76	$1.14
August 13, 2003	$4.51	$0.53	$0.55	$0.83

RECENT DEVELOPMENTS CONCERNING EXEGENICS

        The following information describes the material changes in eXegenics' affairs that have occurred since December 31, 2002 and that were not described in eXegenics' Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (a copy of which is attached to this prospectus supplement).

        Bristol-Myers Squibb License.    In March 2003, eXegenics and Bristol-Myers Squibb Company terminated their existing Master License Agreement and related Sponsored Research Agreement and sublicense agreements and eXegenics was reimbursed for certain out-of-pocket expenses related to the prosecution of patents under these agreements. eXegenics also sent a termination notice to The Washington State University Foundation (WSURF) with respect to eXegenics' license from WSURF, which termination was effective as of June 30, 2003.

        Sale of Equipment.    Since March 31, 2003, eXegenics has sold to the Baylor College of Dentistry certain equipment for consideration of $17,700 and has been involved in various asset sales, the ascribed value of which are $7,000 in the aggregate. Numerous items of equipment have been disposed of through below cost distress sales and charitable donations. In certain instances, sales have been made to employees and former employees of eXegenics.

        Labidi Proceeding.    In April 2002, Dr. Abdel Labidi, one of eXegenics' former employees, made certain allegations against eXegenics regarding discrimination. After eXegenics responded to these allegations, Dr. Labidi took no further action. On March 27, 2003, eXegenics received notice from the U.S. Equal Employment Opportunity Commission that Dr. Labidi had filed a Charge of Discrimination and that the EEOC intends to conduct an investigation of the charge. A mediation date has been scheduled for August 25, 2003 in Dallas, Texas.

        Accelrys Matter.    In June 2000, eXegenics entered into two three-year participation agreements with Molecular Simulations Incorporated ("MSI"), which subsequently assigned its interests and delegated its obligations to Accelrys, Inc., pursuant to which eXegenics was to participate with MSI and others in a project with the purpose of developing software to be used in the assignment and understanding of protein function, and a project with the purpose of developing and validating rapid computer-based methods for x-ray structure determination and model building and providing a scientific forum for research of x-ray crystallographic methods for structure determination. Pursuant to the agreements, eXegenics was to pay approximately $750,000 over a three-year period. In 2002, believing the milestones of the agreements had not been met, eXegenics instituted efforts to terminate the agreements to reduce or eliminate its obligations thereunder. Of the $250,000 due under the agreements for the twelve-month period beginning July 2002, eXegenics recognized $127,000 in expenses related to the third year of this agreement and this amount is reflected in accrued expenses at December 31, 2002. The parties to these agreements, including eXegenics, have now entered into a termination agreement whereby each of the participant's obligations under the Accelrys agreements will be terminated in exchange for, among other things, mutual releases by the participants and a cash payment by each participant to MSI. eXegenics' share of the cash payment will be $100,000.

        Resignation of Directors.    On May 15, 2003, Dr. Ira J. Gelb and Mr. Irwin C. Gerson resigned as directors of eXegenics citing in their respective letters of resignation apparent stockholder dissatisfaction with the management of the business of eXegenics by the board of directors and eXegenics' senior management.

        Termination of Employees.    Since March 31, 2003, the employment of various eXegenics employees has been terminated. Among such employees were Joan Gillett, eXegenics' former Vice President, Controller and Principal Accounting Officer. Pursuant to a Separation Agreement, dated as of April 30, 2003, eXegenics agreed to pay Ms. Gillett a lump sum of $79,000, and the costs of the premiums associated with continuing her health insurance for a period of six months commencing as of the date of said agreement. Also terminated was Dr. Dorit Arad, eXegenics' former Vice President of Drug Design. Pursuant to an agreement, dated as of April 10, 2003, Dr. Arad is entitled to severance payments of twelve months of her salary, based on the rate of $190,000 per annum, and the costs of the premiums associated with continuing her health insurance following the date of that agreement through April 14, 2004.

        Rights Plan.    In an effort to preserve the ability of the Board and eXegenics' senior management to resist inadequate takeover proposals and thus protect stockholder value, on June 9, 2003, eXegenics adopted a stockholder rights plan (the "Rights Plan"). The Rights Plan requires any party seeking to acquire 15% or more of the outstanding eXegenics common stock to obtain the approval of eXegenics' board of directors or else the rights not held by the acquiror become exercisable for preferred stock of eXegenics, or common stock of the acquiror, at a discounted price that would make the acquisition prohibitively expensive. The Rights Plan was amended on July 16, 2003 to except AVI's actions in connection the transaction from triggering the above-described effects.

        Foundation Offer.    On May 29, 2003, EI Acquisition Inc., a wholly owned subsidiary of Foundation Growth Investments LLC, commenced an unsolicited cash tender offer (the "Foundation Offer") for all of eXegenics' capital stock at a price of $0.40 per share, and later reduced the price to $0.37 per share. For the reasons described in eXegenics' Solicitation/Recommendation Statement on Schedule 14D-9 in response to the Foundation Offer and filed with the Securities and Exchange Commission on June 12, 2003, as amended, the eXegenics board of directors has unanimously recommended that eXegenics stockholders reject the Foundation Offer and not tender their shares of eXegenics capital stock to the Foundation Group.

        On June 18, 2003, the Foundation Group filed with the Securities and Exchange Commission preliminary proxy materials relating to its commencement of a solicitation of eXegenics' stockholders to consent to the removal of all the members of eXegenics' board of directors and the election of three new directors to serve as members of eXegenics' board of directors. The Foundation Group's consent solicitation materials stated that, if elected, the Foundation Group's nominees would consider taking the following actions: exempting the Foundation Group from the application of the Rights Plan adopted by eXegenics' board of directors (discussed below); exempting the Foundation Group from the application of the Delaware anti-takeover statute; repealing all of the recent amendments to eXegenics' bylaws; and approving a merger between eXegenics and EI Acquisition following the completion of the Foundation Group's tender offer.

        On June 25, 2003, eXegenics filed with the Securities and Exchange Commission preliminary proxy materials relating to its opposition to the Foundation Group's consent solicitation. eXegenics' materials stated the belief of eXegenics that its stockholders should not provide their consent to the Foundation Group's proposals and should revoke any such consents that might have been given.

        On June 30, 2003, eXegenics filed with the SEC an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9 in response to the Foundation Offer and issued a press release announcing its reaction to the Foundation Group's lowering of its cash offer price from $0.40 per share to $0.37 per share. The press release also announced eXegenics' response to the Foundation Group's filing of an extension to lengthen the period of time to which the tender offer is open.

        On July 31, 2003, the Foundation Group filed with the SEC an amendment to its Schedule TO announcing that it had extended the expiration date of the unsolicited tender offer until 12:00 Midnight, New York City time, on Friday, August 15, 2003, and increased the offering price from $0.37 per share to $0.51 per share.

        On August 1, 2003, eXegenics filed with the SEC a proxy statement and press release relating to the Foundation Group's amended offer requesting that its stockholders defer making any determination until they have been advised of eXegenics' position with respect to the amended offer.

        On August 7, 2003, the Foundation Group sent a letter to the board of directors of eXegenics with respect to the board's response to the Foundation Offer. In its letter, the Foundation Group asserted, among other things, that its offer to purchase the stock of eXegenics is financially superior to the offer by AVI. In addition, the Foundation Group demanded in its letter that eXegenics exempt the Foundation Offer from the application of the Rights Plan and the Delaware anti-takeover statute, as the board of directors has done with respect to the AVI offer. On August 8, 2003 the Foundation Group filed a press release with respect to its letter to the board of directors.

        On August 11, 2003, AVI announced that it had amended the terms of its offer and extended the offer to August 29, 2003. Under the terms of the amended offer, AVI is offering to exchange 0.123 of a share of AVI common stock for each share of eXegenics common stock, and 0.185 of a share of AVI common stock for each share of eXegenics preferred stock. These exchange ratios represent an increase of approximately 20% over the corresponding exchange ratios previously announced by AVI. Also on August 11, 2003, eXegenics announced that its Board of Directors had unanimously reaffirmed its recommendation that stockholders accept AVI's offer and reject the unsolicited offer by the Foundation Group.

AVI BIOPHARMA, INC.
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

        The following table sets forth certain historical information of AVI. The selected financial data as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 have been derived from AVI's unaudited financial statements incorporated by reference into this prospectus supplement. The selected financial data as of December 31, 2002 and the year ended December 31, 2002 have been derived from AVI's audited financial statements incorporated by reference into this prospectus supplement. The selected financial data as of December 31, 2001, 2000, 1999 and 1998 and for the four years ended December 31, 2001, 2000, 1999 and 1998 have been derived from AVI's financial statements which had previously been audited by Arthur Andersen LLP. Arthur Andersen is no longer in a position to reissue their reports or provide consents. See the risk factor entitled "We are unable to obtain Arthur Andersen LLP's consent to incorporate by reference in this exchange offer Arthur Andersen's report on our financial statements for calendar years 2000 and 2001, which Arthur Andersen audited, which could reduce your rights, if there were any material misstatements or omissions in such financial statements" beginning on page 28 of this prospectus supplement.

	SIX MONTHS ENDED JUNE 30,		YEAR ENDED DECEMBER 31,
	2003	2002	2002	2001	2000	1999	1998
Operations data:
Revenues	$420,333	$435,386	$836,784	$706,102	$1,297,338	$17,024	$120,351

Research and development	5,345,177	14,273,215	22,413,892	12,750,901	9,268,330	6,672,027	6,306,860
General and administrative	2,110,482	1,980,225	3,763,941	3,357,817	2,270,302	1,745,491	1,621,381
Acquired in-process research and development	—	—	—	—	—	71,874	19,473,154
Other income	118,581	191,058	460,258	1,000,530	1,001,338	93,927	547,081
Write-down of short-term securities—available-for-sale	—	(2,686,956)	(4,478,260)	(12,523,088)	—	—	—

Net loss	$(6,916,745)	$(18,313,952)	$(29,359,051)	$(26,925,174)	$(9,239,956)	$(8,378,441)	$(26,733,963)

Net loss per share—basic and diluted	$(0.25)	$(0.74)	$(1.14)	$(1.20)	$(0.49)	$(0.62)	$(2.27)

Cash flow used in operations	$(9,393,030)	$(12,715,249)	$(20,262,859)	$(12,822,129)	$(9,128,745)	$(7,561,388)	$(6,736,462)
Balance sheet data:
Cash and investments	$30,340,489	$29,679,640	$19,293,645	$25,597,121	$32,112,099	$11,620,505	$8,510,020
Working capital	29,481,488	26,310,161	15,279,854	24,230,010	31,408,473	10,611,593	7,833,049
Total assets	39,624,493	37,531,705	28,603,757	33,815,113	35,088,393	12,929,628	10,192,083
Shareholders' equity	$38,328,217	$33,576,290	$23,481,623	$30,534,047	$33,365,601	$11,889,474	$9,005,684

EXEGENICS INC.
SELECTED HISTORICAL FINANCIAL INFORMATION

        The following information is being provided to assist you in analyzing the financial aspects of the exchange offer and the merger. The information as of June 30, 2003 and 2002 and the six-month periods ended June 30, 2003 and 2002 has been derived from unaudited financial statements that have been prepared on the same basis as the audited financial statements and, in the opinion of eXegenics' management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial condition as of such date and the results of operations for such periods. Information as of December 31, 2002, 2001, 2000, 1999 and 1998 and for the years then ended has been derived from audited financial statements. Such information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and with such financial statements and the notes thereto contained in eXegenics' Annual Report on Form 10-K for year ended December 31, 2002, which was attached to the preliminary prospectus, dated July 25, 2003, which was previously mailed to you, and in eXegenics' Quarterly Report on Form 10-Q for the six months ended June 30, 2003, a copy of which is attached to this prospectus supplement. Historical results are not necessarily indicative of the results to be obtained in the future.

	SIX MONTHS ENDED JUNE 30,		YEAR ENDED DECEMBER 31,
	2003	2002	2002	2001	2000	1999	1998
Income Statement Data
Revenue	$13,000	$556,000	$562,000	$1,333,000	$865,000	$1,375,000	$1,183,000

Research and development	163,000	2,476,000	3,948,000	4,843,000	3,681,000	2,332,000	1,692,000
General and administrative expenses	2,309,000	2,097,000	4,770,000	6,448,000	5,788,000	3,194,000	2,500,000
Expenses related to strategic redirection	447,000	—	864,000	560,000	—	—	—
Merger expenses with IDDS	—	—	2,010,000	—	—	—	—

Operating loss	(2,919,000)	(4,573,000)	(11,030,000)	(10,518,000)	(8,604,000)	(4,151,000)	(3,009,000)
Gain on disposition	—	—	4,000	274,000	—	—	—
Interest income	(124,000)	(364,000)	686,000	1,383,000	1,543,000	222,000	286,000
Interest expense	—	—	(18,000)	(6,000)	(9,000)	(6,000)	(5,000)

Loss before provision (benefit) for taxes	(2,782,000)	(3,653,000)	(10,358,000)	(8,867,000)	(7,070,000)	(3,935,000)	(2,728,000)
Provision (benefit) for taxes	—	—	—	(82,000)	95,000	—	—

Net loss before cumulative effect of a change in accounting principle	(2,782,000)	(3,653,000)	(10,358,000)	(8,785,000)	(7,165,000)	(3,935,000)	(2,728,000)
Cumulative effect on prior years of change in method of revenue recognition	—	—	—	—	—	(422,000)	—

Net loss	(2,782,000)	(3,653,000)	(10,358,000)	(8,785,000)	(7,165,000)	(4,357,000)	(2,728,000)
Preferred stock dividend	(31,000)	(169,000)	(169,000)	(180,000)	(180,000)	(182,000)	(187,000)

Net loss attributable to common stockholders	$(2,813,000)	$(3,822,000)	$(10,527,000)	$(8,965,000)	$(7,345,000)	$(4,539,000)	$(2,915,000)

Basic and diluted loss per common share	$(0.18)	$(0.24)	$(0.67)	$(0.57)	$(0.51)	$(0.44)	$(0.30)

	JUNE 30,		DECEMBER 31,
	2003	2002	2002	2001	2000	1999	1998
Balance Sheet Data
Cash and investments	$14,037,000	$22,197,000	$16,742,000	$25,595,000	$35,408,000	$3,213,000	$6,826,000
Total assets	14,277,000	23,667,000	17,515,000	27,625,000	37,378,000	4,491,000	7,746,000
Working capital	13,337,000	21,700,000	15,924,000	24,949,000	35,050,000	2,324,000	6,227,000
Royalties payable—less current portion	—	—	—	—	750,000	875,000	1,000,000
Stockholders' equity	$13,311,000	$22,601,000	$16,074,000	$26,121,000	$35,775,000	$2,592,000	$6,062,000

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        The table below presents selected financial data from the AVI and eXegenics unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2003 and for the year ended December 31, 2002 included in this prospectus supplement. The unaudited pro forma condensed combined statements of operations are presented as if the merger had occurred at the beginning of each period presented. The unaudited pro forma condensed combined balance sheet presents the combined financial position of AVI and eXegenics as of June 30, 2003 assuming that the merger had occurred as of that date.

        The unaudited pro forma condensed combined financial data are based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for the purposes of developing such pro forma information. The unaudited pro forma condensed combined financial data are not necessarily indicative of the financial position or operating results that would have been achieved had the merger been consummated as of the dates indicated, nor are they necessarily indicative of future financial position or operating results. This information should be read in conjunction with the unaudited pro forma condensed combined financial statements and related notes and the historical financial statements and related notes of AVI and eXegenics included in or incorporated by reference into this prospectus supplement.

Pro forma Condensed Combined Statement of Operations:

	SIX MONTHS ENDED JUNE 30, 2003	YEAR ENDED DECEMBER 31, 2002
	(in thousands, except per share amounts)
Revenues	$433	$1,399
Operating Expenses	9,927	34,896
Net loss	(9,251)	(36,843)
Basic and diluted loss per share	(.31)	(1.33)

Pro forma Condensed Combined Balance Sheet Data:

JUNE 30, 2003
(in thousands)
Cash, cash equivalents and restricted cash	$23,115
Marketable securities	21,262
Working capital	40,100
Total assets	53,901
Long-term obligations, net of current portion	59
Total shareholders' equity	48,921

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

        The following table sets forth selected historical per share data and selected unaudited pro forma combined and equivalent per share data after giving effect to the merger assuming the merger has been completed at the beginning of the periods presented. This data has been derived from and should be read in conjunction with the summary selected historical financial data and unaudited pro forma condensed combined financial statements included in this prospectus supplement, and the separate historical consolidated financial statements of AVI and eXegenics and accompanying notes incorporated by reference into this prospectus supplement.

        The unaudited pro forma per share data presented below is for informational purposes only. You should not rely on the pro forma financial data as an indication of the combined financial position or results of operations of future periods or the results that actually would have been realized had the merger of AVI and eXegenics occurred at the beginning of the period presented.

	As of and for the six months ended June 30, 2003			For the year ended December 31, 2002
	Historical		Pro forma	Historical		Pro forma
	eXegenics	AVI	AVI & eXegenics	eXegenics	AVI	AVI & eXegenics
Basic and diluted loss per share(1)	$(.18)	$(.25)	$(.31)	$(.67)	$(1.14)	$(1.33)
Book value per share(2)	$.85	$1.25	$1.47

(1)
The historical net loss per share is computed by dividing the historical net loss by the number of AVI or eXegenics weighted average shares outstanding. The pro forma combined net loss per share is computed by dividing the pro forma combined net loss by the pro forma weighted average common shares outstanding.

(2)
Historical book value per share is computed by dividing shareholders' equity by the number of shares of AVI or eXegenics common stock outstanding. Pro forma combined book value per share is computed by dividing pro forma combined shareholders' equity by the pro forma number of shares outstanding.

RISK FACTORS

        eXegenics stockholders should consider the following matters in deciding whether to tender shares of eXegenics capital stock in the exchange offer. eXegenics stockholders should consider these matters in connection with the other information that we have included or incorporated by reference into this prospectus supplement.

Forward-Looking Information

        Certain of the information relating to AVI, eXegenics and the combined organization contained in or incorporated by reference into this prospectus supplement is forward-looking in nature. All statements included or incorporated by reference into this prospectus supplement or made by management of AVI or eXegenics, other than statements of historical fact regarding AVI or eXegenics, are forward-looking statements. Examples of forward-looking statements include statements regarding AVI's, eXegenics' or the combined organization's future financial results, operating results, business strategies, projected costs, future products and services, competitive positions and plans and objectives of management for future operations. In some cases, you can identify forward-looking statements by terminology, such as "may," "will," "intends," "should," "would," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. Any expectations based on these forward-looking statements are subject to risks and uncertainties and other important factors, including those discussed in this section. These and many other factors could affect the future financial and operating results of AVI, eXegenics or the combined company and could cause actual results to differ materially from expectations based on forward-looking statements made in this document or elsewhere by or on behalf of AVI, eXegenics or the combined organization.

Risks Related to the Transaction

The shares of AVI common stock to be received by eXegenics stockholders in the transaction may decrease in value before or after the exchange offer is completed.

        The common stock exchange ratio in both the exchange offer and the merger is 0.123, and the preferred stock exchange ratio in both the exchange offer and the merger is 0.185. Because these ratios do not take into account changes in the relative value of AVI common stock, a decline in the trading price of AVI common stock before the merger is consummated could materially reduce the total value of the consideration to be paid to the holders of eXegenics capital stock. See page 29 of this prospectus supplement for a table illustrating the per share consideration that would be received by holders of eXegenics capital stock based on a range of assumed closing prices of AVI common stock.

        There will be no adjustment to the exchange ratio or right to terminate the merger agreement, the exchange offer or the merger based solely on fluctuations in the price of AVI common stock. In recent years, the stock market has experienced extreme price and volume fluctuations. These market fluctuations may adversely affect the market price of AVI common stock. The market price of AVI common stock upon and after completion of the exchange offer and the merger could be lower than the market price on the date of the merger agreement or the current market price. You should obtain recent market quotations of AVI common stock before you tender your shares.

The receipt of shares of AVI common stock could be taxable to you, depending on facts surrounding the transaction.

        The tax consequences of the offer and the merger to eXegenics stockholders depend in part on whether we continue an historic business of eXegenics or use a significant portion of eXegenics' historic business assets in a business. Determining whether we have met this test is an inherently factual inquiry. It is unclear whether continuity of business enterprise will be present in connection with the offer and the merger, if completed. If continuity of business enterprise is not present, the offer and merger will constitute taxable exchanges of eXegenics capital stock for AVI common stock, and eXegenics stockholders will recognize gain or loss on the exchange of their eXegenics shares for AVI shares in the offer or the merger. The amount of gain or loss recognized will be equal to the difference between the fair market value of the AVI common stock received by an eXegenics stockholder in the transaction and that stockholder's tax basis in the shares of eXegenics capital stock exchanged or converted in the transaction. If a stockholder is holding shares of eXegenics capital stock at a gain, the amount of taxes payable upon completion of the exchange offer or merger could be material.

The market price of AVI common stock may be affected by factors different from those affecting the market price of eXegenics' common stock.

        Upon completion of the exchange offer and the merger, holders of eXegenics capital stock will become holders of AVI common stock. Our business differs from that of eXegenics, and our results of operations, as well as the market price of our common stock, may be affected by factors different from those affecting eXegenics' results of operations and the market price of eXegenics' capital stock. For a discussion of AVI's and eXegenics' respective businesses and information to consider in evaluating such businesses, you should review our annual report on Form 10-K for the fiscal year ended on December 31, 2002, our subsequent quarterly and current reports, incorporated by reference into this prospectus supplement, and eXegenics' annual report on Form 10-K for the fiscal year ended December 31, 2002, and its subsequent quarterly and current reports, incorporated by reference into this prospectus supplement. eXegenics' annual report on Form 10-K for the fiscal year ended December 31, 2002, its amended annual report on Form 10-K/A for the fiscal year ended December 31, 2002, and its quarterly report on Form 10-Q for the three months ended March 31, 2003 were attached to the preliminary prospectus, dated July 25, 2003, which previously was mailed to you. eXegenics' quarterly report on Form 10-Q for the six months ended June 30, 2003 is attached to this prospectus supplement.

If AVI and eXegenics are not successful in integrating their intellectual property assets, some anticipated benefits of the transaction may not be realized.

        If AVI and the stockholders of the combined company are to realize all of the anticipated benefits of the transaction, the intellectual property assets of AVI and eXegenics must be integrated and combined efficiently. We cannot assure you that the integration will be successful or that the anticipated benefits of the merger will be fully realized. Similarly, we cannot guarantee that eXegenics stockholders will achieve greater value through their ownership of AVI common stock than they would have achieved as stockholders of eXegenics as a separate entity. The dedication of our management resources to integration activities may detract attention from the day-to-day business of the combined company. We cannot assure you that there will not be substantial costs associated with the integration process, that integration activities will not result in a decrease in revenues or a decrease in the value of AVI common stock or that there will not be other material adverse effects from our integration efforts.

Risks Related to AVI's Business

Our products are in an early stage of development and may not be determined to be safe or effective.

        We are only in the early stages of clinical development with our NEUGENE™ antisense pharmaceutical products and mid stage clinical development of our AVICINE™ products. We have devoted almost all of our time to research and development of our technology and products, protecting our proprietary rights and establishing strategic alliances. Our proposed products are in the pre-clinical or clinical stages of development and will require significant further research, development, clinical testing and regulatory clearances. We have no products available for sale and we do not expect to have any products available for sale for several years. Our proposed products are subject to development risks. These risks include the possibilities that any of the products could be found to be ineffective or toxic, or could fail to receive necessary regulatory clearances. Although we have obtained favorable results in Phase II trials using AVICINE to treat colorectal cancer patients, we may not obtain similar or more favorable results in our planned Phase III clinical trial. We have not received any significant revenues from the sale of products and we may not successfully develop marketable products that will increase sales and provide adequate margins to make us profitable. Third parties may develop superior or equivalent, but less expensive, products.

We have incurred net losses since our inception, and we may not achieve or sustain profitability.

        We incurred a net loss of $26.9 million in 2001 and $29.4 million in 2002, including non-cash write-downs of our investment securities in accordance with SEC accounting rules of $12.5 million in 2001 and $4.5 million in 2002. As of December 31, 2002, our accumulated deficit was $116.6 million and, at June 30, 2003, was $123.5 million. Our losses have resulted principally from expenses incurred in research and development of our technology and products and from selling, general and administrative expenses that we have incurred while building our business infrastructure. We expect to continue to incur significant losses in the future as we continue our research and development efforts and seek to obtain regulatory approval of our products. Our ability to achieve profitability depends on our ability to complete development of our products, obtain regulatory approvals and market our products. It is uncertain when, if ever, we will become profitable.

If we fail to attract significant additional capital, we may be unable to continue to successfully develop our products.

        Since we began operations, we have obtained operating funds primarily by selling shares of our common stock and warrants to purchase shares of our common stock. In May 2003, we raised $22.5 million by issuing common stock and warrants. Based on our current plans, we believe that current cash balances will be sufficient to meet our operating needs through calendar 2004. However, the actual amount of funds that we will need will be determined by many factors, some of which are beyond our control. These factors include the success of our research and development efforts, the status of our pre-clinical and clinical testing, costs relating to securing regulatory approvals and the costs and timing of obtaining new patent rights, regulatory changes, competition and technological developments in the market. We may need funds sooner than currently anticipated.

        We anticipate that we may need to obtain additional funds in the future. If necessary, potential sources of additional funding include strategic relationships, public or private sales of shares of our common stock or debt or other arrangements. We do not have any committed sources of additional financing at this time. We may not obtain additional funding when we need it on terms that will be acceptable to us or at all. If we raise funds by selling additional shares of our common stock or securities convertible into our common stock, the ownership interest of our existing shareholders will be diluted. If we are unable to obtain financing when needed, our business and future prospects would be materially adversely affected.

If we fail to receive necessary regulatory approvals, we will be unable to commercialize our products.

        All of our products are subject to extensive regulation by the FDA and by comparable agencies in other countries. The FDA and comparable agencies require new pharmaceutical products to undergo lengthy and detailed clinical testing procedures and other costly and time-consuming compliance procedures. AVICINE has completed three Phase I and two Phase II studies and is ready to start a Phase III trial. Our first NEUGENE Antisense drug, Resten-NG™, completed Phase I trials in late 2001 and a Phase II trial in 2002. We initiated two additional Phase 1b studies in 2001 for cancer and polycystic kidney disease and completed three Phase I trials on drug metabolism. Except for clinical trials underway or ready to start, we may not initiate additional trials when predicted or at all, or complete our clinical trials that are started or in a timely fashion. We do not know when or if we will be able to submit our products for regulatory review. Even if we submit a product for regulatory review, there may be delays in obtaining regulatory approvals, or we may not obtain them at all. Sales of our products outside the United States will also be subject to regulatory requirements governing clinical trials and product approval. These requirements vary from country to country and could delay introduction of our products in those countries. We cannot assure you that any of our products will receive marketing approval from the FDA or comparable foreign agencies.

We may fail to compete effectively, particularly against larger, more established pharmaceutical companies, causing our business to suffer.

        The biotechnology industry is highly competitive. We compete with companies in the United States and abroad that are engaged in the development of pharmaceutical technologies and products. They include: biotechnology, pharmaceutical, chemical and other companies; academic and scientific institutions; governmental agencies; and public and private research organizations.

        Many of these companies and many of our other competitors have much greater financial and technical resources and production and marketing capabilities than we do. Our industry is characterized by extensive research and development and rapid technological progress. Competitors may successfully develop and market superior or less expensive products which render our products less valuable or unmarketable.

We have limited operating experience.

        We have engaged solely in the development of pharmaceutical technology. Although some members of our management have experience in biotechnology company operations, we have limited experience in manufacturing or selling pharmaceutical products. We also have only limited experience in negotiating and maintaining strategic relationships, and in conducting clinical trials and other later-stage phases of the regulatory approval process. We may not successfully engage in some or all of these activities.

We have limited manufacturing capability.

        While we believe that we can produce materials for clinical trials and produce products for human use at our recently completed Good Manufacturing Practices, or GMP, manufacturing facility, we may need to, depending on demand, expand our commercial manufacturing capabilities for products in the future if we elect not to or cannot contract with others to manufacture our products. This expansion may occur in stages, each of which would require regulatory approval, and product demand could at times exceed supply capacity. We have not selected a site for any expanded facilities and do not know what the construction cost will be for such facilities and whether we will have the financing needed for such construction. We do not know if or when the FDA will determine that such facilities comply with Good Manufacturing Practices. The projected location and construction of any facilities will depend on regulatory approvals, product development, pharmaceutical partners and capital resources, among other factors. We have not obtained regulatory approvals for any productions facilities for our products, nor can we assure investors that we will be able to do so.

If we lose key personnel or are unable to attract and retain additional, highly skilled personnel required for our activities, our business will suffer.

        Our success will depend to a large extent on the abilities and continued service of several key employees, including Drs. Denis Burger, Patrick Iversen, David Mason and Dwight Weller. We maintain key man life insurance in the amount of $1,000,000 for Dr. Burger and $500,000 for each of Drs. Iversen and Weller. The loss of any of these key employees could significantly delay the achievement of our goals. Competition for qualified personnel in our industry is intense, and our success will depend on our ability to attract and retain highly skilled personnel. To date, we are not aware of any key personnel who plan to retire or otherwise leave AVI in the near future.

Asserting, defending and maintaining our intellectual property rights could be difficult and costly, and our failure to do so would harm our ability to compete and the results of our operations.

        Our success will depend on our existing patents and licenses, and our ability to obtain additional patents in the future. We have been issued 74 patents and have filed an additional 110 patent applications in the United States, Canada, Europe, Australia and Japan. We license the composition, manufacturing and use of AVICINE in all fields, except fertility regulation, from The Ohio State University, and we license other patents for certain complementary technologies from others.

        Some of our patents on core technologies expire as early as 2008, including for NEUGENE; however, based on patented improvements and additions to such core patents, we believe our patent protection for those products and other products would extend beyond 2020.

        We cannot assure investors that our pending patent applications will result in patents being issued in the United States or foreign countries. In addition, the patents that have been or will be issued may not afford meaningful protection for our technology and products. Competitors may develop products similar to ours that do not conflict with our patents. Others may challenge our patents and, as a result, our patents could be narrowed or invalidated. The patent position of biotechnology firms generally is highly uncertain, involves complex legal and factual questions, and has recently been the subject of much litigation. No consistent policy has emerged from the United States Patent and Trademark Office, or USPTO, or the courts regarding the breadth of claims allowed or the degree of protection afforded under biotechnology patents. In addition, there is a substantial backlog of biotechnology patent applications at the USPTO and the approval or rejection of patents may take several years.

        Our success will also depend partly on our ability to operate without infringing upon the proprietary rights of others, as well as our ability to prevent others from infringing on our proprietary rights. We may be required at times to take legal action to protect our proprietary rights and, despite our best efforts, we may be sued for infringing on the proprietary rights of others. We have not received any communications or other indications from owners of related patents or others that such persons believe our products or technology may infringe their patents. Patent litigation is costly and, even if we prevail, the cost of such litigation could adversely affect our financial condition. If we do not prevail, in addition to any damages we might have to pay, we could be required to stop the infringing activity or obtain a license. Any required license may not be available to us on acceptable terms, or at all. If we fail to obtain a license, our business might be materially adversely affected.

        To help protect our proprietary rights in unpatented trade secrets, we require our employees, consultants and advisors to execute confidentiality agreements. However, such agreements may not provide us with adequate protection if confidential information is used or disclosed improperly. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants or advisors have prior employment or consulting relationships. Further, others may independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets.

If our strategic relationships are unsuccessful, our business could be harmed.

        Our strategic relationships with SuperGen, Inc., Medtronic, Inc., Exelixis, Inc. and others are important to our success. The development, improvement and marketing of many of our key therapeutic products are or will be dependent on the efforts of our strategic partners. For example, under the SuperGen relationship, we may fail to achieve clinical and sales milestones; AVICINE may fail to achieve regulatory approval; AVICINE may not be commercially successful; SuperGen may fail to perform its obligations under our agreements, such as failing to devote sufficient resources to marketing AVICINE; and our agreements with SuperGen may be terminated against our will. Similarly, under the Medtronic relationship, we are dependent on Medtronic to achieve clinical and other milestones, to obtain regulatory approval and to commercially exploit our antisense compounds, including Resten-NG™ in certain treatments of vascular disease; products may not be developed or, if developed may not be commercially successful; and Medtronic may fail to perform its obligations under our agreements, such as failing to devote sufficient resources to development or to market such products. We may also need additional future funding, including for operations, product development and our other activities. We may not receive additional funding from our strategic partners, including SuperGen and Medtronic, under existing agreements. We may not receive any additional payments from SuperGen or Medtronic and those relationships may not be commercially successful. The transactions contemplated by our agreements with strategic partners, including the equity purchases and cash payments, are subject to numerous risks and conditions. The occurrence of any of these events could severely harm our business.

        Our near-term strategy is to co-develop products with strategic partners or to license the marketing rights for our products to pharmaceutical partners after we complete one or more Phase II clinical trials. In this manner, the extensive costs associated with late-stage clinical development and marketing will be shared with, or become the responsibility of, our strategic partners.

        To fully realize the potential of our products, including development, production and marketing, we may need to establish other strategic relationships.

We have limited sales capability and may not be able to successfully commercialize our products.

        We have been engaged solely in the development of pharmaceutical technology. Although some of our management have experience in biotechnology company operations, we have limited experience in manufacturing or selling pharmaceutical products. We also have only limited experience in negotiating and maintaining strategic relationships, and in conducting clinical trials and other later phases of the regulatory approval process. To the extent we rely on strategic partners to fully commercialize our products, we will be dependent on their efforts. We may not successfully engage in any of these activities.

We may be subject to product liability lawsuits and our insurance may not be adequate to cover damages.

        We believe we carry adequate insurance for the product development research we currently conduct. In the future, when we have products available for commercial sale and use, the use of our products will expose us to the risk of product liability claims. Although we intend to obtain product liability insurance coverage, product liability insurance may not continue to be available to us on acceptable terms and our coverage may not be sufficient to cover all claims against us. A product liability claim, even one without merit or for which we have substantial coverage, could result in significant legal defense costs, thereby increasing our expenses, lowering our earnings or, depending on revenues, potentially resulting in additional losses.

Continuing efforts of government and third party payers to contain or reduce the costs of health care may adversely affect our revenues and future profitability.

        In addition to obtaining regulatory approval, the successful commercialization of our products will depend on our ability to obtain reimbursement for the cost of the product and treatment. Government authorities, private health insurers and other organizations, such as HMOs, are increasingly challenging the prices charged for medical products and services. Also, the trend toward managed health care in the United States, the growth of healthcare organizations, such as HMOs, and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of healthcare services and products, resulting in lower prices and reducing demand for our products. The cost containment measures that healthcare providers are instituting and any healthcare reform could affect our ability to sell our products and may have a material adverse effect on our operations. Reimbursement in the United States or foreign countries may not be available for any of our products, any reimbursement granted may be reduced or discontinued, and limits on reimbursement available from third-party payors may reduce the demand for, or the price of, our products. The lack or inadequacy of third-party reimbursements for our products would have a material adverse effect on our operations. Additional legislation or regulation relating to the healthcare industry or third-party coverage and reimbursement may be enacted in the future that adversely affects our products and our business.

If we fail to establish strategic relationships with larger pharmaceutical partners, our business may suffer.

        We do not intend to conduct late-stage human clinical trials ourselves. We anticipate entering into relationships with larger pharmaceutical companies to conduct later stage pharmaceutical trials and to market our products and we also plan to continue to use contract manufacturing for late stage clinical and commercial quantities of our products. We may be unable to enter into corporate partnerships, which could impede our ability to bring our products to market. Any such corporate partnerships, if entered, may not be on favorable terms and may not result in the successful development or marketing of our products. If we are unsuccessful in establishing advantageous clinical testing, manufacturing and marketing relationships, we are not likely to generate significant revenues and become profitable.

We use hazardous substances in our research activities.

        We use organic and inorganic solvents and reagents in our clinical development that are customarily used in pharmaceutical development and synthesis. Some of those solvents and reagents we use, such as methylene chloride, isopropyl alcohol, ethyl acetate and acetone, may be classified as hazardous substances, are flammable and, if exposed to human skin can cause anything from irritation to severe burns. We endeavor to receive, store, use and dispose of such chemicals in compliance with all applicable laws with containment storage facilities and contained handling and disposal safeguards and procedures. We are routinely inspected by federal, state and local governmental and public safety agencies regarding our storage, use and disposal of such chemicals, including the federal Occupational, Safety and Health Agency ("OSHA"), the Oregon Department of Environmental Quality and local fire departments. Based on our limited use of such chemicals, the nature of such chemicals and the safeguards we undertake for storage, use and disposal, we believe we do not have any material exposure for toxic tort liability. While we do not have toxic tort liability insurance at this time, we believe our current insurance coverage is adequate to cover most liabilities that may arise from our use of such substances. If we are wrong in any of our beliefs, we could incur a liability in certain circumstances that would be material to our finances and the value of an investment in our securities.

Risks Related to AVI Common Stock

Our right to issue preferred stock, our classified board of directors and Oregon anti-takeover laws may delay a takeover attempt and prevent or frustrate any attempt to replace or remove the then current management of the company by shareholders.

        Our authorized capital consists of 200,000,000 shares of common stock and 20,000,000 shares of preferred stock. Our board of directors, without any further vote by the shareholders, has the authority to issue preferred shares and to determine the price, preferences, rights and restrictions, including voting and dividend rights, of these shares. The rights of the holders of shares of common stock may be affected by the rights of holders of any preferred shares that our board of directors may issue in the future. For example, our board of directors may allow the issuance of preferred shares with more voting rights, higher dividend payments or more favorable rights upon dissolution, than the shares of common stock or special rights to elect directors.

        In addition, we have a "classified" board of directors, which means that only one-half of our directors are eligible for election each year. Therefore, if shareholders wish to change the composition of our Board of Directors, it could take up to two years to remove a majority of the existing directors or to change all directors. Having a classified board of directors may, in some cases, delay mergers, tender offers or other possible transactions which may be favored by some or a majority of our shareholders and may delay or frustrate action by shareholders to change the then current board of directors and management.

        The Oregon Control Share Act and Business Combination Act may limit parties who acquire a significant amount of voting shares from exercising control over us for specific periods of time. These acts may lengthen the period for a proxy contest or for a person to vote their shares to elect the majority of our Board and change management.

Our stock price is volatile and may fluctuate due to factors beyond our control.

        Historically, the market price of our stock has been highly volatile. The table below shows the volatility of our stock, illustrated by the range of the high and low closing price per share sales prices, over the past two calendar years and calendar year 2003 through August 13, 2003.

	AVI COMMON STOCK
	LOW	HIGH
CALENDAR YEAR ENDED DECEMBER 31, 2001
First quarter	$3.00	$6.87
Second quarter	3.75	9.85
Third quarter.	5.86	10.45
Fourth quarter.	7.12	11.19
CALENDAR YEAR ENDED DECEMBER 31, 2002
First quarter	8.04	12.97
Second quarter	2.70	7.95
Third quarter.	2.71	5.34
Fourth quarter.	4.60	6.39
CALENDAR YEAR ENDING DECEMBER 31, 2003
First quarter	2.04	5.83
Second quarter	3.31	7.05
Third quarter (through August 13, 2003).	4.31	6.15

        The following types of announcements could have a significant impact on the price of our common stock: positive or negative results of testing and clinical trials by ourselves or competitors; delays in entering into corporate partnerships; technological innovations or commercial product introductions by ourselves or competitors; changes in government regulations; developments concerning proprietary rights, including patents and litigation matters; public concern relating to the commercial value or safety of any of our products; or general stock market conditions.

        Further, the stock market has in recent years experienced and may continue to experience significant price and volume fluctuations. These fluctuations have particularly affected the market prices of equity securities of many biopharmaceutical companies that are not yet profitable. Often, the effect on the price of such securities is unrelated or disproportionate to the operating performance of such companies. These broad market fluctuations may adversely affect the ability of a shareholder to dispose of his or her shares at a price equal to or above the price at which the shares were purchased.

The significant number of our shares of common stock eligible for future sale may cause the price of our common stock to fall.

        As of August 8, 2003, we had outstanding 31,176,141 shares of common stock and all were eligible for sale under Rule 144 or are otherwise freely tradable. The 2,613,813 shares being registered hereunder will freely tradable upon issuance, subject to the Affiliate Agreements entered into among AVI and certain directors and officers of eXegenics. In addition:

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  Our employees and others hold options to buy a total of 3,705,075 shares of common stock as of August 8, 2003. The shares of common stock to be issued upon exercise of these options have been registered, and therefore may be freely sold when issued.

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  We may issue options to purchase up to an additional 1,547,267 shares of common stock under our stock option plans as of August 8, 2003, which also will be freely tradable when issued.

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  We are authorized to sell up to 164,004 shares of common stock under our Employee Stock Purchase Plan to our full-time employees, nearly all of whom are eligible to participate.

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  There are outstanding warrants to buy 13,468,684 shares of common stock as of August 8, 2003. All of these shares of common stock are registered for resale and may be freely sold when issued.

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  We have also granted certain contractual rights to purchase (i) up to 352,113 shares of our common stock at a price of $7.10 per share and (ii) up to $7,500,000 of our common stock based on the average closing sales price for the five days preceding the commitment to purchase. If we meet certain technological milestones, the holder of these rights is obligated to purchase shares of common stock from us. The holder of these rights may require us to register the shares issued upon the exercise of such purchase rights.

        Sales of substantial numbers of shares into the public market could lower the market price of our common stock.

We were unable to obtain Arthur Andersen LLP's consent to incorporate by reference in this exchange offer Arthur Andersen's report on our financial statements for calendar years 2000 and 2001 which Arthur Andersen audited, which could reduce your rights if there were any material misstatements or omissions in such financial statements.

        On May 15, 2002, we dismissed Arthur Andersen as our auditors and retained KPMG LLP. In June 2002, Arthur Andersen was convicted of federal obstruction of justice charges. As a result of Arthur Andersen's conviction, Arthur Andersen is no longer in a position to reissue their audit reports or to provide consents to include financial statements in this prospectus supplement.

        Our financial statements for our two fiscal years ended December 31, 2001 and 2000 were audited by Arthur Andersen LLP ("Prior Financials"). Those Prior Financials were included in our annual report on Form 10-K for the fiscal year ended December 31, 2002, filed with the SEC on March 31, 2003. The Arthur Andersen report, dated February 21, 2002, expressed an unqualified opinion on those financials. The SEC rules relating to the registration of the securities included in this exchange offer require that we include in the registration of such shares the 2002 and 2001 financial statements and the auditor's reports thereon by incorporation of and reference to our annual report on Form 10-K for the year ended December 31, 2002, and that we file a consent of Arthur Andersen to such inclusion of their report. The consent of Arthur Andersen is not available as they are no longer in a position to reissue their reports or provide consents.

        Without Arthur Andersen's consent to such inclusion in the registration of the shares being offered, you may not rely on their audit of the Prior Financials in connection with your decision to exchange shares of eXegenics capital stock for shares of AVI common stock. As a result, your remedies as an investor against Arthur Andersen may be materially reduced or eliminated in the event of a material misstatement or omission in such Prior Financials. Under Section 11 of the Securities Act of 1933, as amended, you would otherwise have certain claims against Arthur Andersen if there were material misstatements or omissions related to Arthur Andersen's audit and opinion included in such Prior Financials. Without such consent, there would not be such liability. Further, there may be similar claims and remedies under the antifraud provisions of the 1933 Act, the Securities Exchange Act of 1934 and applicable state securities laws that will also not be available against Arthur Andersen for the audit and material misstatements or omissions, if any, related to such audit without such consent. In giving such consent, Arthur Andersen would normally undertake certain review and updating procedures that could uncover certain material misstatements or omissions, if they existed, in the Prior Financials or require their qualification. The Prior Financials incorporated herein will not have had the benefit of such review process and possible disclosure of any such misstatements, omissions or qualifications. While we are not aware of any material misstatements or omissions or qualifications related to the Prior Financials or Arthur Andersen's audit work, there is no assurance that there are none. If there are any, the value of an investment in our securities could be adversely affected and an investor would not have any recourse against Arthur Andersen if it were otherwise responsible to investors under applicable law for such loss. If there were any, we believe that it is unlikely that damages, if any, could be recovered from Arthur Andersen for any claim against Arthur Andersen.

We do not expect to pay dividends in the foreseeable future.

        We have never paid dividends on our shares of common stock and do not intend to pay dividends in the foreseeable future. Therefore, you should only invest in our common stock with the expectation of realizing a return through capital appreciation on your investment. You should not invest in our common stock if you are seeking dividend income.

THE TRANSACTION

        This section of the prospectus supplement describes aspects of the proposed exchange offer and merger that we consider to be important. The discussion of the exchange offer and merger in this prospectus supplement and the description of the principal terms of the exchange offer and merger agreement are only summaries of the material features of the proposed exchange offer and merger. You can obtain a more complete understanding of the exchange offer and merger by reading the Agreement and Plan of Merger, a copy of which was attached as Annex A to the preliminary prospectus, dated July 25, 2003, which previously was mailed to you, and is incorporated by reference herein. You are encouraged to read the merger agreement and the other annexes to the preliminary prospectus in their entirety.

General Description of the Exchange Offer and the Merger

        AVI, through Elk Acquisition, is offering to exchange 0.123 of a share of AVI common stock for each outstanding share of eXegenics common stock that is validly tendered and not withdrawn on or prior to the expiration date of the exchange offer, and to exchange 0.185 of a share of AVI common stock for each outstanding share of eXegenics preferred stock that is validly tendered and not withdrawn on or prior to the expiration date of the exchange offer, in each case subject to the terms and conditions described in this prospectus supplement and the amended letters of transmittal, which are being mailed to you together with this prospectus supplement.

        If completed, the exchange offer will be followed by a merger of Elk Acquisition into eXegenics in which shares of eXegenics capital stock will be converted into the right to receive shares of AVI common stock at the same exchange ratios used in the exchange offer, unless the holder properly perfects appraisal rights under Delaware law. After completion of the merger, eXegenics will be a wholly owned subsidiary of AVI. The expiration date of the exchange offer is 12:00 midnight, New York City time, on August 29, 2003, unless we extend the period of time for which the exchange offer is open, in which case the term "expiration date" means the latest time and date on which the exchange offer, as so extended, expires.

        If you are the record owner of your shares of eXegenics capital stock and you tender those shares directly to the exchange agent, you will not incur any brokerage fees or commissions. If you own your shares of eXegenics capital stock through a broker or other nominee, and your broker tenders those shares on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply. We will be responsible for any transfer taxes on the exchange of shares of eXegenics capital stock pursuant to the exchange offer that are imposed on the acquiror of the shares of eXegenics capital stock. You will be responsible for any transfer taxes that are imposed on the transferor.

        eXegenics' board of directors unanimously approved the merger agreement, determined that the exchange offer and the merger together are fair to, and in the best interests of, eXegenics stockholders and recommends that eXegenics stockholders accept the exchange offer and tender their shares pursuant to the exchange offer.

Illustrative Table of Value of the Offer/Merger Consideration

        The columns in the following table illustrate the approximate values of the consideration that would be issued in connection with the exchange offer and the merger for one share of eXegenics common stock and one share of eXegenics preferred stock, respectively, assuming the closing price of

AVI common stock on the date we first accept shares of eXegenics capital stock for exchange is between $4.00 and $6.00.

Assumed AVI closing price	Approximate consideration value per share of eXegenics common stock (rounded to the nearest whole cent)	Approximate consideration per share of eXegenics preferred stock (rounded to the nearest whole cent)
$4.00	$0.49	$0.74
$4.20	$0.52	$0.78
$4.40	$0.54	$0.81
$4.60	$0.57	$0.85
$4.80	$0.59	$0.89
$5.00	$0.62	$0.93
$5.20	$0.64	$0.96
$5.40	$0.66	$1.00
$5.60	$0.69	$1.04
$5.80	$0.71	$1.07
$6.00	$0.74	$1.11

        The values of our common stock in the table above are illustrative only and do not represent the actual amounts per share of AVI common stock that might be realized by any holder of eXegenics capital stock upon a sale in the market of AVI common stock received by the stockholder in the exchange offer or the merger. The amount any holder of eXegenics capital stock might realize upon a sale in the market of AVI common stock received by the stockholder in the exchange offer or the merger will depend upon the market price per share of our common stock at the time of sale, which will fluctuate depending upon any number of factors, including those described in the sections entitled "Risk Factors—Risks Related to AVI's Business" and "—Risks Related to AVI Common Stock", beginning on pages 22 and 26 of this prospectus supplement, respectively, as well as other risks that influence the trading prices of equity securities in general.

Purpose of the Exchange Offer and the Merger

        We are making the exchange offer in order to acquire all of the outstanding shares of eXegenics capital stock. We intend, as soon as practicable after completion of the exchange offer, to have our wholly owned subsidiary, Elk Acquisition, the purchaser in the exchange offer, merge with eXegenics. The purpose of the merger is to acquire all shares of eXegenics capital stock not tendered and exchanged pursuant to the exchange offer. In the merger, all then-outstanding shares of eXegenics common stock and eXegenics preferred stock, except for shares held by eXegenics and shares that AVI or Elk Acquisition hold for their own accounts, and, if applicable, shares of eXegenics capital stock held by stockholders exercising appraisal rights, will be converted into the right to receive shares of AVI common stock at the same respective exchange ratios used in the exchange offer. Assuming the minimum tender condition is satisfied and we complete the exchange offer, we will have sufficient voting power to effect the merger without the vote or written consent of any other stockholder of eXegenics.

The Minimum Tender Condition

        Our obligation to accept for exchange and to deliver shares of AVI common stock in exchange for shares of eXegenics capital stock is subject to the condition that the total number of shares of eXegenics capital stock validly tendered and not withdrawn, when added to any shares of eXegenics capital stock collectively owned by AVI and/or Elk Acquisition, if any, is equal to more than 50% of the sum of (i) the total number of shares of eXegenics capital stock outstanding as of the date of acceptance plus (ii) at our election, an additional number of shares up to but not exceeding the total number of shares of eXegenics capital stock issuable upon exercise of outstanding in-the-money options and warrants to acquire eXegenics capital stock.

        Based on information supplied to us by eXegenics, the number of shares of eXegenics capital stock needed to satisfy the minimum tender condition as of August 8, 2003, based on the closing price of eXegenics' common stock on August 8, 2003 of $0.52, and including all outstanding in-the-money options and warrants, would have been approximately 8,612,672.

        Our obligation to accept shares of eXegenics capital stock for exchange in the exchange offer is also subject to several other conditions referred to in the section entitled "Certain Terms of the Merger Agreement—Conditions to the Exchange Offer" beginning on page 58 of this prospectus supplement.

Extension, Termination and Amendment

        Subject to the terms of the merger agreement, if, at the scheduled expiration date of the exchange offer, any condition to the exchange offer has not been satisfied or, where permissible, waived, we may extend the exchange offer for a period of time that we reasonably determine to be necessary to permit the condition to be satisfied. We also have the right to extend the exchange offer if required by the rules of the Securities and Exchange Commission and under certain other circumstances. We are not making any assurance that we will exercise our right to extend the exchange offer. During an extension, all shares of eXegenics common stock previously tendered and not withdrawn will remain subject to the exchange offer, subject to your right to withdraw your shares of eXegenics common stock. You should read the discussion below in the section entitled "—Withdrawal Rights" for more details.

        We may also extend the expiration date of the exchange offer for one additional period of not more than 20 business days if the minimum condition has been satisfied, but either:

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  the sum of the number of shares of eXegenics common stock that have been validly tendered and not withdrawn plus the number of shares of eXegenics common stock owned by us or Elk Acquisition as of the scheduled expiration date is less than 90% of the number of shares of eXegenics common stock then outstanding; or

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  the sum of the number of shares of eXegenics preferred stock that have been validly tendered and not withdrawn plus the number of shares of eXegenics preferred stock owned by us or Elk Acquisition as of the scheduled expiration date is less than 90% of the number of shares of eXegenics preferred stock then outstanding.

        In addition, we are obligated to extend the exchange offer for a period of 10 business days if, on August 29, 2003, the scheduled expiration date of the exchange offer, the following conditions are met:

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  a number of shares common stock of eXegenics have been validly tendered and not withdrawn equal to 35% of (i) the total number of shares of common stock outstanding as of such date plus (ii) the total number of shares of eXegenics common stock issuable on the exercise of in-the-money options and warrants to purchase common stock of eXegenics;

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  a number of shares preferred stock of eXegenics have been validly tendered and not withdrawn equal to 35% of the total number of shares of preferred stock outstanding as of such date; and

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  all other conditions to the offer have been satisfied as of such date.

        We reserve the right to make any changes in the terms and conditions of the exchange offer by giving oral or written notice of the change to the exchange agent and by making a public announcement. However, without the prior written consent of eXegenics, we cannot:

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  amend or waive the minimum tender condition;

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  make any changes to the form of consideration to be delivered for the shares of eXegenics capital stock tendered in the exchange offer;

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  decrease either the common stock exchange ratio or the preferred stock exchange ratio or the number of shares of eXegenics capital stock sought in the exchange offer;

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  impose any condition to the exchange offer other than those already described in the merger agreement, or modify any existing condition to the exchange offer if the modification would make satisfaction of the condition materially more difficult; or

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  extend the initial expiration date of the exchange offer, except in the circumstances described above.

        We are required to follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, the announcement is required to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law, including Rules 14d-4(d) and 14d-6(c) under the Securities Exchange Act of 1934, which require that any material change in the information published, sent or given to stockholders in connection with the exchange offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of the change, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to the Dow Jones News Service.

        If we make a material change in the terms of the exchange offer or the information concerning the exchange offer, or if we waive a material condition of the exchange offer, we will extend the exchange offer to the extent required under the Securities Exchange Act of 1934. If, before the expiration date and after obtaining eXegenics' prior written consent, we change the percentage of shares of eXegenics capital stock being sought or the consideration offered to you, that change will apply to all stockholders whose shares of eXegenics capital stock are accepted for exchange pursuant to the exchange offer. If at the time notice of that change is first published, sent or given to you, the exchange offer is scheduled to expire at any time earlier than the tenth business day from and including the date that the notice is first so published, sent or given, we are required to extend the exchange offer until the expiration of that 10 business day period. For purposes of the exchange offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Subsequent Offering Period

        We may elect to provide a subsequent offering period of not less than three nor more than 20 business days after the acceptance of shares of eXegenics capital stock in the exchange offer if the requirements of Rule 14d-11 under the Securities Exchange Act of 1934 have been met. You will not have the right to withdraw any shares of eXegenics capital stock that you tender during the subsequent offering period. We are required to accept for exchange, and to deliver shares of AVI common stock in exchange for, shares of eXegenics capital stock that are validly tendered promptly after the tender of such shares during any subsequent offering period. If we elect to provide a subsequent offering period, we are required to make a public announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer.

Exchange of Shares of eXegenics Capital Stock; Delivery of Shares

        We are required to accept for exchange, and to deliver shares of AVI common stock in exchange for, shares of eXegenics capital stock that are validly tendered and not withdrawn, promptly after the expiration date of the exchange offer, upon the terms and conditions to the exchange offer, including the terms and conditions of any extension or amendment. In addition, we are required to accept for exchange, and to deliver shares of AVI common stock in exchange for, shares of eXegenics capital stock promptly after they are validly tendered during any subsequent offering period, upon the terms and conditions to the exchange offer, including the terms and conditions of any extension or termination. Subject to applicable rules of the Securities and Exchange Commission, we reserve the right to delay acceptance for exchange, or the exchange of, shares of eXegenics capital stock in order to comply with any applicable law. In all cases, exchange of shares of eXegenics capital stock tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

  •
  certificates for the shares of eXegenics capital stock (or a confirmation of a book-entry transfer of the shares of eXegenics common stock in the exchange agent's account at The Depository Trust Company, if applicable, which we refer to in this prospectus supplement as "DTC");

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  a properly completed and duly executed letter of transmittal or a manually signed facsimile of that document; and

  •
  any other required documents.

        For purposes of the exchange offer, we will be deemed to have accepted for exchange shares of eXegenics capital stock validly tendered and not withdrawn if and when we notify the exchange agent of our acceptance of the tender of those shares of eXegenics capital stock pursuant to the exchange offer. The exchange agent is required to then deliver shares of AVI common stock and cash in lieu of fractional shares of AVI common stock in exchange for such accepted shares promptly after receipt of our notice. The exchange agent will act as agent for tendering stockholders for the purpose of receiving shares of AVI common stock and any cash to be paid in lieu of any fractional shares of AVI common stock that would otherwise be issuable and transmitting a certificate or certificates for AVI common stock and cash, if any, to the tendering stockholders. You will not receive any interest on any cash that we pay you, even if there is a delay in making the exchange.

        If we do not accept any tendered shares of eXegenics capital stock for exchange pursuant to the terms and conditions of the exchange offer for any reason, we are required to return certificates for the unaccepted shares of eXegenics capital stock to the tendering stockholder. In the case of shares of eXegenics common stock tendered by book-entry transfer of such shares of eXegenics common stock into the exchange agent's account at one of the addresses on the back page of this prospectus supplement, pursuant to the procedures described below in the section entitled "—Procedure for Tendering," those shares of eXegenics common stock will be credited to an account maintained within DTC promptly following expiration or termination of the exchange offer.

        If we increase the consideration offered to eXegenics stockholders in the exchange offer before the expiration date, such increased consideration will be given to all stockholders whose shares of eXegenics capital stock are tendered pursuant to the exchange offer, whether or not such shares of eXegenics capital stock were tendered or accepted for exchange before such increase in consideration.

Cash Instead of Fractional Shares of AVI Common Stock

        We will not issue certificates representing fractional shares of AVI common stock in the exchange offer. Instead, each tendering stockholder who would otherwise be entitled to fractional shares (after aggregating all fractional shares of AVI common stock that otherwise would be received by such stockholder) will receive cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying:

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  that fraction of a share of AVI common stock to which such stockholder is entitled (after aggregating all fractional shares of AVI common stock that otherwise would be received by such stockholder), by

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  the closing price of one share of AVI common stock on the NASDAQ National Market (as reported in The Wall Street Journal) on the date we first accept shares of eXegenics capital stock for exchange in the exchange offer.

Withdrawal Rights

        Your tender of shares of eXegenics capital stock pursuant to the exchange offer is irrevocable, except that shares of eXegenics capital stock tendered pursuant to the exchange offer may be withdrawn at any time before the expiration of the exchange offer. In addition, shares of eXegenics capital stock tendered pursuant to the exchange offer may be withdrawn at any time after 60 days from the date of the announcement of the exchange offer, unless we have accepted such shares for exchange prior to such time. If we elect to provide a subsequent offering period in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, you will not have the right to withdraw shares of eXegenics capital stock that you tender during the subsequent offering period. Once we accept shares of eXegenics capital stock pursuant to the exchange offer, your tender is irrevocable.

        For your withdrawal to be effective, the exchange agent must receive from you a written, telex or facsimile transmission notice of withdrawal at one of its addresses on the back cover of this prospectus supplement, and your notice must include your name, address, social security number, the certificate number(s) and the number of shares of eXegenics capital stock to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered the shares of eXegenics capital stock.

        A financial institution must guarantee all signatures on the notice of withdrawal unless the shares of eXegenics capital stock have been tendered for the account of an eligible institution. Most banks, savings and loan associations and brokerage houses are able to provide these signature guarantees for you. The financial institution must be an "eligible institution" which means it is a participant in the Securities Transfer Agents Medallion Program.

        If shares of eXegenics capital stock have been tendered pursuant to the procedures for book-entry tender discussed under the caption below entitled "—Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of eXegenics capital stock and must otherwise comply with DTC's procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered stockholder and the serial numbers of the particular certificates evidencing the shares of eXegenics capital stock withdrawn must also be furnished to the exchange agent, as stated above, before the physical release of the certificates. We will decide all questions regarding the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, and our decision shall be final and binding.

        None of AVI, the exchange agent, the information agents nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal nor will any such person incur any liability for failure to give proper notification. Any shares of eXegenics capital stock properly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. However, you may re-tender withdrawn shares of eXegenics capital stock by following one of the procedures discussed below in the sections entitled "Procedure for Tendering" or "Guaranteed Delivery" at any time before the expiration date.

Procedure for Tendering

  Preliminary Note

        Shares of eXegenics capital stock previously tendered pursuant to the preliminary prospectus, dated July 25, 2003, and the related letters of transmittal, and that have not been withdrawn, constitute valid tenders for purposes of the exchange offer, as amended. Holders of eXegenics capital stock who have validly tendered and not withdrawn their shares are not required to take any further action with respect to such shares in order to receive the increased consideration if shares of eXegenics capital stock are accepted for payment and exchanged by AVI pursuant to the exchange offer, as amended, except as may be required by the guaranteed delivery procedure if such procedure was utilized. If you have not already tendered your shares of eXegenics capital stock, please disregard the materials previously delivered to you and use the materials accompanying this prospectus supplement.

  eXegenics Common Stock

        For you to validly tender shares of eXegenics common stock pursuant to the exchange offer, (i) the enclosed common stock letter of transmittal, properly completed and duly executed, or a manually executed facsimile of that document, along with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the exchange agent at one of the addresses on the back cover of this prospectus supplement, and certificates for tendered shares of eXegenics common stock must be received by the exchange agent at that address, or the shares of eXegenics common stock must be tendered pursuant to the procedures for book-entry tender described below (and a confirmation of receipt of the tender must be received, which we refer to below as a "book-entry confirmation"), in each case before the expiration date of the exchange offer, or (ii) you must comply with the guaranteed delivery procedures described below in the section entitled "—Guaranteed Delivery."

        The term "agent's message" means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the shares of eXegenics common stock that are the subject of the book-entry confirmation, the participant has received and agrees to be bound by the terms of the letter of transmittal and we may enforce that agreement against the participant.

        The exchange agent is required to establish accounts with respect to the shares of eXegenics common stock at DTC for purposes of the exchange offer within two business days after the date of this prospectus supplement, and any financial institution that is a participant in DTC may make book-entry delivery of the shares of eXegenics common stock by causing DTC to transfer tendered shares of eXegenics common stock into the exchange agent's account in accordance with DTC's procedure for the transfer. However, although delivery of shares of eXegenics common stock may be effected through book-entry transfer at DTC, the letter of transmittal (or a manually signed facsimile of the letter of transmittal) with any required signature guarantees or an agent's message in connection with a book-entry transfer and any other required documents must, in any case, be transmitted to and received by the exchange agent at one of the addresses on the back cover of this prospectus supplement before the expiration date, or the guaranteed delivery procedures described below must be followed.

  eXegenics Preferred Stock

        eXegenics preferred stock is not publicly traded or eligible for book-entry transfer through DTC. Therefore, for you to validly tender shares of eXegenics preferred stock pursuant to the exchange offer, the enclosed preferred stock letter of transmittal, properly completed and duly executed, or a manually executed facsimile of that document, along with any required signature guarantees, and any other required documents must be transmitted to and received by the exchange agent at one of the addresses on the back cover of this prospectus supplement, and certificates for tendered shares of eXegenics preferred stock must be received by the exchange agent at that address, in each case before the expiration date of the exchange offer.

  General

        Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which shares of eXegenics capital stock are tendered either (i) by a registered holder of shares of eXegenics capital stock who has not completed the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal or (ii) for the account of an eligible institution.

        If the certificates for shares of eXegenics capital stock are registered in the name of a person other than the person who signs the letter of transmittal, the certificates must be endorsed or accompanied by appropriate stock powers in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner we have described above.

        The method of delivery of eXegenics stock certificates and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

Guaranteed Delivery of Shares of Common Stock

        If you wish to tender shares of eXegenics common stock pursuant to the exchange offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent before the expiration date or you cannot complete the procedure for book-entry transfer on a timely basis, your shares of eXegenics common stock may nevertheless be tendered, so long as all of the following conditions are satisfied:

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  you make your tender by or through an eligible institution;

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  the notice of guaranteed delivery, properly completed and duly executed, substantially in the form enclosed with this prospectus supplement (or in the form previously provided along with the preliminary prospectus, dated July 25, 2003), is received by the exchange agent as provided below on or before the expiration date; and

  •
  the certificates for all tendered shares of eXegenics common stock (or a confirmation of a book-entry transfer of tendered securities into the exchange agent's account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof, with any required signature guarantees (or in the case of a book-entry transfer, an agent's message), and all other documents required by the letter of transmittal are received by the exchange agent within three NASDAQ National Market trading days after the date of execution of the notice of guaranteed delivery.

        You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail it to the exchange agent, and you must include a signature guarantee by an eligible institution in the form provided in that notice.

        In all cases, we are required to exchange shares of eXegenics capital stock tendered and accepted for exchange pursuant to the exchange offer only after timely receipt by the exchange agent of certificates for shares of eXegenics capital stock (or, with respect to eXegenics common stock, timely confirmation of a book-entry transfer of tendered securities into the exchange agent's account at DTC as described above), properly completed and duly executed letter(s) of transmittal (or manually signed facsimile(s) thereof) or an agent's message in connection with a book-entry transfer of shares of eXegenics common stock of eXegenics, and any other required documents.

Effect of Tender

        By executing a letter of transmittal as described above, you irrevocably appoint our designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of eXegenics capital stock tendered and accepted for exchange by AVI and with respect to any and all other shares of eXegenics capital stock and other securities (other than the shares of AVI common stock) issued or issuable in respect of the shares of eXegenics capital stock on or after July 25, 2003. That appointment is effective if and when, and only to the extent that, we accept the shares of eXegenics capital stock for exchange pursuant to the exchange offer. Our designees will, with respect to the shares of eXegenics capital stock for which the appointment is effective, be empowered, among other things, to exercise all of your voting, consent and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of eXegenics stockholders or pursuant to any written consent otherwise. We reserve the right to require that, in order for shares of eXegenics capital stock to be deemed validly tendered, immediately upon our exchange of the shares, we must be able to exercise full voting and consent rights with respect to the tendered shares of eXegenics capital stock.

        All of these proxies discussed above shall be considered coupled with an interest in the tendered shares of eXegenics capital stock and therefore shall not be revocable. Upon the effectiveness of the appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies (and, if given, they will not be deemed effective). The Foundation Group, an entity involved in an unsolicited cash offer for shares of eXegenics capital stock, filed preliminary proxy materials with the SEC on June 18, 2003, indicating its intent to solicit the consent of the stockholders of eXegenics to, among other things, remove the existing board of directors and install its own nominees on the eXegenics board. However, under the rules of the SEC, the Foundation Group may not commence its consent solicitation unless and until it files definitive proxy materials with the SEC. If you execute the letter of transmittal and we accept your shares of eXegenics capital stock for exchange pursuant to the exchange offer, any proxy or consent that you may grant to the Foundation Group pursuant to their consent solicitation (when and if commenced) and prior to the expiration date of the exchange offer will be automatically revoked if and when we accept shares of eXegenics capital stock for exchange pursuant to the exchange offer. In addition, once we accept your shares of eXegenics capital stock for exchange, you may not give any subsequent proxies or consents with respect to such shares and will lose your right to participate in the Foundation Group's consent solicitation (when and if commenced). Furthermore, upon our acceptance of your shares of eXegenics capital stock for exchange pursuant to the exchange offer, we will become empowered to exercise all of your voting and other rights with respect to such shares and may vote or withhold our vote with respect to such shares in the Foundation Group consent solicitation in accordance with our sole discretion.

        We will determine questions regarding the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of eXegenics capital stock, in our sole discretion, and our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of shares of eXegenics capital stock that we determine are not in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any shares of eXegenics capital stock. No tender of shares of eXegenics capital stock will be deemed to have been validly made until all defects and irregularities in tenders of shares of eXegenics capital stock have been cured or waived. None of AVI, the exchange agent, the information agents nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of eXegenics capital stock nor will any such person incur any liability for failure to give notification. Our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and instructions thereto) will be final and binding.

        The tender of shares of eXegenics capital stock pursuant to any of the procedures described above will constitute a binding agreement between us and you upon the terms and subject to the conditions to the exchange offer.

Background

        On May 29, 2003, a representative of Petkevich & Partners LLC, financial advisor to eXegenics, contacted Alan P. Timmins, our President and Chief Operating Officer, to determine whether we would be interested in considering the possible acquisition of eXegenics.

        On June 2, 2003, after having received a favorable response from us to its initial inquiry, Petkevich provided our senior management by email with a nonconfidential corporate summary of eXegenics.

        On June 10, 2003, we delivered to eXegenics, with a copy to Petkevich, a written preliminary nonbinding indication of interest in acquiring eXegenics, at a purchase price equal to approximately 110% of the value of the net cash and cash equivalents anticipated to be held by eXegenics at the close of an acquisition transaction. The indication of interest provided that the purchase price would be payable in shares of AVI common stock.

        On June 20, 2003, AVI and eXegenics entered into a confidentiality agreement.

        On June 26, 2003, Denis R. Burger, Ph.D., our Chief Executive Officer, Ronald L. Goode, Ph.D., the President and Chief Executive Officer of eXegenics, and a representative from Petkevich met in New York, New York at the offices of eXegenics' legal counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., to discuss our interest in acquiring eXegenics. Dr. Burger and Dr. Goode continued these discussions on June 27, 2003.

        In the ensuing days, Dr. Burger continued telephonic discussions with Dr. Goode and representatives of Petkevich regarding the terms of a possible acquisition of eXegenics by AVI. During this time, Dr. Burger instructed our legal counsel, Cooley Godward llp, to prepare a draft merger agreement contemplating a possible acquisition of eXegenics by AVI pursuant to a two-step business combination transaction, the first step of which would be a stock-for-stock exchange offer for all of the outstanding shares of eXegenics capital stock, and the second step of which would be a merger between a wholly owned subsidiary of AVI and eXegenics, with eXegenics surviving the merger as a wholly owned subsidiary of AVI.

        On the evening of July 4, 2003, Cooley Godward, on our behalf, delivered an initial draft of the merger agreement to eXegenics and its financial and legal advisors. Members of eXegenics' senior management, together with representatives of Petkevich and Mintz Levin, reviewed the draft over the remainder of the July 4 weekend in preparation for negotiations with AVI.

        On July 7, 2003, Dr. Burger and Mr. Timmins, together with representatives of Cooley Godward, met with Dr. Goode and David E. Riggs, eXegenics' Vice President, Chief Business Officer and Chief Financial Officer, together with representatives of Petkevich and Mintz Levin, at Cooley Godward's offices in Palo Alto, California to discuss and negotiate the terms of the draft merger agreement.

        Also on July 7, 2003, our board of directors met by teleconference to discuss with members of our senior management the material terms of the proposed transaction and the status of the negotiations.

        Representatives of Cooley Godward and Mintz Levin continued to meet daily at Cooley Godward's Palo Alto offices throughout the period beginning July 8, 2003 and ending on July 15, 2003 to negotiate the terms of the draft merger agreement and the related ancillary agreements. Mr. Timmins participated in these meetings as necessary via teleconference. The negotiations included, among other things, the scope of the representations and warranties to be made by eXegenics regarding the business and affairs of eXegenics, the calculation of the consideration to be paid by us in the exchange offer and the merger, the circumstances under which the exchange offer might be extended, the conditions to our obligation to complete the exchange offer, the circumstances under which the eXegenics board of directors would be permitted to withdraw its recommendation in favor of the exchange offer and the merger, the circumstances under which the merger agreement might be terminated and the amount, and trigger for payment, of any termination fee in the event of the termination of the merger agreement.

        As negotiations continued, Cooley Godward performed legal due diligence on eXegenics, and members of our senior management performed business and financial due diligence on eXegenics. In addition, Mintz Levin performed legal due diligence on AVI, and Petkevich performed business and financial due diligence on AVI, including a visit to our offices in Oregon.

        On July 9, 2003, our board of directors met by teleconference to discuss a revised draft of the merger agreement, which had previously been distributed to the members of the board of directors. At this meeting, members of our senior management and representatives of Cooley Godward updated our board of directors on the status of negotiations with eXegenics and the material terms of the draft merger agreement and advised the board of directors on the risks associated with the transaction. The members of our board of directors, having determined that the exchange offer and the merger contemplated by the merger agreement were in the best interests of AVI, then approved the exchange offer and the merger and the related transaction agreements, and provided the members of our senior management with delegated authority to complete the negotiation of a definitive merger agreement and related documents involving AVI and eXegenics.

        On July 14, 2003, Mr. Timmins and representatives of Cooley Godward held a series of meetings and teleconference calls with Dr. Goode and Mr. Riggs, together with representatives of Petkevich and Mintz Levin, to resolve some of the outstanding issues on the draft merger agreement. Representatives of Cooley Godward and Mintz Levin also negotiated the terms of the ancillary documents that would be executed in connection with entering into the merger agreement.

        On July 15, 2003, representatives of Cooley Godward met with representatives of Mintz Levin to negotiate the final outstanding issues on the draft merger agreement. Mr. Riggs also participated in these meetings to assist in the finalization of eXegenics' disclosure schedules for the merger agreement.

        The eXegenics board of directors convened at 7:15 a.m. (EST) on July 16, 2003 to receive a final update on the status of the merger agreement from Mintz Levin. The eXegenics board of directors then unanimously determined that the merger agreement, the exchange offer and the merger are fair, to and in the best interests of, the holders of eXegenics common stock and the holders of eXegenics preferred stock, approved the merger agreement and the transactions contemplated thereby (including the exchange offer and the merger) and declared that the merger agreement is advisable. The eXegenics board of directors further resolved that it would unanimously recommend that eXegenics' stockholders accept the exchange offer, tender their shares of eXegenics capital stock in the exchange offer and vote to adopt the merger agreement (if a vote becomes requires under applicable law).

        Immediately following the meeting of the eXegenics board of directors on July 16, 2003, eXegenics entered into the amendment to its Rights Plan negotiated with AVI, the directors and officers of eXegenics entered into the Stockholder and Affiliate Agreements with AVI, and eXegenics and AVI entered into the merger agreement.

        Later that morning, eXegenics and AVI jointly issued a press release announcing the execution of the merger agreement.

        On July 25, 2003, we commenced the exchange offer, pursuant to which we offered to exchange each share of eXegenics common stock for 0.103 of a share of AVI common stock, and to exchange each share of eXegenics preferred stock for 0.155 of a share of AVI common stock.

        On July 31, 2003, the Foundation Group, an entity involved in an unsolicited cash tender offer for shares of eXegenics capital stock, filed with the SEC an amendment to its Schedule TO announcing that it had extended the expiration date of its unsolicited tender offer until 12:00 Midnight, New York City time, on Friday, August 15, 2003, and increased the offering price from $0.37 per share of eXegenics capital stock to $0.51 per share.

        On August 11, 2003, we announced that we had amended the terms of our offer and extended the offer to August 29, 2003. Under the terms of the amended offer, we are offering to exchange 0.123 of a share of AVI common stock for each share of eXegenics common stock, and 0.185 of a share of AVI common stock for each share of eXegenics preferred stock.

Reasons for the Exchange Offer and the Merger

        The following discussion of the parties' reasons for the exchange offer and the merger contains a number of forward-looking statements that reflect the current views of AVI or eXegenics with respect to future events that may have an effect on their future financial performance. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed in the sections entitled "Risk Factors—Forward-Looking Information" on page 21 of this prospectus supplement and "Risk Factors" beginning on page 21 of this prospectus supplement.

  eXegenics' Reasons for the Exchange Offer and the Merger; Recommendation of the eXegenics Board of Directors

        In approving the merger agreement and the transactions contemplated thereby, including the exchange offer and the merger, and recommending that all holders of eXegenics' capital stock accept the exchange offer, tender their shares of eXegenics capital stock pursuant to the offer and, in the event that stockholder approval is required to consummate the merger, adopt the merger agreement, the board of directors of eXegenics considered a number of factors including, but not limited to, the factors listed below. The following discussion of information and factors considered and given weight by the eXegenics board of directors is not intended to be exhaustive, but is believed to include all of the material factors considered by the eXegenics board of directors. In view of the variety of factors considered in connection with its evaluation of the exchange offer and the merger, the eXegenics board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendation. In addition, individual members of the eXegenics board of directors may have assigned different weights to different factors and may have viewed some factors more positively or negatively than others.

  Prospects of eXegenics; Business Combination

        eXegenics historically operated as a drug discovery company. In 2002, however, changing market conditions led the eXegenics board of directors and senior management to consider strategies that would shift the focus of eXegenics from drug discovery into clinical drug development for the purpose of building stockholder value. To that end, the eXegenics board of directors concluded that it would be in the best interest of eXegenics' stockholders if eXegenics entered into a business combination with a company having products in clinical development.

        While the eXegenics board of directors and members of eXegenics senior management have, during the past year, considered several strategic alternatives for eXegenics, the eXegenics board of directors believes that the exchange offer and merger is eXegenics' most viable option for maximizing stockholder value. The three other options, which the eXegenics board of directors deems possible, but less attractive, are as follows:

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  the Foundation Offer, which the eXegenics board of directors deems inadequate and which places the value per share of eXegenics' capital stock at only $0.51, as opposed to the value placed by the exchange offer of $0.55 per share of eXegenics common stock and $0.83 per share of eXegenics preferred stock, based on the increased exchange ratios and the closing price of AVI common stock on August 13, 2003;

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  a liquidation of eXegenics, which is likely to result in lower stockholder value than the exchange offer; and

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  continuing to operate as an independent entity while seeking out a new partner for a business combination, which would be difficult to achieve given the recent litigation brought against the directors of eXegenics and the limited and declining financial resources of eXegenics.

  Prospects of AVI

        In considering whether to authorize eXegenics to enter into the merger agreement, the eXegenics board of directors took into consideration various data regarding AVI and its prospects, as well as the due diligence report of Petkevich, which performed business and financial due diligence on AVI, and the due diligence report of Mintz Levin, which performed legal due diligence on AVI. Based in part on this review, the eXegenics board of directors concluded that the exchange offer and merger is eXegenics' most viable option for maximizing stockholder value.

        Among other things, the eXegenics board of directors took note of the following:

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  the nature of AVI's business, including an evaluation of AVI's products in various phases of clinical trials and certain near-term milestones;

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  the financial position of the AVI;

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  the market capitalization of AVI and the liquidity and trading performance of the AVI common stock; and

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  the qualifications of the board of directors and management team of AVI.

  Likelihood of Consummation of This Transaction as Opposed to Alternative Transactions

        The eXegenics board of directors also took into consideration the results of the process that had been conducted by eXegenics since March 2002 to evaluate eXegenics' strategic alternatives as well as the totality of the terms of the merger agreement and the stockholder agreements and concluded that these agreements were such as to maximize the likelihood of the consummation of the exchange offer and the merger.

        Among other things, the eXegenics board of directors also took note of the following:

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  the judgment of the eXegenics board that, based on historical discussions with other parties with respect to potential business combinations with eXegenics, the likelihood of achieving an alternative business combination transaction, and the risks associated therewith, and the likelihood of obtaining a higher value for the shares of eXegenics capital stock in any such transaction, did not justify the risk of either delaying proceeding with the favorable transaction with AVI or breaking off negotiations with AVI;

  •
  the judgment of the eXegenics board of directors, based on the arm's-length negotiations with AVI, that the exchange ratios represented the highest price that AVI would be willing to pay to acquire the shares of eXegenics capital stock;

  •
  the superior value offered by the terms of the exchange offer and the merger relative to the terms of the Foundation Offer;

  •
  by virtue of the stockholder agreements, each of the directors and officers of eXegenics have agreed to tender their shares of capital stock in the Offer; and

  •
  the fact that the eXegenics board of directors determined that the other conditions to AVI's obligations to consummate the exchange offer were customary and, in the assessment of the board of directors and in light of all of the circumstances, not unduly onerous.

  Fairness Opinion of eXegenics' Financial Advisor

        eXegenics' board of directors has also received a written opinion, dated July 15, 2003, from Petkevich & Partners LLC, eXegenics' exclusive financial advisor in connection with the exchange offer and the merger, to the effect that, as of the date of the opinion and based on and subject to the matters described in its opinion, the aggregate consideration to be received by the holders of eXegenics common stock and eXegenics preferred stock (other than AVI and its affiliates) was fair, from a financial point of view, to such holders in the aggregate. A summary of Petkevich's opinion, including the analysis performed, the bases and methods of arriving at the opinion, and a description of Petkevich's investigation and assumptions, are disclosed in Item 4 of eXegenics' Solicitation/ Recommendation Statement on Schedule 14D-9, which was mailed to you together with the preliminary prospectus, dated July 25, 2003. The full text of Petkevich's written opinion dated July 15, 2003, which describes the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex A to eXegenics' Solicitation/ Recommendation Statement on Schedule 14D-9, which was mailed to you together with the preliminary prospectus, dated July 25, 2003. The opinion was addressed to the eXegenics board of directors and does not constitute a recommendation to any eXegenics stockholder regarding whether the stockholder should tender for exchange shares of eXegenics capital stock pursuant to the exchange offer, or how eXegenics stockholders should vote or act on any matter relating to the exchange offer or the merger.

        In light of the above factors, the eXegenics board of directors determined that the exchange offer and merger represented the best alternative available to eXegenics at the present time to maximize stockholder value because the transaction, if consummated, may provide stockholders with greater liquidity in the near term and the opportunity to participate in the future growth of a larger, more diversified enterprise. As a result, the eXegenics board of directors unanimously determined that the merger agreement, the exchange offer and the merger are fair, to and in the best interests of, the holders of eXegenics common stock and the holders of eXegenics preferred stock.

  AVI's Reasons for the Exchange Offer and the Merger

        The AVI board of directors has determined that the exchange offer and merger are in the best interests of AVI. In reaching its determination, the AVI board of directors considered a number of factors, including the factors listed below. The conclusions of the AVI board of directors with respect to each of these factors supported its determination that the merger and the issuance of shares of AVI common stock in the exchange offer and the merger are in the best interests of AVI. The most relevant information reviewed and factors considered are set forth below:

  •
  the opportunity to obtain additional cash to fund existing and new research and development programs to enhance our core technologies and expand product development;

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  the opportunity to obtain antisense drug discovery technology and three validated cancer targets; and

  •
  the terms of the merger agreement and related agreements, including price and structure, which were considered by both the board of directors and management of AVI to provide a fair and equitable basis for the merger.

The AVI board of directors also considered a number of potentially negative factors in its deliberations concerning the exchange offer and the merger. The negative factors considered by the AVI board of directors included:

  •
  the risk that the merger might not be completed in a timely manner or at all and the expense and time associated with this risk;

  •
  the risk that we may assume unknown liabilities in the merger that could materially affect our stock price or results of operations and;

  •
  the other risks and uncertainties discussed above under "Risk Factors."

        The above discussion of information and factors considered by the AVI board of directors is not intended to be exhaustive but we believe it includes all material factors considered by the board. In view of the wide variety of factors considered by the AVI board of directors, the AVI board of directors did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered. In addition, the board of directors did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. Individual members of the AVI board of directors may have given different weights to different factors. After taking into account all of the factors set forth above, however, the AVI board of directors unanimously agreed that the merger agreement and the exchange offer and merger are in the best interests of AVI and that we should proceed with the exchange offer and merger.

        There can be no assurance that the benefits of the potential growth or opportunities considered by the AVI board of directors will be achieved through consummation of the merger. For additional information, see the section entitled "Risk Factors" beginning on page 21 of this prospectus supplement.

Interests of eXegenics' Directors and Officers in the Transaction

        Certain of eXegenics' directors and officers may have interests in the exchange offer and the merger that may be different from, or in addition to, their interest as eXegenics stockholders. You should be aware of those interests when considering the unanimous recommendation of the eXegenics board that eXegenics stockholders accept the exchange offer and tender their shares pursuant to the exchange offer.

  Treatment of Stock Options

        The merger agreement provides that AVI will not assume any eXegenics stock options. Under eXegenics' 1996 and 2000 stock option plans, pursuant to which substantially all currently outstanding options were granted, the vesting of all eXegenics stock options that are not assumed in connection with a merger or change in control automatically accelerates and the options become fully vested and exercisable immediately upon the consummation of such a transaction. As a result, all options held by employees or non-employee directors of eXegenics will become fully vested and exercisable immediately upon our acceptance of shares of eXegenics capital stock in the exchange offer or upon the consummation of the merger. Based on the closing price of eXegenics' common stock on August 8, 2003, the aggregate value of in-the-money stock options held by all directors and officers of eXegenics, after giving effect to the acceleration of vesting caused by the consummation of the tender offer and merger, would have been approximately $4,800, and no individual officer or director held options that, after giving effect to the acceleration of vesting, had an aggregate value in excess of approximately $3,000.

  Indemnification and Insurance

        The merger agreement provides that all rights to indemnification existing in favor of individuals who were officers or directors of eXegenics on as of the date of the merger agreement for their acts and omissions as directors and officers occurring prior to the effective time of the merger, as provided in eXegenics' certificate of incorporation or bylaws, or in an agreement between one of the above parties and eXegenics in effect as of July 16, 2003, will survive the merger and be observed by the surviving company to the fullest extent permitted under Delaware law for a period of five years from the effective time of the merger.

        eXegenics has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in its bylaws. Such indemnification agreements generally provide that eXegenics will indemnify the applicable indemnitee, to the fullest extent permitted by applicable law, for all expenses incurred in connection with any threatened, pending or completed suit or proceeding (or any investigation that the indemnitee in good faith believes might lead to the institution of a suit or proceeding) to which the indemnitee is a party or witness or in which the indemnitee is otherwise involved, by reason of the fact that the indemnitee is to become, is or was a director, officer, employee, agent or fiduciary of eXegenics. Such indemnification will continue after the indemnitee has ceased to be a director, officer, employee, agent or fiduciary of eXegenics. The indemnification agreements provide that, under certain circumstances, the indemnitees thereunder will be entitled to the advancement of expenses. In addition, the indemnification agreements require eXegenics to maintain directors' and officers' liability insurance covering the indemnitees for a period from the date of such agreements until six years after the last date on which the indemnitee ceases to be a director, officer, employee, agent or fiduciary of eXegenics (or substantially similar coverage). Consistent with these existing obligations, the merger agreement also provides that, prior to the effective time of the merger, eXegenics must procure six-year "tail" coverage for the benefit of each current and former director and officer with whom eXegenics has entered into an indemnification agreement (or substantially similar coverage) with respect to each such indemnitee's acts and omissions as a director or officer of eXegenics occurring prior to the effective time of the merger. In addition, the merger agreement provides that, to the extent eXegenics has or acquires knowledge that it has any obligation to any such indemnitee to maintain in effect for the benefit of such indemnitee any policy of directors' and officers' liability insurance other than the tail policy, it must use commercially reasonable efforts to ensure that such obligation is promptly terminated.

        After completion of the merger, AVI is required to indemnify and hold harmless the individuals who on or before the completion of the merger were officers or directors of eXegenics and any of its subsidiaries to the same extent as set forth in the preceding paragraphs.

Management of AVI Following the Merger

        The management of AVI after the transaction will remain unchanged. Information about the current directors and executive officers of AVI can be found in Schedule I to this prospectus supplement and in our Definitive Proxy Statement filed with respect to our 2003 annual meeting of stockholders on April 10, 2003, which is incorporated by reference into this prospectus supplement. See the section entitled "Where You Can Find More Information" on page 80 of this prospectus supplement for information on where these additional documents may be found.

Material U.S. Federal Income Tax Consequences

        The following discussion summarizes the material United States federal income tax consequences of the exchange offer and the merger to holders of shares of eXegenics capital stock who exchange their shares of eXegenics capital stock for AVI shares in the exchange offer or the merger. This discussion is based on the Internal Revenue Code of 1986, as amended (which we refer to as the "Code"), applicable United States Treasury regulations, administrative interpretations and court decisions in effect as of the date of this prospectus supplement, all of which may change, possibly with retroactive effect. Any such change could alter the tax consequences described in this summary. This discussion of material federal income tax consequences is intended to provide only a general summary, and is not a complete analysis or description of all potential federal income tax consequences of the exchange offer and the merger. It does not address all aspects of federal income taxation that may be important to a holder of shares eXegenics capital stock in light of a holder's particular circumstances or to holders subject to special rules, such as:

  •
  a foreign entity or an individual stockholder who is not a citizen or resident of the United States;

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  a financial institution or insurance company;

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  a tax-exempt organization;

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  a dealer or broker in securities;

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  a stockholder who is subject to the alternative minimum tax provisions of the Code;

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  a stockholder whose shares are qualified small business stock under Section 1202 of the Code;

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  a stockholder who holds shares of eXegenics capital stock as part of a hedge, appreciated financial position, straddle, constructive sale, conversion or other risk reduction transaction;

  •
  a stockholder who acquired shares of eXegenics capital stock pursuant to the exercise of stock options or in another compensatory transaction; or

  •
  a stockholder who does not hold shares of eXegenics capital stock as capital assets.

        In addition, this discussion does not address any state, local or foreign income tax or non-income tax consequences of the exchange offer and the merger or the tax consequences of any transactions other than the exchange offer and the merger. No ruling from the IRS and no tax opinion of counsel has been or will be requested in connection with the exchange offer or merger.

        The tax consequences of the exchange offer and the merger to eXegenics stockholders depend in part on whether we continue an historic business of eXegenics or use a significant portion of eXegenics' historic business assets in a business. This is referred to as "continuity of business enterprise" in certain Treasury regulations relating to reorganizations. The continuity of business enterprise analysis is an inherently factual inquiry. It is unclear whether continuity of business enterprise will be present in connection with the exchange offer and the merger. If continuity of business enterprise is not present, the exchange offer and merger will constitute taxable exchanges of eXegenics capital stock for AVI common stock and the tax consequences to the eXegenics stockholders will be as follows:

  •
  eXegenics stockholders will recognize gain or loss on the exchange of their shares of eXegenics capital stock for shares of AVI common stock in the exchange offer or the merger. The amount of gain or loss recognized will be equal to the difference between (i) the fair market value of the shares of AVI common stock received by an eXegenics stockholder in the exchange offer or merger and (ii) that stockholder's tax basis in the shares of eXegenics capital stock surrendered in the exchange offer or the merger. Capital gain recognized in the exchange offer or merger will be long-term capital gain if the eXegenics stockholder has held the shares of eXegenics capital stock exchanged for more than one year at the time such shares are accepted in the exchange offer or at the effective time of the merger, as applicable. For individuals, long-term capital gains are taxable at a maximum federal rate of 15% and short-term capital gains are taxable at ordinary income rates up to 35%. For corporations, the maximum federal income tax rate applicable to capital gains is 35%. Capital losses are subject to limitations on deductibility for both corporations and individuals.

  •
  The basis of an eXegenics stockholder in the AVI common stock received in the exchange offer or the merger will be equal to the fair market value of the AVI common stock received as of the time the shares of eXegenics capital stock are accepted in the exchange offer or as of the effective time of the merger, as applicable.

  •
  For purposes of capital gains treatment, the holding period of an eXegenics stockholder in the shares of AVI common stock received in the exchange offer or the merger will begin on the day after the date such shares are accepted in the exchange offer or the day after the effective time of the merger, as applicable.

        If continuity of business enterprise is present, and the other conditions for treatment of the exchange offer and the merger as a nontaxable reorganization are satisfied, the tax consequences of the exchange offer and the merger would be as follows:

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  eXegenics stockholders generally would not recognize gain or loss with respect to their shares of eXegenics capital stock surrendered in the exchange offer or the merger, except to the extent cash is received in lieu of fractional shares.

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  The aggregate tax basis of the shares of AVI common stock received by each eXegenics stockholder in the exchange offer and the merger, including any fractional share of AVI common stock not actually received, would be the same as the aggregate basis of the shares of eXegenics capital stock surrendered.

  •
  For purposes of capital gains treatment, the holding period of the shares of AVI common stock received by each eXegenics stockholder in the exchange offer and the merger would include the holding period for the shares of eXegenics capital stock surrendered.

  Appraisal Rights

        A dissenting holder of shares of eXegenics capital stock who perfects appraisal rights will generally be treated as having received a distribution in redemption of his, her or its shares subject to the provisions and limitations of Sections 302 of the Code. While the tax consequences of such a redemption depend on a stockholder's particular circumstances, a stockholder perfecting appraisal rights who, after the exchange offer and merger, does not own (actually or constructively) any shares of AVI common stock will generally recognize capital gain or loss with respect to his, her or its shares of eXegenics capital stock equal to the difference between the amount of cash received and his, her or its basis in such shares of eXegenics capital stock. Holders of shares of eXegenics capital stock who exercise appraisal rights are urged to consult their own tax advisors.

  Other Consideration

        To the extent that any consideration received by any eXegenics stockholder is determined to have been received in exchange for services or in exchange for something other than the eXegenics stockholder's shares of eXegenics capital stock in the exchange offer or the merger, such stockholder generally will recognize income or gain equal to the fair market value of such consideration.

  Backup Withholding

        Unless an exemption applies under applicable law and regulations, the exchange agent is required to withhold, and will withhold, 28% of any cash payments to an eXegenics stockholder in the exchange offer and the merger unless the stockholder provides the appropriate form as described below. Each eXegenics stockholder should complete and sign the substitute Form W-9 included as part of the letters of transmittal being mailed to each eXegenics stockholder together with this prospectus supplement, so as to provide the information, including such stockholder's taxpayer identification number, and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proven in a manner satisfactory to AVI and the exchange agent.

        The summary of material U.S. federal income tax consequences set forth above is intended to provide only a general summary and is not intended to be a complete analysis or description of all potential federal income tax consequences of the exchange offer and the merger. In addition, the summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, the summary does not address any non-income tax or any foreign, state or local tax consequences of the exchange offer and the merger. The summary does not address the tax consequences of any transaction other than the exchange offer and the merger. Accordingly, each eXegenics stockholder is strongly urged to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences of the exchange offer and the merger to such stockholder.

Accounting Treatment

        The transaction described in this prospectus supplement will be accounted for as a "purchase," as that term is used under generally accepted accounting principles in the United States for accounting and financial reporting purposes. eXegenics will be treated as the acquired corporation for these purposes. Under the purchase method of accounting, the aggregate consideration paid is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their respective fair values on the transaction date. The final allocation of such consideration may differ from that reflected in the unaudited pro forma condensed combined financial information. We do not expect that the final allocation of the aggregate purchase price for the merger will differ materially from the preliminary allocations. For more information, see the section entitled "Notes to Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 70 of this prospectus supplement.

Regulatory Approvals

        Other than the Securities and Exchange Commission declaring the registration statement on Form S-4 relating to this transaction effective and the filing of a certificate of merger, or a certificate of ownership and merger, as the case may be, under Delaware law with respect to the merger, we do not believe that any additional material governmental filings are required with respect to the exchange offer and merger.

Approval of the Merger

        The boards of directors of AVI, Elk Acquisition and eXegenics have unanimously approved the merger agreement.

        Under Section 251 of the General Corporation Law of the State of Delaware, except in certain circumstances, the affirmative vote of the holders of a majority of a constituent corporation's outstanding shares entitled to vote thereon is required for stockholders to adopt a merger agreement. AVI, as the sole stockholder of Elk Acquisition, has adopted the merger agreement. Because AVI is not a constituent corporation, AVI stockholders are not required to approve the merger of Elk Acquisition with eXegenics.

        If, after completion of the exchange offer, we own more than 50% but less than 90% of the outstanding shares of both eXegenics common stock and eXegenics preferred stock, we will complete the acquisition of the remaining outstanding shares of eXegenics capital stock through a vote or action by written consent of eXegenics stockholders with respect to the merger. Since we will own a majority of the outstanding shares of eXegenics common stock and eXegenics preferred stock, taken together, on the record date, we will have a sufficient number of shares of eXegenics capital stock to adopt the merger agreement without the affirmative vote or written consent of any other holder of shares of eXegenics capital stock and, therefore, adoption of the merger agreement by eXegenics stockholders will be assured. Completion of the transaction in this manner is referred to in this prospectus supplement as a "long-form" merger.

        Under Section 253 of the General Corporation Law of the State of Delaware, if, after completion of the exchange offer, as it may be extended and including any subsequent offering period, we own at least 90% of the outstanding shares of eXegenics common stock and at least 90% of the outstanding shares of eXegenics preferred stock, we can effect a merger of Elk Acquisition with eXegenics without a vote of eXegenics stockholders. Completion of the transaction in this manner is referred to in this prospectus supplement as a "short-form" merger.

Top-Up Option

        Pursuant to the merger agreement, we have an irrevocable option to purchase from eXegenics, at any time on or after the first date upon which we accept shares of eXegenics capital stock for exchange pursuant to the exchange offer, additional shares of eXegenics common stock or eXegenics preferred stock, or both. The exercise of this option would allow us to complete a "short-form" merger rather than a "long-form" merger as discussed above.

        If we exercise the common stock top-up option, we may purchase up to the number of shares of eXegenics common stock that would equal, when combined with the shares of eXegenics common stock already owned by us, 90.1% of the outstanding shares of eXegenics common stock, after giving effect to the issuance of the shares subject to the common stock top-up option. We may pay the purchase price for the shares of eXegenics common stock purchased pursuant to the exercise of the common stock top-up option either by issuing a number of shares of AVI common stock equal to the number of shares of eXegenics common stock purchased multiplied by the common stock exchange ratio or by payment of cash and issuance of a promissory note equivalent in value to the shares of AVI common stock that otherwise would have been issued.

        Similarly, if we exercise the preferred stock top-up option, we may purchase up to the number of shares of eXegenics preferred stock that would equal, when combined with the shares of eXegenics preferred stock already owned by us, 90.1% of the outstanding shares of eXegenics preferred stock, after giving effect to the issuance of the shares subject to the preferred stock top-up option. Similarly, we may pay the purchase price for the shares of eXegenics preferred stock purchased pursuant to the exercise of the preferred stock top-up option either by issuing a number of shares of AVI common stock equal to the number of shares of eXegenics preferred stock purchased multiplied by the preferred stock exchange ratio or by payment of cash and issuance of a promissory note equivalent in value to the shares of AVI common stock that otherwise would have been issued.

        The number of shares of eXegenics capital stock that may be purchased under either top-up option is limited to the number of authorized but unissued shares of eXegenics common stock or eXegenics preferred stock, as applicable, then available for issuance by eXegenics.

Amendment to eXegenics' Stockholder Rights Plan

        In connection with the approval of the merger agreement, the exchange offer and the merger by the board of directors of eXegenics, eXegenics amended its rights agreement, dated as of June 9, 2003, with American Stock Transfer & Trust Company, as rights agent. According to the amendment, none of the transactions contemplated in the merger agreement, including the exchange offer and the merger, will trigger any of the anti-takeover mechanisms in the rights plan. The preferred stock purchase rights issued under this agreement currently are not separately transferable and will be automatically tendered along with the shares of eXegenics common stock in the exchange offer.

Appraisal Rights

        eXegenics stockholders do not have appraisal rights in connection with the exchange offer.

  Long-Form Merger

        If we complete the exchange offer but, upon completion of the exchange offer, own less than 90% of the outstanding shares of eXegenics common stock or less than 90% of the outstanding shares of eXegenics preferred stock (and we do not exercise our top-up option described above), we have agreed to effect a long-form merger. The long-form merger must be approved by the stockholders either at a duly called meeting or by the written consent of the stockholders pursuant to the eXegenics Amended and Restated Bylaws and the Delaware General Corporation Law.

        The shares of eXegenics common stock are currently listed on the NASDAQ SmallCap Market, but are not currently listed on a national securities exchange or designated as a national market system security, nor are they currently held of record by more than 2,000 holders. Assuming these conditions remain unchanged on the date fixed to determine the stockholders entitled to vote on a long-form merger or act by written consent to approve a long-form merger, holders of eXegenics common stock will have appraisal rights with respect to any then-outstanding shares of eXegenics common stock pursuant to the provisions of Section 262 of the Delaware General Corporation Law as described below. If, on the date fixed to determine stockholders entitled to vote on the merger or act by written consent to approve a long-form merger, the shares of eXegenics common stock are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or if on such date the shares of eXegenics common stock are held of record by more than 2,000 holders, the holders of eXegenics common stock who have not exchanged their shares in the exchange offer will not have appraisal rights in connection with a long-form merger.

        The shares of eXegenics preferred stock are not listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., nor are they held by more than 2,000 holders. Assuming these conditions remain unchanged on the date fixed to determine stockholders entitled to vote on the long-form merger, or the record date for determining the stockholders entitled to notice of an action by written consent, holders of eXegenics preferred stock will have appraisal rights with respect to any then-outstanding shares of eXegenics preferred stock pursuant to the provisions of Section 262 of the Delaware General Corporation Law as described below if we complete a long-form merger.

  Short-Form Merger

        If we complete the exchange offer and, upon completion of the exchange offer (and following any exercise of our top-up option described above), we own at least 90% of the outstanding shares of eXegenics common stock and 90% of the outstanding shares of eXegenics preferred stock, we have agreed to effect a short-form merger, as described above. Please see the section of this prospectus supplement entitled "The Transaction—Top-Up Option" on page 44 for a discussion of our option to purchase additional shares of capital stock of eXegenics under certain circumstances.

        Under Delaware law, holders of eXegenics capital stock will have appraisal rights with respect to any then-outstanding shares of eXegenics capital stock in the event of a short-form merger.

  General

        Under Section 262 of the Delaware General Corporation Law, stockholders who have the right to appraisal of their shares of eXegenics capital stock and who comply with the applicable statutory procedures under the Delaware General Corporation Law will be entitled to receive a judicial determination of the fair value of their shares of eXegenics capital stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) and to receive payment of this fair value in cash, together with a fair rate of interest, if any. In Cede & Co. and Cinerama, Inc. v. Technicolor, Inc., the Supreme Court of the State of Delaware construed Section 262 of the Delaware General Corporation Law and held that the "accomplishment or expectation" exclusion from the calculation of fair value described in the preceding sentence is narrow and is designed to eliminate use of pro forma data and projections of a speculative variety relating to the completion of a merger. The court held that it is appropriate to include in the calculation of fair value any known elements of value. We cannot assure you what methodology a court would use to determine fair value or how a court would select which elements of value are to be included in its determination.

        If you have and with to exercise appraisal rights in connection with the merger, you will have to comply with specific statutory provisions under Delaware law. The following is a brief summary of the statutory procedures that you must follow in order to perfect appraisal rights under Delaware law.

The following discussion is not a complete statement of the Delaware law pertaining to appraisal rights and is qualified in its entirety by the full text of Section 262 of the General Corporation Law of the State of Delaware which was attached as Annex D to the preliminary prospectus, dated July 25, 2003, which previously was mailed to you. Because of the complexity of Section 262 and the need to strictly comply with various technical requirements, you should read Annex D to the preliminary prospectus in its entirety. A person having a beneficial interest in shares of eXegenics capital stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

        Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of

Section 262. Alternatively, where a merger is submitted for approval by action by written consent of the stockholders, one of the constituent corporations must notify each holder of capital stock of the constituent corporations, prior to the effective date of the merger, that such appraisal rights are available or, alternatively, the surviving corporation must notify such stockholders within 10 days after the effective date of the merger that such appraisal rights are available. In each case, the notice must include a copy of Section 262.

        If the merger is to be submitted for approval at a meeting of the eXegenics stockholders, a holder of shares of eXegenics capital stock wishing to exercise such holder's appraisal rights:

  •
  must deliver to eXegenics, before the vote on the adoption of the merger agreement at the special meeting, a written demand for the appraisal of his or her shares; and

  •
  must not vote in favor of the adoption of the merger agreement.

In order not to vote in favor of the adoption of the merger agreement, a stockholder must either:

  •
  not return a proxy card and not vote in person in favor of the adoption of the merger agreement,

  •
  return a proxy card with the "Against" or "Abstain" box checked,

  •
  vote in person against the adoption of the merger agreement, or

  •
  register in person an abstention from the proposal to adopt the merger agreement.

If the merger is approved by written consent of the eXegenics stockholders, a holder of shares of eXegenics capital stock who desires to exercise appraisal rights must deliver to eXegenics, within 20 days after the mailing of the notice of such holder's appraisal rights, a written demand for appraisal.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to eXegenics Inc. at 2110 Research Row, Dallas, Texas, 75235, attention: President.

        A holder of shares of eXegenics capital stock who wishes to exercise the holder's appraisal rights must hold of record these shares on the date the written demand for appraisal is made and must continue to hold these shares of record through the effective time of the merger. A vote against the adoption of the merger agreement (in the case of a meeting of the stockholders of eXegenics) will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. Rather, the demand must reasonably inform eXegenics of the identity of the holder as well as the intention of the holder to demand an appraisal of the "fair value" of the shares held by the holder. In this situation, a stockholder's failure to make the written demand before the taking of the vote on the adoption of the merger agreement at the special meeting of eXegenics stockholders will constitute a waiver of appraisal rights. If the merger is approved by the written consent of the eXegenics stockholders, then the written demand for appraisal must reasonably inform the corporation of the identity of the stockholder, and that the stockholder intends thereby to demand appraisal of such holder's shares.

        Only a holder of record of shares of eXegenics capital stock is entitled to assert appraisal rights for the shares of eXegenics capital stock registered in that holder's name. The demand for appraisal in respect of shares of eXegenics capital stock must be executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates, and must state that the holder intends thereby to demand appraisal of the holder's shares of eXegenics capital stock in connection with the merger. If the shares of eXegenics capital stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the shares of eXegenics capital stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that in executing the demand, the agent is acting as agent for the owner or owners. A record holder, such as a broker who holds shares of eXegenics capital stock as nominee for several beneficial owners, may exercise appraisal rights with respect to the shares of eXegenics capital stock held for one or more beneficial owners while not exercising such rights with respect to the shares of eXegenics capital stock held for other beneficial owners. In this case, however, the written demand should set forth the number of shares of eXegenics capital stock as to which appraisal is sought, and if no number of shares of eXegenics capital stock is expressly mentioned, the demand will be presumed to cover all shares of eXegenics capital stock held in the name of the record owner. Stockholders who hold their shares of eXegenics capital stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

        Within 10 days after the effective time of the merger, the surviving corporation must notify each holder of eXegenics capital stock who has complied with Section 262 and who has not voted in favor of the adoption of the merger agreement of the date that the merger has become effective. Within 120 days after the effective time of the merger, the surviving corporation or any holder of eXegenics capital stock who is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the holder's shares of eXegenics capital stock. Neither eXegenics, as the surviving corporation, nor AVI is under any obligation to and has no present intention to file such a petition. Accordingly, it is the obligation of the holders of eXegenics capital stock to initiate all necessary action to perfect their appraisal rights in respect of their shares of eXegenics capital stock within the time prescribed in Section 262.

        Within 120 days after the effective time of the merger, any holder of eXegenics capital stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement, the aggregate number of shares with respect to which demands for appraisal have been received and the aggregate number of holders of these shares. This statement must be mailed within 10 days after a written request for the statement has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

        If a petition for an appraisal is timely filed by a holder of shares of eXegenics capital stock and a copy of the petition is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to these stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights under Section 262. The Delaware Court of Chancery may require the holders of shares of eXegenics capital stock who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation on the certificate of the pendency of the appraisal proceeding. If any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to this stockholder.

        After determining the holders of eXegenics capital stock entitled to appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares of eXegenics capital stock, exclusive of any element of value arising from the accomplishment or expectation of the merger. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amount determined to be the fair value. Holders of eXegenics capital stock considering seeking appraisal should be aware that the fair value of their shares of eXegenics capital stock as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares of eXegenics capital stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The costs of the action may be determined by the court and taxed upon the parties as the court deems equitable. The court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

        Any holder of shares of eXegenics capital stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares of eXegenics capital stock subject to such demand for any purpose. In addition, the shares subject to the demand will not be entitled to the payment of dividends or other distributions on those shares of eXegenics capital stock, except dividends or other distributions payable to holders of record of eXegenics capital stock as of a record date before the effective time of the merger.

        If any stockholder who demands appraisal of the holder's shares of eXegenics capital stock under Section 262 fails to perfect, or effectively withdraws or loses, the holder's right to appraisal, the shares of eXegenics capital stock of the stockholder will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration, without interest. The number of shares of AVI common stock, and cash in lieu of a fraction of a share of AVI common stock, delivered to the stockholder will be based on the same exchange ratios utilized in the exchange offer and the merger, regardless of the market price of AVI common stock at the time of delivery. A stockholder will fail to perfect, or effectively lose or withdraw, the holder's right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of the holder's demand for appraisal and an acceptance of the merger, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

Failure to follow the steps required by Section 262 of the General Corporation Law of the State of Delaware for perfecting appraisal rights may result in the loss of these rights.

Possible Effects of the Exchange Offer

  Reduced Liquidity of eXegenics Common Stock; Possibly No Longer Included for Quotation

        The tender and exchange of shares of eXegenics common stock pursuant to the exchange offer will reduce the number of holders of shares of eXegenics common stock as well as the number of shares of eXegenics common stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of eXegenics common stock held by the public.

        Shares of eXegenics common stock are included for listing and principally traded on the NASDAQ SmallCap Market. Depending on the number of shares of eXegenics common stock acquired pursuant to the exchange offer, following completion of the exchange offer, shares of eXegenics common stock may no longer meet the requirements of the NASDAQ SmallCap Market for continued listing. The requirements for continued inclusion in the NASDAQ SmallCap Market, among other things, require that an issuer have either:

  •
  at least 750,000 publicly held shares, held by at least 400 stockholders of round lots, with a market value of at least $5.0 million and net tangible assets of at least $4.0 million and at least two registered and active market makers for the shares; or

  •
  at least 1,100,000 publicly held shares, held by at least 400 stockholders of round lots, with a market value of at least $15.0 million and at least four registered and active market markers, and either:

  •
  a market capitalization of at least $50.0 million; or

  •
  total assets and total revenue of at least $50.0 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years.

        On October 25, 2002, eXegenics transferred from the NASDAQ National Market to the NASDAQ SmallCap Market as a result of its failure to comply with the minimum bid price requirement of $1.00 per share. The NASDAQ SmallCap Market also requires that an issuer's listed securities maintain a minimum bid price of $1.00. On January 21, 2003, the eXegenics received from NASDAQ a 180-day grace period to comply with this listing requirement, and recently received an additional 90 day grace period. It is likely that, following this 90-day grace period, eXegenics' common stock will cease to be traded principally on the NASDAQ SmallCap Market.

        Even if the requirements for continued inclusion in the NASDAQ SmallCap Market are not satisfied, the shares might nevertheless continue to be included in a different tier of NASDAQ with quotations published in the NASDAQ "additional list" or in one of the "local lists," but if the number of holders of shares of eXegenics capital stock falls below 300, the number of publicly held shares fall below 500,000 or there are not at least two registered and active market makers for the shares, applicable NASDAQ rules provide that the shares are no longer "qualified" for NASDAQ reporting and NASDAQ would cease to provide any quotations. Shares of eXegenics capital stock held directly or indirectly by directors, officers or beneficial owners of more than 10% of the shares of eXegenics capital stock are not considered as being publicly held for this purpose. If, following the completion of the exchange offer, the shares of eXegenics capital stock no longer meet the requirements for continued inclusion in the NASDAQ SmallCap Market or in any other tier of NASDAQ and the shares are no longer included in the NASDAQ SmallCap Market or in any other tier of NASDAQ, the market for shares of eXegenics capital stock could be adversely affected.

        If the shares of eXegenics common stock no longer meet the requirements for continued inclusion in any tier of the NASDAQ, it is possible that the shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the shares of eXegenics common stock and the availability of quotations for shares of eXegenics common stock would, however, depend upon the number of holders or the aggregate market value of the shares remaining at that time, the interest in maintaining a market in shares of eXegenics common stock on the part of securities firms, the possible termination of registration of the shares under the Securities Exchange Act of 1934, as described below, and other factors. We cannot predict whether the reduction in the number of shares of eXegenics common stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the shares of eXegenics common stock.

        eXegenics' preferred stock is not currently traded on any tier of NASDAQ or on any national exchange.

        According to eXegenics, as of August 14, 2003, there were approximately 16,184,486 shares of eXegenics common stock outstanding and 910,857 shares of preferred stock outstanding.

  Registration under the Securities Exchange Act of 1934

        Shares of eXegenics common stock are currently registered under the Securities Exchange Act of 1934. eXegenics can terminate that registration upon application to the Securities and Exchange Commission if the outstanding shares are not listed on a national securities exchange or if there are fewer than 300 holders of record of shares of eXegenics common stock. After completion of the merger, we intend to cause eXegenics to terminate the registration of eXegenics common stock under the Securities Exchange Act of 1934. Termination of registration of the shares of eXegenics common stock under the Securities Exchange Act of 1934 would reduce the information that eXegenics must furnish to its stockholders and to the Securities and Exchange Commission.

Relationships between AVI and eXegenics

        Except for the stockholder agreements, the proxy agreements that are attached to the stockholder agreements, the affiliate agreements, or as otherwise described in this prospectus supplement, neither AVI nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of eXegenics, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described in this prospectus supplement, there have been no contacts, negotiations or transactions since January 1, 2002, between AVI or, to the best of our knowledge, any of our directors, executive officers or other affiliates on the one hand, and eXegenics or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Neither AVI nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has, since January 1, 2002, had any transaction with eXegenics or any of its officers, directors or affiliates that would require disclosure under the rules and regulations of the Securities and Exchange Commission applicable to the exchange offer. For a description of the contacts and negotiations between AVI and any of our directors, executive officers or other affiliates, on the one hand, and eXegenics and its directors, executive officers or affiliates on the other hand, relating to the exchange offer and the merger see the section of this prospectus supplement entitled "The Transaction—Background" beginning on page 36.

        Neither AVI nor, to the best of our knowledge, any of our directors, executive officers or other affiliates beneficially owns or has any right to acquire, directly or indirectly, any shares of eXegenics common stock except pursuant to the stockholder agreements described in more detail in the section entitled "The Stockholder Agreements" on page 65 of this prospectus supplement.

        Neither AVI nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has effected any transaction in shares of eXegenics capital stock during the past 60 days.

Fees and Expenses

        We have retained Mellon Investor Services LLC to act as information agent in connection with the exchange offer. In this capacity Mellon may contact holders of shares of eXegenics capital stock by mail, telephone, telex, telegraph, e-mail and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the exchange offer to beneficial owners of shares of eXegenics capital stock. We have agreed to pay Mellon reasonable and customary compensation for these services in addition to reimbursing Mellon for its reasonable out-of-pocket expenses. We have agreed to indemnify Mellon against certain liabilities and expenses in connection with the exchange offer, including certain liabilities under the U.S. federal securities laws.

        We have also retained Mackenzie Partners, Inc. to act as information agent in connection with the exchange offer. In this capacity Mackenzie may contact holders of shares of eXegenics capital stock by mail, telephone, telex, telegraph, e-mail and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the exchange offer to beneficial owners of shares of eXegenics capital stock. We have agreed to pay Mackenzie reasonable and customary compensation for these services in addition to reimbursing Mackenzie for its reasonable out-of-pocket expenses. We have agreed to indemnify Mackenzie against certain liabilities and expenses in connection with the exchange offer, including certain liabilities under the U.S. federal securities laws.

        In addition, we have retained Mellon Investor Services LLC as the exchange agent. We have agreed to pay the exchange agent reasonable and customary compensation for its services in connection with the exchange offer, have agreed to reimburse the exchange agent for its reasonable out-of-pocket expenses and have agreed to indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

        Except as described above, we have not agreed to pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares of eXegenics capital stock pursuant to the exchange offer. We have agreed to reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

CERTAIN TERMS OF THE MERGER AGREEMENT

        The following summary of the merger agreement describes certain material terms of the merger agreement. The complete text of the merger agreement was attached as Annex A to the preliminary prospectus, dated July 25, 2003, which previously was mailed to you and is incorporated by reference herein. We encourage all eXegenics stockholders to read carefully the entire merger agreement.

The Exchange Offer

  Generally

        Under the terms of the merger agreement, we have commenced an exchange offer for all outstanding shares of eXegenics capital stock. In the exchange offer, we are offering to exchange 0.123 of a share of AVI common stock for each share of eXegenics common stock that is validly tendered and not withdrawn, and 0.185 of a share of AVI common stock for each share of eXegenics preferred stock that is validly tendered and not withdrawn. As a result of the increase in the exchange ratios and in accordance with the rules of the SEC, the initial expiration date of the exchange offer has been extended to August 29, 2003. The initial expiration date of the exchange offer may be further extended under certain circumstances described more fully below.

  Mandatory Extension of the Exchange Offer

        We are required to extend the expiration date of the exchange offer for a period of ten business days after the initial expiration date if:

  •
  all of the conditions to the exchange offer, other than the minimum tender condition described below under the caption "Conditions to the Exchange Offer—The Minimum Tender Condition," are satisfied as of the initial expiration date;

  •
  a number of shares of eXegenics common stock have been validly tendered and not withdrawn as of the initial expiration date that represents at least 35% of the sum of:

  •
  the total number of shares of eXegenics common stock outstanding as of the initial expiration date; plus

  •
  the total number of shares of eXegenics common stock issuable upon the exercise of in-the-money options, warrants and other rights to acquire eXegenics common stock, each as outstanding as of the initial expiration date; and

  •
  a number of shares of eXegenics preferred stock have been validly tendered and not withdrawn as of the initial expiration date that represents at least 35% of the total number of shares of eXegenics preferred stock outstanding as of the initial expiration date.

  Optional Extensions of the Exchange Offer

        If any condition to the exchange offer is not satisfied or, if permissible, waived, on any scheduled expiration date of the exchange offer, then we may extend the expiration date from time to time for such period of time as we reasonably determine to be necessary to permit such condition to be satisfied.

        We may also extend the expiration date of the exchange offer for one additional period of not more than 20 business days if the minimum condition has been satisfied, but either:

  •
  the sum of the number of shares of eXegenics common stock that have been validly tendered and not withdrawn plus the number of shares of eXegenics common stock owned by us or Elk Acquisition as of the scheduled expiration date is less than 90% of the number of shares of eXegenics common stock then outstanding; or

  •
  the sum of the number of shares of eXegenics preferred stock that have been validly tendered and not withdrawn plus the number of shares of eXegenics preferred stock owned by us or Elk Acquisition as of the scheduled expiration date is less than 90% of the number of shares of eXegenics preferred stock then outstanding.

        We also have the right to extend the exchange offer for any period of time required by the applicable rules and regulations of the Securities and Exchange Commission.

  Subsequent Offering Period

        We may elect to provide a subsequent offering period of not less than three nor more than 20 business days after the acceptance of shares of eXegenics capital stock in the exchange offer if the requirements of Rule 14d-11 under the Securities Exchange Act of 1934 have been met. You will not have the right to withdraw any shares of eXegenics capital stock that you tender during the subsequent offering period. During the subsequent offering period, we are required to accept for exchange, and to deliver shares of AVI common stock in exchange for, shares of eXegenics capital stock that are validly tendered promptly after the tender of such shares. If we elect to provide a subsequent offering period, we are required to make a public announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer.

  Prompt Payment for Shares of eXegenics Capital Stock in the Exchange Offer

        Subject to the terms of the exchange offer and the merger agreement, and the satisfaction, or waiver to the extent permitted, of the conditions to the exchange offer, we are required to accept for exchange all shares of eXegenics capital stock validly tendered and not withdrawn pursuant to the exchange offer promptly after the applicable expiration date of the exchange offer, as it may be extended pursuant to the merger agreement, and are required to exchange all accepted shares of eXegenics capital stock promptly after acceptance.

        We will not issue certificates representing fractional shares of AVI common stock in the exchange offer. Instead, each tendering stockholder who would otherwise be entitled to a fractional share (after aggregating all fractional shares of AVI common stock that otherwise would be received by the stockholder) will receive cash (rounded up to the nearest whole cent), without interest, equal to the price obtained by multiplying:

  •
  that fraction of a share of AVI common stock to which the stockholder is entitled (after aggregating all fractional shares of AVI common stock that otherwise would be received by the stockholder), by

  •
  the closing price of one share of AVI common stock on the NASDAQ National Market on the date we first accept shares of eXegenics capital stock for exchange in the exchange offer.

Composition of eXegenics' Board of Directors after the Exchange Offer

        Upon the acceptance for payment of shares of eXegenics capital stock pursuant to the exchange offer, we will be entitled to designate to serve on eXegenics' board of directors the number of directors, rounded up to the next whole number, determined by multiplying:

  •
  the total number of directors on eXegenics' board of directors (giving effect to any increase in the size of eXegenics' board of directors effected in accordance with the merger agreement); by

  •
  the percentage obtained by dividing the number of shares of eXegenics capital stock owned by us (including shares of eXegenics capital stock accepted for exchange pursuant to the exchange offer) by the total number of shares of eXegenics capital stock then outstanding.

        Under the terms of the merger agreement, upon our request, eXegenics is required to take all action necessary to cause our designees to be elected or appointed to eXegenics' board of directors, including increasing the number of authorized directors or obtaining resignations of incumbent directors, or both. In addition, in connection with our designation of directors, eXegenics is required to obtain and deliver to us the resignation of each officer of eXegenics and, with respect to each committee of the board of directors, eXegenics is required cause directors designated by us to constitute at least the same percentage as the directors designated by us represent on eXegenics' board of directors.

        Until the completion of the merger, eXegenics' board of directors is required to include at least two members, referred to in this prospectus supplement as the "continuing directors," who were directors of eXegenics as of the date of the merger agreement. If, at any time before the completion of the merger, there is only one continuing director, the remaining continuing director will be entitled to designate a person to serve on the board of directors, and such person will be deemed to be a continuing director for all purposes of the merger agreement. If, at any time before the completion of the merger, there are no continuing directors, then the remaining directors will designate two persons to serve on the board of directors who are not officers, employees or affiliates of eXegenics, AVI or Elk Acquisition, and such persons will be deemed to be continuing directors for all purposes of the merger agreement.

        The merger agreement provides that if our designees are elected to eXegenics' board of directors before the completion of the merger, the approval of a majority of the continuing directors will be required for eXegenics to:

  •
  amend or waive any term or condition of the merger agreement;

  •
  terminate the merger agreement; or

  •
  extend the time for performance by us or Elk Acquisition of any obligation or action under the merger agreement.

The Merger

  Generally

        The merger agreement provides that after completion of the exchange offer, Elk Acquisition will be merged into eXegenics. Upon completion of the merger, eXegenics will continue as the "surviving corporation" and will be a wholly owned subsidiary of AVI.

  The Completion of the Merger

        The merger will become effective when the certificate of merger or certificate of ownership and merger, as the case may be, is filed with the Secretary of State of the State of Delaware. AVI and eXegenics anticipate that the merger will be completed no later than the third business day after all of the conditions to the merger contained in the merger agreement are satisfied or, where permissible, waived.

        Upon completion of the merger:

  •
  the directors and officers of Elk Acquisition will become the directors and officers of the surviving corporation;

  •
  the certificate of incorporation of the surviving corporation will be amended to be substantively identical to the certificate of incorporation of Elk Acquisition immediately before the merger; and

  •
  the bylaws of the surviving corporation will be amended to be substantively identical to the bylaws of Elk Acquisition immediately before the merger.

  Manner and Basis of Converting Shares of eXegenics Common Stock in the Merger

        Under the terms of the merger agreement, and as a result of the increase in the exchange ratios, upon completion of the merger:

  •
  each share of eXegenics common stock outstanding immediately before the merger will be converted into the right to receive 0.123 of a share of AVI common stock; and

  •
  each share of eXegenics preferred stock outstanding immediately before the merger will be converted into the right to receive a 0.185 of a share of AVI common stock.

        Shares of eXegenics capital stock held by eXegenics immediately before completion of the merger or owned by AVI, Elk Acquisition or any other subsidiary of AVI immediately before the completion of the merger will be canceled at the effective time of the merger without payment of any consideration.

        We will not issue certificates representing fractional shares of AVI common stock in the merger. Instead, each stockholder who would otherwise be entitled to a fractional share (after aggregating all fractional shares of AVI common stock that otherwise would be received by the stockholder) will receive cash (rounded up to the nearest whole cent), without interest, equal to the price obtained by multiplying:

  •
  that fraction of a share of AVI common stock to which the stockholder is entitled (after aggregating all fractional shares of AVI common stock that otherwise would be received by the stockholder), by

  •
  the closing price of one share of AVI common stock on the NASDAQ National Market on the date on which the merger becomes effective.

        The merger agreement provides that, as soon as reasonably practicable after the date of completion of the merger, the exchange agent will mail to each record holder of a certificate or certificates that represented shares of eXegenics capital stock immediately before the merger, a letter of transmittal and instructions for use in exchanging eXegenics capital stock certificates for AVI common stock certificates. In addition, the merger agreement contemplates that, as soon as reasonably practicable after the exchange agent receives back from a record holder an eXegenics capital stock certificate, the letter of transmittal and any other documents that are reasonably required by the exchange agent or AVI, the exchange agent will mail to the record holder a certificate or certificates representing the appropriate number of shares of AVI common stock and an amount of cash for any fractional share. Additionally, record holders of eXegenics capital stock certificates may, at their option after the completion of the merger, physically surrender their eXegenics capital stock certificates in person at the offices of the exchange agent listed on the back of this prospectus supplement for AVI common stock certificates and cash for any fractional share.

        After the completion of the merger, until it is surrendered and exchanged, each certificate that previously represented shares of eXegenics capital stock will be deemed to represent only the right to receive shares of AVI common stock and cash for any fractional share. We will not pay dividends or other distributions on any shares of AVI common stock to be issued in exchange for any eXegenics capital stock certificate that is not surrendered until the eXegenics capital stock certificate is properly surrendered, as provided in the merger agreement and the letter of transmittal to be mailed by the exchange agent to each record holder of eXegenics capital stock as of the effective time of the merger.

  Basis of Converting Shares of Common Stock of Elk Acquisition in the Merger

        Under the terms of the merger agreement, upon completion of the merger, each share of common stock of Elk Acquisition outstanding immediately before the merger will be converted into the number of shares of common stock of the surviving corporation determined by dividing the number of shares of eXegenics common stock outstanding immediately before the merger by 100.

Treatment of eXegenics Stock Options And Warrants

        Under the terms of the merger agreement, we will not assume any options to purchase eXegenics common stock. The vesting of options to purchase eXegenics common stock granted under eXegenics' 1992 stock option plan will not accelerate as a result of our decision not to assume such options. However, Under eXegenics' 1996 and 2000 stock option plans, pursuant to which substantially all outstanding options to purchase eXegenics common stock were granted, the vesting of all eXegenics options granted under such plans that are not assumed will automatically accelerate. As a result, all options to purchase eXegenics common stock granted under either eXegenics' 1996 or 2000 stock option plans will become fully vested and exercisable either immediately upon the time AVI accepts shares of eXegenics common stock in the exchange offer (with respect to options granted under eXegenics' 1996 stock option plan) or upon the consummation of the merger (with respect to options granted under eXegenics' 2000 stock option plan). Following the consummation of the merger, all options to purchase eXegenics common stock will remain exercisable solely to purchase shares of eXegenics common stock until terminated pursuant to the respective option grants.

        Under the terms of the merger agreement, upon the completion of the merger, we will assume each outstanding warrant to acquire shares of eXegenics common stock to the extent required by the terms of such warrant.

Top-Up Option

        Pursuant to the merger agreement, we have an irrevocable option to purchase from eXegenics, at any time on or after the first date upon which we accept shares of eXegenics capital stock for exchange pursuant to the exchange offer, additional shares of eXegenics common stock or eXegenics preferred stock, or both. The exercise of this option would allow us to complete a "short-form" merger rather than a "long-form" merger as discussed above.

        If we exercise the common stock top-up option, we may purchase up to the number of shares of eXegenics common stock that would equal, when combined with the shares of eXegenics common stock already owned by us, 90.1% of the outstanding shares of eXegenics common stock, after giving effect to the issuance of the shares subject to the common stock top-up option. We may pay the purchase price for the shares of eXegenics common stock purchased pursuant to the exercise of the common stock top-up option either by issuing a number of shares of AVI common stock equal to the number of shares of eXegenics common stock purchased multiplied by the common stock exchange ratio or by payment of cash and issuance of a promissory note equivalent in value to the shares of AVI common stock that otherwise would have been issued.

        Similarly, if we exercise the preferred stock top-up option, we may purchase up to the number of shares of eXegenics preferred stock that would equal, when combined with the shares of eXegenics preferred stock already owned by us, 90.1% of the outstanding shares of eXegenics preferred stock, after giving effect to the issuance of the shares subject to the preferred stock top-up option. Similarly, we may pay the purchase price for the shares of eXegenics preferred stock purchased pursuant to the exercise of the preferred stock top-up option either by issuing a number of shares of AVI common stock equal to the number of shares of eXegenics preferred stock purchased multiplied by the preferred stock exchange ratio or by payment of cash and issuance of a promissory note equivalent in value to the shares of AVI common stock that otherwise would have been issued.

        The number of shares of eXegenics capital stock that may be purchased under either top-up option is limited to the number of authorized but unissued shares of eXegenics common stock or eXegenics preferred stock, as applicable, then available for issuance by eXegenics.

Representations And Warranties

        In the merger agreement, eXegenics has provided customary representations and warranties relating to, among other things, its assets, liabilities, capitalization and financial condition, the accuracy and completeness of its filings with the SEC, and its ability to complete the transaction. We have made representations regarding the accuracy and completeness of our filings with the SEC and with regard to our ability to complete the transactions. The representations and warranties of each party will expire upon completion of the merger.

Conduct of eXegenics' Business Prior to Completion of the Exchange Offer

        The merger agreement contemplates that, until the completion of the merger, eXegenics will conduct its operations in substantially the manner as conducted before the merger and will use all reasonable efforts to preserve its current business organization and keep available the services of its current officers and employees. The merger agreement also expressly prohibits eXegenics' from engaging in certain material transactions without AVI's prior written consent. Among other things, eXegenics has agreed that it will not:

  •
  declare, accrue (other than accruals in respect of dividends required on eXegenics preferred stock), set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock, or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities;

  •
  sell, issue or grant any shares of capital stock, options, warrants or other securities of any kind, except that eXegenics may issue up 200,000 shares of eXegenics common stock to its landlord in complete satisfaction of eXegenics' obligation to pay rent under its existing lease, and eXegenics may also issue shares of eXegenics common stock upon the valid exercise of eXegenics stock options outstanding as of the date of the merger agreement;

  •
  amend or waive any of its rights under, or accelerate the vesting under, any provision of any of eXegenics' stock option plans, any provision of any agreement evidencing any outstanding eXegenics stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related agreement;

  •
  amend or permit the adoption of any amendment to its certificate of incorporation or bylaws;

  •
  effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

  •
  form any subsidiary or acquire any equity interest or other interest in any third party;

  •
  make any capital expenditures or any cash expenditures or payments not specifically contemplated by eXegenics' forecasted expenditures for such period as represented to AVI in the merger agreement in excess of $10,000 individually or $200,000 in the aggregate;

  •
  enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any material contract, or amend or terminate, or waive or exercise any material right or remedy under, any material contract;

  •
  acquire, lease or license any right or other asset from any third party or sell or otherwise dispose of, or lease or license, any right or other asset to any third party (except in each case for immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices), or waive or relinquish any material right;

  •
  lend money to any person, or incur or guarantee any indebtedness or other liability;

  •
  establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

  •
  hire any employee or promote any employee;

  •
  change any of its personnel policies or other business policies, or any of its methods of accounting or accounting practices in any material respect;

  •
  make any tax election;

  •
  commence or settle any action, suit or other legal proceeding;

  •
  enter into any transaction or take any other action outside the ordinary course of business or inconsistent with past practices (other than as expressly permitted by the merger agreement); or

  •
  agree, commit or offer to take any of the above described actions.

Commercially Reasonable Efforts to Complete the Transaction

        AVI and eXegenics will use commercially reasonable efforts to take, or cause to be taken, all actions necessary to complete the transactions contemplated by the merger agreement.

Limitation on eXegenics' Ability to Consider Other Acquisition Proposals

        The merger agreement requires that eXegenics immediately cease and cause to be terminated any existing discussions with any third party that relate to any offer, proposal, inquiry or indication of interest made by a third party (other than an offer, proposal, inquiry or indication of interest made by us) relating to any transaction or series of transactions involving:

  •
  any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction (a) in which eXegenics or any subsidiary of eXegenics is a party, (b) in which any person or "group" (as defined in the Securities Exchange Act of 1934 and the rules promulgated under the Securities Exchange Act of 1934) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the issued and outstanding securities of any class of voting securities of eXegenics or (c) in which eXegenics issues securities representing more than 15% of the outstanding securities of any class of its voting securities;

  •
  any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the net revenues, net income or assets of eXegenics; or

  •
  any liquidation or dissolution of eXegenics.

Each of the transactions described above is referred to as an "Acquisition Transaction," and any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made by us) contemplating any Acquisition Transaction is referred to as an "Acquisition Proposal."

        eXegenics has agreed that, except in the circumstances described below, it will not, directly or indirectly, and it will not authorize or permit any representative of eXegenics directly or indirectly to:

  •
  solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal;

  •
  furnish any information about eXegenics to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal;

  •
  engage in discussions or negotiations with any person with respect to any Acquisition Proposal;

  •
  approve, endorse or recommend any Acquisition Proposal; or

  •
  enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Proposal.

        However, eXegenics may, prior to the first date shares of eXegenics capital stock are accepted for exchange in the exchange offer, furnish nonpublic information about eXegenics to, or enter into discussions with, any third party in response to a Superior Offer (as defined below) that is submitted to eXegenics by the third party, and not withdrawn, if:

  •
  eXegenics and its representatives have not breached or taken any action inconsistent with any of the limitations on eXegenics' ability to consider other Acquisition Proposals described in this portion of the prospectus;

  •
  eXegenics' board of directors concludes in good faith, after having taken into account the advice of eXegenics' outside legal counsel, that this action is required in order for eXegenics' board of directors to comply with its fiduciary obligations to eXegenics' stockholders under applicable law;

  •
  at least two business days before furnishing any nonpublic information to, or entering into discussions with, the third party, eXegenics gives us written notice of the identity of the party making the Acquisition Proposal and of eXegenics' intention to furnish nonpublic information to, or enter into discussions with, the third party, and eXegenics receives from the third party a signed confidentiality agreement containing customary protections; and

  •
  at least two business days before furnishing any nonpublic information to the third party, eXegenics furnishes the nonpublic information to us (to the extent eXegenics has not already furnished the nonpublic information to us).

        eXegenics must also, within one day after receipt of any Acquisition Proposal, or any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information, advise us orally and in writing of the Acquisition Proposal, inquiry, indication of interest or request, and to the extent not prohibited by the terms of any applicable confidentiality agreement, the identity of the party making, and the terms of, the Acquisition Proposal, inquiry, indication of interest or request. eXegenics must keep us fully informed as to the status of, and any modification or proposed modification to, any Acquisition Proposal, inquiry, indication of interest or request.

Recommendation of eXegenics' Board of Directors

        The eXegenics board of directors has unanimously recommended that the stockholders of eXegenics accept the exchange offer, tender their shares of eXegenics capital stock pursuant to the exchange offer and, if required by applicable law, adopt the merger agreement. This recommendation is referred to as the "eXegenics Board Recommendation." The merger agreement further provides that, except as provided below, the eXegenics Board Recommendation may not be withdrawn or modified in a manner adverse to us or Elk Acquisition, and no resolution or proposal by the eXegenics board of directors or any committee of the eXegenics board of directors to withdraw the eXegenics Board Recommendation or modify the eXegenics Board Recommendation in a manner adverse to us or Elk Acquisition may be adopted or announced. If the eXegenics Board Recommendation is no longer unanimous, the merger agreement provides that it will have been deemed to have been modified in a manner that is adverse to us or Elk Acquisition.

        Notwithstanding the preceding paragraph, at any time before our acceptance of the shares of eXegenics capital stock pursuant to the exchange offer, eXegenics' board of directors may withdraw the eXegenics Board Recommendation or modify it in a manner adverse to us or Elk Acquisition if:

  •
  an unsolicited, bona fide written offer by a third party unaffiliated with eXegenics to acquire, by way of merger, tender offer or otherwise, all of the outstanding shares of eXegenics capital stock or all or substantially all of the assets of eXegenics is made and not withdrawn;

  •
  eXegenics provides us with at least three business days' prior notice of any meeting of the eXegenics board of directors, or any committee of the eXegenics board of directors, at which the board of directors or committee will consider whether the offer is a Superior Offer (as defined below);

  •
  eXegenics' board of directors determines in good faith (based upon a written opinion of Petkevich & Partners or another independent financial advisor or at least reasonably equivalent reputation) that the offer constitutes a Superior Offer;

  •
  eXegenics' board of directors determines in good faith, after having taken into account the advice of eXegenics' outside legal counsel, that, in light of the Superior Offer, the withdrawal of the eXegenics Board Recommendation or the modification of the eXegenics Board Recommendation in a manner adverse to us or Elk Acquisition is required in order for eXegenics' board of directors to comply with its fiduciary obligations to eXegenics' stockholders under applicable law;

  •
  the eXegenics Board Recommendation is not withdrawn, or modified in a manner adverse to us or Elk Acquisition, at any time within three business days after we receive written notice from eXegenics confirming that eXegenics' board of directors has determined that the offer is a Superior Offer; and

  •
  neither eXegenics nor any of its representatives has breached or taken any action inconsistent with the provisions of the merger agreement described under the heading "Limitations on eXegenics' Ability to Consider Other Acquisition Proposals."

        For purposes of the merger agreement, a "Superior Offer" means an unsolicited bona fide written offer made by a third party unaffiliated with eXegenics to acquire, by way of merger, tender offer or otherwise, all of the outstanding shares of eXegenics capital stock or all or substantially all of the assets of eXegenics, in any such case, on terms that the eXegenics board of directors determines, in its reasonable judgment, based upon a written opinion of Petkevich & Partners or another independent financial advisor or at least reasonably equivalent reputation, to be more favorable to the eXegenics stockholders than the terms of the exchange offer or the merger. However, no offer will be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by the offer is not committed and is not reasonably capable of being obtained by the third party making the offer.

Employee Benefits

        The merger agreement requires eXegenics to terminate the employment of each eXegenics employee effective as of immediately following the first date of acceptance of shares of eXegenics capital stock for exchange pursuant to the exchange offer. In addition, the merger agreement requires

eXegenics, upon our request, to take all actions necessary or appropriate to terminate each eXegenics employee benefit plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Internal Revenue Code.

Conditions to the Exchange Offer

  The Minimum Tender Condition

        The merger agreement provides that we are not required to accept for exchange, or to deliver shares of AVI common stock in exchange for, and may delay the acceptance for exchange of, or the delivery of shares of AVI common stock in exchange for, shares of eXegenics capital stock that are validly tendered and not withdrawn pursuant to the exchange offer, if, by 12:00 midnight, Eastern Time, on the expiration date of the exchange offer, if there has not been validly tendered in accordance with the terms of the exchange offer and not withdrawn prior to the expiration date of the exchange offer, as it may be extended pursuant to the merger agreement, a number of shares of eXegenics capital stock that, when added to any shares of eXegenics common stock owned by AVI and Elk Acquisition immediately before the acceptance for exchange of shares of eXegenics capital stock pursuant to the exchange offer, is equal to at least a majority of the sum of:

  •
  the total number of shares of eXegenics capital stock outstanding immediately prior to the acceptance of shares of eXegenics capital stock for exchange pursuant to the exchange offer; plus

  •
  at the election of AVI, an additional number of shares up to but not exceeding the total number of shares of eXegenics common stock issuable upon the exercise of in-the-money options, warrants and other rights to acquire shares of eXegenics capital stock.

This condition to the exchange offer is referred to as the "minimum condition."

  Other Conditions to the Exchange Offer

        The merger agreement further provides that we are not required to accept for exchange, or to deliver shares of AVI common stock in exchange for, and may delay the acceptance for exchange of, or the delivery of shares of AVI common stock in exchange for, shares of eXegenics capital stock that are validly tendered and not withdrawn pursuant to the exchange offer, if any of the conditions described below has not been satisfied:

  •
  the representations and warranties of eXegenics contained in the merger agreement must have been accurate in all material respects as of July 16, 2003, and must be accurate in all material respects on and as of the date of the expiration of the exchange offer, as it may be extended pursuant to the merger agreement, as if made on the expiration date;

  •
  each covenant or obligation that eXegenics is required to comply with or perform on or before our first date of acceptance of shares of eXegenics capital stock in the exchange offer must have been complied with or performed in all material respects;

  •
  there must not have been any material adverse effect on eXegenics and no event or circumstance shall have occurred that could reasonably be expected to have a material adverse effect on eXegenics;

  •
  eXegenics shall have obtained all material consents required in connection with the exchange offer, the merger or any of the other transactions contemplated by the merger agreement;

  •
  the amount by which eXegenics' cash and cash equivalents exceeds its accrued and potential liabilities as of the expiration date of the exchange offer, as it may be extended pursuant to the merger agreement, must be at least $9,000,000;

  •
  AVI shall have received a certificate from eXegenics' chief executive officer and chief financial officer affirming that the conditions described above have been satisfied;

  •
  the registration statement on Form S-4 covering the offer and sale of shares of AVI common stock in the exchange offer and the merger must have been declared effective under the Securities Act of 1933, and must not be the subject of any stop order or initiated or threatened proceeding seeking a stop order;

  •
  AVI shall have received a letter from Ernst & Young LLP, eXegenics' independent auditors, in form and substance reasonably acceptable to us, that is customary in scope and substance for letters delivered by independent auditors in connection with registration statements similar to the registration statement on Form S-4 covering the offer and sale of shares of AVI common stock in the exchange offer and the merger, and we shall have received an update to the letter, dated as of a date reasonably acceptable to us, and in form and substance reasonably satisfactory to us;

  •
  no temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of, or delivery of consideration for, shares of eXegenics capital stock pursuant to the exchange offer or preventing consummation of the merger or any of the other transactions contemplated by the merger agreement shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the exchange offer or the merger that makes the acquisition of, or delivery of consideration for, shares of eXegenics capital stock pursuant to the exchange offer, or the consummation of the merger or any of the other transactions contemplated by the merger agreement illegal;

  •
  there must not be any pending or threatened legal proceeding in which a governmental body is or is threatened to become a party or is otherwise involved:

  •
  challenging or seeking to restrain or prohibit the acquisition of, or delivery of consideration for, shares of eXegenics capital stock pursuant to the exchange offer, the consummation of the merger or any of the other transactions contemplated by the merger agreement;

  •
  relating to the exchange offer, the merger or any of the other transactions contemplated by the merger agreement and seeking to obtain from us or eXegenics damages or other relief that may be material to us or eXegenics;

  •
  seeking to prohibit or limit in any material respect our ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving corporation;

  •
  that could materially and adversely affect the right of AVI or eXegenics to own the assets or operate the business of eXegenics; or

  •
  seeking to compel eXegenics, AVI or any subsidiary of AVI to dispose of or hold separate any material assets as a result of the exchange offer, the merger or any of the other transactions contemplated by the merger agreement.

  •
  there must not be pending or threatened any legal proceeding (other than the legal proceeding captioned M&B Weiss Family Limited Partnership of 1996 vs. Joseph M. Davie, et al., Civil Action No. 20303-NC, in the Court of Chancery of the State of Delaware) in which, in our reasonable judgment, there is a reasonable possibility of an outcome that could have a material adverse effect on AVI:

    •
    challenging or seeking to restrain or prohibit the acquisition of, or delivery of consideration for, shares of eXegenics capital stock pursuant to the exchange offer or the consummation of the merger or any of the other transactions contemplated by the merger agreement;

    •
    relating to the exchange offer, the merger or any of the other transactions contemplated by the merger agreement and seeking to obtain from AVI or eXegenics damages or other relief that may be material to AVI or eXegenics;

    •
    seeking to prohibit or limit in any material respect our ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the eXegenics common stock;

    •
    that would materially and adversely affect the right of AVI or eXegenics to own the assets or operate the business of eXegenics; or

    •
    seeking to compel eXegenics, AVI or any subsidiary of AVI to dispose of or hold separate any material assets as a result of the exchange offer, the merger or any of the other transactions contemplated by the merger agreement.

  •
  since the date of the merger agreement, there shall not have been any material adverse development in any legal proceeding pending against eXegenics or any of its directors or any material adverse expansion in the claims or causes of action included in such legal proceeding;

  •
  no person or "group" (as defined in the Securities Exchange Act of 1934, and the rules promulgated under the Exchange Act) of persons shall have acquired or agreed to acquire securities representing more than 15% of the outstanding shares of eXegenics common stock or eXegenics preferred stock;

  •
  no "triggering event" (described on page 61 of this prospectus supplement) shall have occurred; and

  •
  the merger agreement must not have been terminated.

        We reserve the absolute right, in our sole discretion, subject to the terms of the merger agreement, to waive, in whole or in part, any of the conditions to the exchange offer. However, we must obtain the prior written consent of eXegenics to amend or waive the minimum condition or modify any condition to the exchange offer in a manner that makes satisfaction of the condition materially more difficult.

        As used in the merger agreement, "material adverse effect" as it relates to eXegenics means any effect, change, development, event or circumstance that, when considered together with all other effects, changes, developments events or circumstances, is or could reasonably be expected to be materially adverse to, or has or could reasonably be expected to have a material adverse effect on:

  •
  the business, condition (financial or otherwise), cash position, liquidity, working capital, capitalization, assets (tangible or intangible), liabilities (fixed, contingent or otherwise), operations, cash flow, financial performance or prospects of eXegenics;

  •
  the ability of eXegenics to consummate the merger or any of the other transactions contemplated by the merger agreement or to perform any of its obligations under the merger agreement; or

  •
  our ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving corporation.

The merger agreement further provides that the legal proceeding captioned M&B Weiss Family Limited Partnership of 1996 vs. Joseph M. Davie, et al., Civil Action No. 20303-NC, in the Court of Chancery of the State of Delaware will not constitute in and of itself a material adverse effect, except to the extent there shall have been a material adverse development in such legal proceeding or any material adverse expansion in the claims or causes of action included in such legal proceeding.

Conditions to the Merger

        The obligations of AVI and eXegenics to complete the merger are subject to the satisfaction or waiver of the following conditions:

  •
  if required by applicable law, the merger agreement must have been adopted by the affirmative vote of the holders of a majority of the shares of eXegenics common stock and eXegenics preferred stock issued and outstanding on the record date for the meeting of eXegenics stockholders called for the purpose of considering the adoption of the merger agreement, voting together as a single class;

  •
  no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the merger that makes consummation of the merger illegal;

  •
  the registration statement on Form S-4 covering the offer and sale of shares of AVI common stock in the exchange offer and the merger, including any post-effective amendment to the registration statement, must have become effective in accordance with the Securities Act, and must not be the subject of any stop order or initiated or threatened proceeding seeking a stop order; and

  •
  we must have accepted for exchange all shares of eXegenics capital stock validly tendered (and not withdrawn) pursuant to the exchange offer, and must have issued and delivered all shares of AVI common stock required to be delivered in exchange for such shares of eXegenics capital stock.

Termination of the Merger Agreement

  Termination by Mutual Agreement

        AVI and eXegenics may terminate the merger agreement at any time before the completion of the merger by mutual written consent.

  Termination by Either AVI or eXegenics

        Either AVI or eXegenics may terminate the merger agreement, at any time before the first date on which we accept any shares of eXegenics capital stock for exchange pursuant to the exchange offer, if:

  •
  the exchange offer expires without our having accepted for exchange any shares of eXegenics capital stock pursuant to the exchange offer, unless the failure to accept shares is attributable to a failure on the part of the party seeking to terminate the agreement to perform any obligation of such party under the merger agreement required to be performed on or before the first date on which we accept any shares of eXegenics capital stock for exchange pursuant to the exchange offer; or

  •
  the acceptance of shares of eXegenics capital stock for exchange pursuant to the exchange offer has not occurred on or before November 15, 2003, unless the failure to accept shares of eXegenics capital stock for exchange pursuant to the exchange offer is attributable to a failure on the part of the party seeking to terminate the agreement to perform any obligation of such party under the merger agreement required to be performed on or before the first date on which we accept any shares of eXegenics capital stock for exchange pursuant to the exchange offer.

        In addition, either AVI or eXegenics may terminate the merger agreement at any time before the completion of the merger if a court of competent jurisdiction issues any final and nonappealable order, decree or ruling that prohibits the acquisition or acceptance for exchange of, or the issuance and delivery of shares of AVI common stock in exchange for, any shares of eXegenics capital stock pursuant to the exchange offer or the consummation of the merger, or makes the acquisition of, or delivery of consideration for, any shares of eXegenics capital stock pursuant to the exchange offer or the consummation of the merger illegal.

  Termination by AVI

        We may terminate the merger agreement, at any time before the first date on which we accept any shares of eXegenics capital stock for exchange pursuant to the exchange offer, if any of the following "triggering events" occurs:

  •
  eXegenics' board of directors fails to unanimously recommend that eXegenics' stockholders accept the exchange offer, tender their shares of eXegenics capital stock pursuant to the exchange offer and, if required by applicable law, vote to adopt the merger agreement, or withdraws or modifies the eXegenics Board Recommendation in a manner adverse to AVI;

  •
  eXegenics fails to include in the Solicitation/ Recommendation Statement on Schedule 14D-9 which was mailed to you together with the preliminary prospectus, dated July 25, 2003:

  •
  the eXegenics Board Recommendation; or

  •
  a statement to the effect that eXegenics' board of directors has determined and believes that the exchange offer and the merger are fair to and in the best interests of the holders of eXegenics common stock and the holders of eXegenics preferred stock.

  •
  eXegenics' board of directors fails to reaffirm in writing the eXegenics Board Recommendation, or fails to reaffirm its determination that the exchange offer and the merger are fair to and in the best interests of the holders of eXegenics common stock and the holders of eXegenics preferred stock, within five days after we request in writing that the recommendation or determination be reaffirmed;

  •
  eXegenics' board of directors approves, endorses or recommends any Acquisition Proposal;

  •
  eXegenics enters into any letter of intent or similar document or any agreement relating to any Acquisition Proposal;

  •
  any tender offer or exchange offer (other than the exchange offer being made by us as described in this prospectus supplement) relating to the outstanding shares of eXegenics capital stock is commenced and, within ten business days of the commencement of the tender offer or exchange offer, eXegenics fails to recommend rejection of the tender offer or exchange offer by eXegenics stockholders, or eXegenics subsequently withdraws or modifies its recommendation that such tender offer or exchange offer be rejected;

  •
  an Acquisition Proposal is publicly announced, and eXegenics fails to issue a press release announcing its opposition to the Acquisition Proposal within five business days after the Acquisition Proposal is announced, or eXegenics otherwise fails to actively oppose the Acquisition Proposal; or

  •
  eXegenics or any representative of eXegenics breaches or takes any action inconsistent with eXegenics' obligations described in the section above entitled "Limitation on eXegenics' Ability to Consider Other Acquisition Proposals."

        In addition, we may terminate the merger agreement, at any time before first date on which we accept any shares of eXegenics capital stock for exchange pursuant to the exchange offer, if:

  •
  any representation or warranty of eXegenics was materially inaccurate when made or becomes materially inaccurate as of a date after the date of the merger agreement (as if made on that date);

  •
  eXegenics materially breaches any covenant or agreement in the merger agreement; or

  •
  a material adverse effect (as described on page 60 of this prospectus supplement) on eXegenics has occurred, or an event has occurred or circumstance has arisen that could reasonably be expected to have a material adverse effect on eXegenics.

        We may also terminate the merger agreement, at any time before the completion of the merger, if:

  •
  the holders of a majority of the issued and outstanding shares of eXegenics capital stock (other than AVI) take any action by written consent to elect any person to serve as a member of eXegenics' board of directors; or

  •
  two or more of the persons serving on eXegenics' board of directors as of the date of the merger agreement no longer serve on the eXegenics board of directors for any reason (other than as a result of the appointment of our designees to the eXegenics board of directors as described in the section above entitled "Certain Terms of the Merger Agreement—Composition of eXegenics' Board of Directors after the Exchange Offer" on page 52 of this prospectus supplement).

  Termination by eXegenics

        eXegenics may terminate the merger agreement, at any time before the first date on which we accept any shares of eXegenics capital stock for exchange pursuant to the exchange offer, if:

  •
  any representation or warranty of ours is materially inaccurate when made or becomes materially inaccurate as of a date after the date of the merger agreement (as if made on that date); or

  •
  we materially breach any covenant or agreement in the merger agreement.

        In addition, eXegenics may terminate the merger agreement, at any time before the first date on which we accept any shares of eXegenics capital stock for exchange pursuant to the exchange offer, in order to accept a Superior Offer and enter into a definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer, if:

  •
  neither eXegenics nor any of its representatives has breached or taken any action inconsistent with eXegenics' obligations described in the section above entitled "Limitations on eXegenics' Ability to Consider Other Acquisition Proposals";

  •
  eXegenics' board of directors has authorized, subject to complying with the terms of the merger agreement, eXegenics to enter into the definitive acquisition agreement;

  •
  eXegenics notifies us in writing (and delivers to us a copy of the definitive acquisition agreement) that the definitive acquisition agreement has been duly executed and delivered to eXegenics by the other party to the definitive acquisition agreement, the eXegenics board of directors has authorized the execution and delivery of the definitive acquisition agreement by eXegenics, and that eXegenics will enter into the definitive acquisition agreement immediately upon termination of the merger agreement;

  •
  a period of at least five business days has elapsed since our receipt of the foregoing notice, and eXegenics has made its representatives reasonably available during the five business-day period for the purpose of engaging in negotiations with us regarding a possible amendment of the exchange offer or a possible alternative transaction; and

  •
  any proposal by us to amend the exchange offer or enter into an alternative transaction shall have been considered by eXegenics' board of directors in good faith, and eXegenics' board of directors shall have determined in good faith (after taking into account the advice of eXegenics' outside legal counsel and financial advisors) that the terms of the proposed amended exchange offer or other alternative transaction are not as favorable to the eXegenics stockholders, from a financial point of view, as the transaction contemplated by the definitive acquisition agreement providing for the transaction constituting a Superior Offer.

        If the merger agreement is terminated pursuant to any of the provisions described above in this section, the merger agreement will become void and of no effect, with no liability on the part of us or eXegenics, except that each party will remain liable to the other for knowing or willful breaches of representations and warranties and for any breach of any covenant.

Expenses

        The merger agreement provides that all expenses incurred in connection with the negotiation and execution of the merger agreement and the consummation of the transactions contemplated by the merger agreement are to be paid by the party incurring such expenses, except that AVI and eXegenics must share equally all fees and expenses, other than attorneys' fees, incurred in connection with the filing, printing and mailing of the registration statement of which this prospectus supplement is a part, the preliminary prospectus, the exchange offer documents, the post-effective amendment to the registration statement of which this prospectus supplement is a part, the proxy statement (if required) and any amendments or supplements to the preceding documents (if required).

        Notwithstanding the foregoing, if we terminate the merger agreement following the occurrence of one of the triggering events described in the section above entitled "Termination by AVI," or eXegenics terminates the merger agreement for any reason and, within 180 days after the date of termination of the merger agreement:

  •
  a Superior Transaction (as defined below) is consummated;

  •
  eXegenics enters into an agreement contemplating a Superior Transaction; or

  •
  an offer or proposal contemplating a Superior Transaction has been disclosed, announced, commenced, submitted or made; then

eXegenics is required to make a nonrefundable cash payment to us, in an amount equal to the lesser of $500,000 or a dollar amount equal to 40% of the amount by which the aggregate value of such Superior Transaction exceeds the total value of the shares of AVI common stock that would otherwise have been issued by us in connection with the exchange offer and the merger.

        A "Superior Transaction" means an acquisition (by way of merger, tender offer or otherwise) of at least 85% of the issued and outstanding shares of eXegenics capital stock or all or substantially all of the assets of eXegenics in which the total value of the acquisition exceeds the total value of the shares of AVI common stock that would otherwise have been issued by us in connection with the exchange offer and the merger.

Amendments to the Merger Agreement

        The merger agreement may be amended, modified or waived by our board of directors or by eXegenics' board of directors at any time prior to the completion of the merger if the amendment or waiver is in writing and signed, in the case of an amendment, by us and by eXegenics or, in the case of a waiver, by the party against which the waiver is to be effective. However, after the adoption of the merger agreement by the stockholders of eXegenics, if required by applicable law, no amendment shall be made that by law requires further approval of eXegenics stockholders without the further approval of eXegenics stockholders. See the section entitled "Conditions to the Exchange Offer" above for information regarding our right to waive conditions to the exchange offer.

        In addition, if our designees are elected to eXegenics' board of directors before the completion of the merger, the approval of a majority of the continuing directors will be required for eXegenics to:

  •
  amend or waive any term or condition of the merger agreement;

  •
  terminate the merger agreement; or

  •
  extend the time for performance by us or Elk Acquisition of any obligation or action under the merger agreement.

See the section entitled "Certain Terms of the Merger Agreement—Composition of eXegenics' Board of Directors after the Exchange Offer," beginning on page 52 of this prospectus supplement for additional information.

THE STOCKHOLDER AGREEMENTS

        The following describes the material terms of the stockholder agreements. A complete form of the stockholder agreement was attached as Annex B to the preliminary prospectus dated July 25, 2003, which previously was mailed to you, and is incorporated by reference herein. All stockholders are urged to read the form of the stockholder agreement carefully.

Parties to the Stockholder Agreements

        As an inducement for us to enter into the merger agreement, eXegenics' directors and officers have entered into stockholder agreements with us and granted us an irrevocable proxy with respect to all of the shares of eXegenics common stock and eXegenics preferred stock, as well as any shares issued upon the exercise of options and warrants, beneficially owned by them.

        eXegenics' directors and officers who own 123,400 shares of eXegenics common stock in the aggregate have agreed to tender and not withdraw their shares in the exchange offer. The parties to the stockholder agreements hold, in the aggregate, options to purchase in excess of 1.3 million shares of common stock of eXegenics at exercise prices ranging from $0.40 to $7.50. Additional shares of eXegenics capital stock acquired by the parties to the stockholder agreements between the date of execution of those agreements and either the consummation of the transaction or the termination of the stockholder agreement shall automatically become subject to the agreement to tender and the agreement to vote.

Agreement to Tender

        Each stockholder who has signed a stockholder agreement has agreed that, unless we request otherwise, the stockholder will tender his or her shares of eXegenics common stock in the exchange offer within 5 business days after the commencement of the exchange offer and will not withdraw the shares so tendered.

Agreement to Vote

        Each stockholder who has signed a stockholder agreement has agreed that, until the earlier of the day when the merger is completed or the day when the merger agreement is validly terminated pursuant to its terms, the stockholder will vote, or cause his or her shares of eXegenics common stock to be voted:

  •
  in favor of the merger, the execution and delivery of the merger agreement, and the adoption and approval of the merger agreement and all other actions contemplated by the merger agreement;

  •
  against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of eXegenics in the merger agreement;

  •
  against any action or agreement that would cause any of the conditions to the exchange offer or the merger to not be satisfied; and

  •
  against the following actions (other than the exchange offer, the merger and the transactions contemplated by the merger agreement): (i) any merger, consolidation, or other business combination involving eXegenics; (ii) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of eXegenics; (iii) any change in a majority of the members of the board of directors of eXegenics; (iv) any amendment to eXegenics' certificate of incorporation or bylaws; (v) any material change in capitalization or corporate structure of eXegenics; or (vi) any other action which is intended to, or could reasonably be expected to, impede, delay, discourage or adversely affect the consummation of the exchange offer, the merger or any of the other transactions contemplated by the merger agreement or the stockholder tender agreement.

Termination

        All obligations under the stockholder tender agreements terminate upon either the consummation of the merger or the termination of the merger agreement pursuant to its terms.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed combined financial statements give effect to the merger of eXegenics with AVI under the purchase method of accounting. The pro forma adjustments are made as if the merger had been completed at the beginning of each period for results of operations data for the six months ended June 30, 2003 and the year ended December 31, 2002, and on June 30, 2003 for balance sheet purposes.

        Under the purchase method of accounting, the total estimated purchase price, calculated as described in note 2 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets of eXegenics acquired in connection with the merger, based on fair values as of the completion of the merger. A final determination of these fair values cannot be made prior to the completion of the merger. The final valuation will be based on the actual net tangible and intangible assets of eXegenics that exist as of the date of the completion of the merger.

        These unaudited pro forma condensed combined financial statements include adjustments, which are based on preliminary estimates of fair values, to reflect the allocation of the purchase consideration to the acquired assets and liabilities of eXegenics. The final allocation of the purchase price will be determined after the completion of the merger and will be based on a comprehensive final evaluation of the fair value of eXegenics' tangible assets acquired, liabilities assumed, identifiable intangible assets and goodwill, if any, at the time of acquisition. The final determination of tangible and intangible assets may result in depreciation and amortization expenses that are different from the preliminary estimates of these amounts. To the extent that a portion of the purchase consideration is allocated to in-process research and development, a charge will be recognized for the period in which the acquisition occurs. Therefore, the actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined financial statements.

        These unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes, the historical financial statements and accompanying notes of AVI and eXegenics incorporated by reference into this prospectus supplement and the summary selected historical financial data included in this prospectus supplement. The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the results of operations or financial condition of the combined company that would have been reported had the merger been completed as of the dates presented, and are not necessarily representative of future results of operations or financial condition of the combined company.

UNAUDITED PRO FORMA CONDENSED COMBINED
BALANCE SHEET
AT JUNE 30, 2003
(amounts in thousands)

	Historical
			Pro forma Adjustments		Pro forma Combined
	AVI	eXegenics
Assets
Current Assets:
Cash and cash equivalents	$9,078	$13,487	$—		$22,565
Restricted cash	—	550	—		550
Short-term securities—available-for-sale	21,262	—	—		21,262
Related party receivables	—	—	—		—
Other current assets	437	207	—		644

Total Current Assets	30,777	14,244	—		45,021
Property and Equipment, net	7,102	—	—		7,102
Patent Costs, net	1,715	—	—		1,715
Other Assets	30	33	—		63

Total Assets	$39,624	$14,277	$—		$53,901

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$811	$810	$—		$1,621
Other current liabilities	485	97	2,718	(a)	3,300

Total Current Liabilities	1,296	907	2,718		4,921
Capital lease obligations, less current portion	—	59	—		59
Commitments and Contingencies
Shareholders' Equity:
Preferred stock	—	9	(9)	(b)	—
Common stock	3	162	(162)	(b)	3
Additional paid-in capital	160,329	67,291	(67,291)	(b)	160,329
			10,593	(a)	10,593
Subscriptions receivable	—	(302)	302	(b)	—
Treasury stock	—	(2,570)	2,570	(b)	—
Accumulated other comprehensive income	1,491	—	—		1,491
Accumulated deficit	(123,495)	(51,279)	51,279	(b)	(123,495)

Total Shareholders' Equity	38,328	13,311	(2,718)		48,921

Total Liabilities and Shareholders' Equity	$39,624	$14,277	$—		$53,901

See accompanying notes to unaudited pro forma condensed combined financial statements.

 UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2003
(in thousands, except per share data)

	Historical
			Pro forma Adjustments		Pro forma Combined
	AVI	eXegenics
Revenues, from license fees, grants and research contracts	$420	$13	$—		$433
Operating expenses:
Research and development	5,345	163	—		5,508
General and administrative	2,110	2,309	—		4,419
Expenses related to strategic re-direction	—	447	(447)	(d)	—

	7,455	2,919	(447)		9,927

Loss from Operations	(7,035)	(2,906)	447		(9,494)
Interest income, net	119	124	—		243

Net loss	(6,916)	(2,782)	447		(9,251)
Preferred stock dividend	—	(31)	31	(c)	—

Net loss attributable to common shareholders	$(6,916)	$(2,813)	$478		$(9,251)

Net loss per share—basic and diluted	$(0.25)	$(0.18)			$(0.31)

Weighted average number of common shares outstanding for computing basic and diluted loss per share	27,982	15,673	2,109		30,091

See accompanying notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2002
(in thousands, except per share data)

	Historical
			Pro forma Adjustments		Pro forma Combined
	AVI	eXegenics
Revenues, from license fees, grants and research contracts	$837	$562	$—		$1,399
Operating expenses:
Research and development	22,414	3,948	—		26,362
General and administrative	3,764	4,770	—		8,534
Expenses related to strategic re-direction	—	864	(864)	(d)	—
Merger expenses	—	2,010	(2,010)	(d)	—

	26,178	11,592	(2,874)		34,896

Loss from operations	(25,341)	(11,030)	2,874		(33,497)
Other income (loss):
Interest income, net	460	672	—		1,132
Write-down of short-term securities	(4,478)	—	—		(4,478)

	(4,018)	672	—		(3,346)

Net loss	(29,359)	(10,358)	2,874		(36,843)
Preferred stock dividend	—	(169)	169	(c)	—

Net loss attributable to common shareholders	$(29,359)	$(10,527)	$3,043		$(36,843)

Net loss per share—basic and diluted	$(1.14)	$(0.67)			$(1.33)

Weighted average number of common shares outstanding for computing basic and diluted loss per share	25,692	15,672	2,109		27,801

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
(unaudited)

1.     Basis of presentation

        These unaudited pro forma condensed combined financial statements present the pro forma financial position and results of operations of the combined company based upon historical financial information after giving effect to the transaction and adjustments described in these footnotes. These unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations that would have been achieved had the transaction actually taken place at the dates indicated and do not purport to be indicative of the effects that may be expected to occur in the future. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements described below which are incorporated by reference in this prospectus supplement.

2.     Pro forma transaction

        On July 16, 2003, AVI and eXegenics entered into a merger agreement, whereby AVI would acquire all of the issued and outstanding shares and stock options of eXegenics in exchange for the issuance of shares of AVI. On August 8, 2003, the exchange ratios were modified and the new exchange ratios were approved. The modified exchange ratio is 0.123 of a share of AVI common stock for one common share of eXegenics and 0.185 of a share of AVI common stock for each preferred share of eXegenics. These unaudited pro forma financial statements provide for the issuance of approximately 2,109 shares of AVI common stock based upon the exchange ratio. The estimated fair value per share of AVI's common stock of $4.89 is based on the average closing market price on the day prior to the approval by the AVI board of directors of the modified exchange ratios, the day of the announcement of the modified exchange ratios, and the day following the announcement.

        The total purchase consideration is dependent on the actual number of shares and options exercised to purchase eXegenics' common stock outstanding on the date the merger closes.

        The estimated total purchase consideration is as follows (in thousands):

	eXegenics' Shares	Shares to be Issued by AVI	Value
Shares of common stock, net of treasury shares	15,673	1,928	$9,427
Shares issued from net proceeds of stock options and warrants exercised	103	13	62
Shares of preferred stock converted to common	911	168	824
Estimated acquisition costs to be incurred by AVI		—	280

Total purchase consideration		2,109	$10,593

        The purchase consideration was allocated to assets acquired and liabilities assumed based on management's analysis and estimates of their fair values. Management believes that fair value of the tangible assets and liabilities approximates their book values. Management's estimates of fair values are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable.

        AVI will not be assuming any unexercised stock options of eXegenics. Therefore the purchase consideration includes an estimate for the shares issued from the net proceeds of stock options exercised.

        The allocation of the purchase consideration, which is subject to change based on a final valuation of the assets acquired and liabilities assumed as of the closing date, is as follows:

Tangible assets	$14,277
Liabilities assumed	(966)
Restructuring charges and other accruals	(2,718)

Total purchase consideration	$10,593

        The fair value of the net assets acquired was established based upon the unaudited June 30, 2003 balance sheet of eXegenics, as well as the execution of restructuring plans by eXegenics' management, including terminating employees and exiting certain activities and contracts prior to the merger.

3.     Pro forma adjustments

        The unaudited pro forma condensed combined financial statements give effect to the transaction described in note 2, as if it had occurred on June 30, 2003 for purposes of the pro forma condensed combined balance sheet and at the beginning of each period presented for purposes of the pro forma condensed combined statements of operations. The pro forma statements of operations do not include any material non-recurring charges that will arise as a result of the transaction described in note 2. Adjustments in the pro forma condensed combined financial statements are as follows:

  (a)
  Adjustment to record the purchase of eXegenics which includes the issuance of 2,109 shares of common stock using a price of $4.89 per share, which reflects the average closing price the day prior to the approval by the AVI board of directors of the modified exchange ratios, the day of announcement of the modified exchange ratios and the day after the announcement of the modified exchange ratios. Adjustment also includes estimated merger costs, which include fees for attorneys, accountants and filing fees, etc, and an accrual for restructuring costs, which consists of employee severance costs and costs of exiting certain activities and contracts.

  (b)
  Adjustment to record the elimination of eXegenics' equity.

  (c)
  Adjustment to eliminate the preferred dividend on eXegenics' preferred stock which was eliminated in the purchase.

  (d)
  Adjustment to eliminate the expenses related to strategic re-direction and failed merger costs incurred by eXegenics.

COMPARISON OF RIGHTS OF AVI STOCKHOLDERS AND EXEGENICS STOCKHOLDERS

        Upon consummation of the transactions described in this prospectus supplement, the stockholders of eXegenics will become shareholders of AVI. The rights of eXegenics stockholders will cease to be defined and governed by the Delaware General Corporation Law ("DGCL"), but instead will be defined and governed by the Oregon Business Corporation Act ("OBCA"). In addition, upon the consummation of the transactions, the rights of eXegenics stockholders will no longer be defined and governed by eXegenics' Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. Instead, the rights of these stockholders will be defined and governed by AVI's Amended and Restated Articles of Incorporation and Bylaws. Although the rights and privileges of eXegenics stockholders in many instances are comparable to those of AVI stockholders, there are certain differences. These differences, described below, arise from differences between Oregon and Delaware law, and between eXegenics' Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, on the one hand, and AVI's Amended and Restated Articles of Incorporation and Bylaws, on the other. The following is a brief summary of certain differences between the rights of eXegenics' stockholders and the rights of AVI shareholders, and is qualified in its entirety by reference to the relevant provisions of the OBCA, the DGCL, and the charter documents of the respective corporations.

        Upon completion of the transaction, the percentage ownership of AVI by each former eXegenics stockholder will be substantially less than each stockholder's current percentage ownership of eXegenics. Accordingly, former eXegenics stockholders will have a significantly smaller voting influence over the affairs of AVI than they currently enjoy over the affairs of eXegenics.

Differences in Corporate Law

  Amendment of Articles/Certificate of Incorporation

        Under the DGCL, an amendment to a corporation's certificate of incorporation must be approved by the holders of a majority of the outstanding stock entitled to vote on the amendment and a majority of the outstanding stock of each class entitled to vote on the amendment. Generally, the DGCL requires a separate class vote on an amendment to the certificate of incorporation if the amendment would change the par value of, or increase or decrease the aggregate number of, authorized shares of such class, or alter or change the powers, preferences or special rights of shares of such class so as to affect them adversely.

        Under the OBCA, an amendment to a corporation's articles of incorporation generally will be deemed approved if the votes cast within the voting group favoring the amendment exceed the votes cast opposing the amendment. In circumstances where an amendment would result in a voting group having dissenters' rights, the authorization of the amendment would require the affirmative vote of a majority of the shares of such voting group. In addition to the instances in which an amendment to the certificate of incorporation would require a class vote under Delaware law, the Oregon statute would require a class vote if the articles of incorporation are amended to create a new class of shares having rights or preferences senior to or on a parity with the shares of an existing class, as well as under other circumstances.

  Special Meetings of Shareholders; Shareholder Action Without Meeting

        Under the DGCL, special meetings of stockholders may be called by the board of directors or by such person as may be authorized in the certificate of incorporation or in the bylaws. The DGCL does not grant stockholders the power to call a special meeting. Unless otherwise provided in a corporation's certificate of incorporation, Delaware law allows stockholders to take action in lieu of a meeting by written consent if the consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize the action at a meeting at which all shares entitled to vote thereon were present and voted.

        Under the OBCA, special meetings of shareholders may be called by the board of directors, a person authorized by the articles of incorporation or bylaws, or the holders of at least 10 percent of all votes entitled to be cast on any issue proposed to be considered at the meeting. Shareholders may approve an action in lieu of a meeting by written consent if the action is unanimously approved by the shareholders entitled to vote on the action.

  Appraisal Rights

        Under the DGCL, dissenting shareholders are generally entitled to appraisal rights only with respect to mergers or consolidations. No appraisal rights exist, however, if the stock of the merging corporation is listed on a national securities exchange or designated as a national market system security by the NASD, or is held of record by more than 2,000 stockholders, unless the holders are required to accept anything other than (i) the stock of the surviving corporation or (ii) stock of another of a corporation whose shares are listed on a national securities exchange or quoted on the NASDAQ National Market, or held of record by more than 2,000 holders. In addition, appraisal rights exists irrespective of whether the shares are publicly traded in the event of a "short-form" merger. See the section of this prospectus supplement entitled "The Transaction—Appraisal Rights" beginning on page 45 for additional information regarding appraisal rights under Delaware law.

        Under the OBCA, a voting shareholder is generally entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, a merger, stock exchange, sale or exchange of all or substantially all of the property of the corporation other than in the usual course of business (with certain exceptions), or certain specified amendments to the corporation's articles of incorporation that materially and adversely affect such shareholder's rights with respect to such shares. Unless provided for in a corporation's articles of incorporation, dissenters' rights do not apply to holders of any class or series if the shares of the class or series were registered on a national securities exchange or quoted on the NASDAQ National Market on the record date. AVI's Amended and Restated Articles of Incorporation do not contain any such provision.

  Shareholder Approval of Certain Mergers

        Under the DGCL, a merger, consolidation, sale of all or substantially all of a corporation's assets other than in the regular course of business or dissolution of a corporation must be approved by holders of a majority of the outstanding shares entitled to vote. No vote of stockholders of a constituent corporation surviving a merger, however, is required (unless the corporation provides otherwise in its certificate of incorporation) if (i) the merger agreement does not amend the certificate of incorporation of the surviving corporation, (ii) each share of stock of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger, and (iii) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger. In addition, certain mergers effected to create a holding company structure may be effected without a stockholder vote. The Amended and Restated Certificate of Incorporation of eXegenics does not make any provision with respect to such mergers.

        Under the OBCA, action by shareholders of a surviving corporation on a plan of merger is not required if (i) the articles of incorporation of the surviving corporation will not differ from its articles of incorporation before the merger (with certain limited exceptions), (ii) each shareholder of the surviving corporation will hold the same number of shares with identical preferences and other rights as existed before the merger, (iii) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of conversions or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20 percent the total number of voting shares of the surviving corporation outstanding immediately before the merger, and (iv) the number of participating shares (entitling their holders to participate without limitation in distributions) outstanding immediately after the merger, plus the number of participating shares issuable as a result of conversion or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20 percent the total number of participating shares outstanding immediately before the merger.

  Dividends and Stock Repurchases

        The DGCL provides that, in addition to other restrictions, a corporation may pay dividends from its surplus or, in certain cases, from its net profits during the current or immediately preceding year. Surplus may be determined by valuing the corporation's net assets at fair market value rather than historical book value. A Delaware corporation may not purchase or redeem its shares when the capital of the corporation is impaired or such purchase or redemption would cause any impairment of its capital (except that the corporation may redeem out of capital under certain limited circumstances) and may not purchase shares that are subject to redemption at the option of the corporation at a price greater than the applicable redemption price.

        The OBCA provides that, subject to any restrictions contained in its articles of incorporation, a corporation may make a distribution to its shareholders unless, after giving effect to the distribution, including a repurchase of shares, (i) the corporation would not be able to pay its debts as they become due in the normal course of business or (ii) the corporation's total assets would be less than the sum of its total liabilities plus, unless its articles of incorporation provide otherwise, the amount that would be needed, if the corporation were to be dissolved, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The board of directors may base a decision that a distribution is not prohibited on (i) financial statements prepared on the basis of accounting practices that are reasonable in the circumstances, (ii) a fair valuation or (iii) any other method that is reasonable in the circumstances.

  Payment for Stock

        The DGCL provides that the consideration for which capital stock is issued must consist of cash, services rendered, personal property, real property, leases of real property or a combination thereof in an amount equal to at least the par value of the shares.

        Under the OBCA, shares may be issued for consideration consisting of any tangible or intangible property or benefit to the corporation, including cash, promissory notes, services performed, contracts for services to be performed or other securities of the corporation.

  Limitation of Director Liability—Indemnification

        Under the DGCL, a corporation's certificate of incorporation may limit or eliminate the personal liability of a director for breach of fiduciary duty as a director except in matters involving (i) the breach of a director's duty of loyalty, (ii) actions or omissions not in good faith, intentional misconduct or knowing violations of law, (iii) the unlawful payment of dividends, stock purchases or redemptions or (iv) any transaction from which a director derives an improper personal benefit. A corporation may indemnify a person who is or was a director, officer, employee or agent of the corporation for actions brought against that person because of the position held with the corporation if the person acted in good faith, in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to criminal matters, the person had no reasonable cause to believe the person's conduct was unlawful, except that with respect to actions brought by or in the right of the corporation, the corporation may provide indemnification only for expenses, and only where the indemnitee has not been adjudged liable to the corporation, or where a court has found that the indemnitee is fairly and reasonably entitled to such indemnification. In addition, a corporation shall indemnify such a person to the extent such person is successful, on the merits or otherwise, in the defense of such actions.

        Under the OBCA, a corporation may eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director except in matters involving (i) any breach of the director's duty of loyalty to the corporation or to its shareholders, (ii) acts or omissions not in good faith, intentional misconduct or knowing violations of law, (iii) unlawful distributions or (iv) any transaction from which the director obtained an improper personal benefit. A corporation may indemnify a person who is or was a director, officer, employee or agent of the corporation for actions brought against that person because of the position held with the corporation if the person acted in good faith, in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to criminal matters, the person had no reasonable cause to believe the person's conduct was unlawful. In addition, unless limited by its articles of incorporation, a corporation shall indemnify such a person who is wholly successful, on the merits or otherwise, in the defense of such actions.

  Provisions Affecting Acquisitions and Business Combinations

  Hostile Takeovers

        The Oregon Control Share Act ("OCSA") regulates the process by which a person may acquire control of certain Oregon-based corporations without the consent and cooperation of the board of directors. The OCSA provisions restrict a shareholder's ability to vote shares of stock acquired in certain transactions not approved by the board that cause the acquiring person to gain control of a voting position exceeding one-fifth, one-third, or one-half of the votes entitled to be cast in an election of directors. Shares acquired in a control share acquisition have no voting rights except as authorized by a vote of the shareholders. A corporation may opt out of the OCSA by provision in the corporation's articles of incorporation or bylaws. AVI has not opted to take itself outside of the coverage of the OCSA.

        Delaware does not have a provision that is similar to the OCSA.

  Interested Shareholder Transactions

        Except under certain circumstances, both the OBCA and the DGCL prohibit a "business combination" between a corporation and an "interested shareholder" (in the case of the OBCA) or "interested stockholder" (in the case of the DGCL) within three years of the shareholder becoming an "interested shareholder." The provisions of the OBCA and the DGCL dealing with business combinations with interested shareholders or stockholders are substantially similar. Generally, an "interested shareholder" is a person or group that directly or indirectly controls, or has the right to acquire or control, the voting or disposition of 15% or more of the outstanding voting stock or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years. A "business combination" is defined broadly to include, among others (i) mergers and sales or other dispositions of 10% or more of the assets of a corporation with or to an interested shareholder, (ii) certain transactions resulting in the issuance or transfer to the interested shareholder of any stock of the corporation or its subsidiaries, (iii) certain transactions which would result in increasing the proportionate share of the stock of a corporation or its subsidiaries owned by the interested shareholder, and (iv) receipt by the interested shareholder of the benefit (except proportionately as a shareholder) of any loans, advances, guarantees, pledges, or other financial benefits.

        A business combination between a corporation and an interested shareholder is prohibited unless (i) prior to the date the person became an interested shareholder, the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested shareholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting stock not owned by the interested shareholder.

        These restrictions placed on interested shareholders by the OBCA and the DGCL do not apply under certain circumstances, including, but not limited to, the following: (i) if the corporation's original articles of incorporation or certificate of incorporation contains a provision expressly electing not to be governed by the applicable section of the OBCA or DGCL; or (ii) if the corporation, by action of its shareholders, adopts an amendment to its bylaws, articles of incorporation or certificate of incorporation expressly electing not to be governed by the applicable section of the OBCA or DGCL, provided that such an amendment is approved by the affirmative vote of not less than a majority of the outstanding shares entitled to vote. Such an amendment, however, generally will not be effective until 12 months after its adoption and will not apply to any business combination with a person who became an interested shareholder at or prior to such adoption. In addition, the restrictions are not applicable to certain business combinations proposed between the announcement and the consummation or abandonment of certain transactions, including mergers and tender offers. Neither AVI nor eXegenics has elected to take itself outside the coverage of the applicable sections of the OBCA or the DGCL.

  Board Of Directors' Criteria For Evaluating Business Combinations

        Under the OBCA, members of the board of directors of a corporation are authorized to consider certain factors in determining the best interests of the corporation when evaluating any (i) offer of another party to make a tender or exchange offer, (ii) merger or consolidation proposal, or (iii) offer of another party to purchase all or substantially all of the assets of the corporation. These factors include the social, legal and economic effects on employees, customers and suppliers of the corporation and on the communities and geographical areas in which the corporation operates, the economy of the state and of the nation, the long-term and short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation, and other relevant factors.

        The DGCL does not contain a statutory provision outlining proper factors for board consideration in evaluating a business transaction, although Delaware courts have addressed such factors in case law.

Differences in the Charter Documents and Bylaws

        eXegenics' Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws differ from AVI's Amended and Restated Articles of Incorporation and Bylaws in other aspects. The following is a summary of the material differences between these two sets of documents. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, Delaware law, the eXegenics Amended and Restated Certificate of Incorporation, the eXegenics Amended and Restated Bylaws, Oregon law, the AVI Amended and Restated Articles of Incorporation, and the AVI Bylaws.

  Authorized Capital Stock

        AVI.    The authorized capital stock of AVI consists of 200,000,000 shares of common stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share.

        eXegenics.    The authorized capital stock of eXegenics consists of 30,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of blank check preferred stock, par value $0.01 per share (meaning that the rights, preferences and privileges of such shares may be determined by the eXegenics board of directors); 1,000,000 shares of authorized preferred stock are designated Series A Convertible Preferred Stock, 30,000 shares of authorized preferred stock are designated Series B Junior Participating Preferred Stock, and 8,970,000 shares of authorized preferred stock are undesignated as to series.

  Outstanding Voting Stock

        AVI.    The outstanding voting stock of AVI consists solely of AVI common stock.

        eXegenics.    The outstanding voting stock of eXegenics consists of eXegenics common stock and eXegenics Series A Convertible Preferred Stock.

  Dividend Rights

        AVI.    Holders of AVI common stock are entitled to receive dividends only when and if declared by the board of directors.

        eXegenics.    Holders of eXegenics common stock are entitled to receive dividends only when and if declared by the board of directors. Holders of eXegenics Series A Convertible Preferred Stock are entitled to receive cumulative annual dividends in the amount of $0.25 per share, in preference to any other class or series of stock, payable each January. eXegenics may pay this dividend either in cash or in newly issued shares of Series A Convertible Preferred Stock, valued at $2.50, or a combination of cash and stock.

  Liquidation Rights

        AVI.    Holders of AVI common stock are not entitled to receive any preferential amount upon liquidation or dissolution of AVI.

        eXegenics.    Holders of eXegenics common stock are not entitled to receive any preferential amount upon liquidation or dissolution of eXegenics. Holders of eXegenics Series A Convertible Preferred Stock are entitled to receive, upon the liquidation or dissolution of eXegenics (but not in connection with a merger or sale of substantially all assets) an amount per share of Series A Convertible Preferred Stock equal to $2.50, in preference to any payments made to holders of common stock. Thereafter, holders of Series A Preferred Stock do not participate in additional proceeds from the liquidation. Holders of shares of Series A Preferred Stock are entitled to convert to shares of common stock at any time on a one-to-one basis.

  Voting Rights

        AVI.    Subject to the voting rights of any then-outstanding AVI preferred stock, each share of AVI common stock is entitled to one vote on each matter submitted to a vote of the shareholders of AVI. Shares of AVI stock are not entitled to any cumulative voting rights.

        eXegenics.    Subject to the voting rights of any then-outstanding eXegenics preferred stock, each share of eXegenics common stock is entitled to one vote on each matter submitted to a vote of the stockholders of eXegenics. Each outstanding share of eXegenics Series A Convertible Preferred Stock is entitled to one vote on each matter submitted to a vote of the stockholders of eXegenics. Each outstanding share of Series B Junior Participating Preferred, if and when issued by eXegenics, will have 1,000 votes on each matter submitted to a vote of the stockholders of eXegenics. No shares of Series B Junior Participating Preferred are currently outstanding, and shares of Series B Junior Participating Preferred will only be issued if the anti-takeover provisions of eXegenics' Stockholder Rights Plan are triggered. eXegenics has amended its Rights Plan such that none of the transactions contemplated in the merger agreement, including the exchange offer and the merger, will trigger any of the anti-takeover mechanisms in the Rights Agreement. Shares of eXegenics stock are not entitled to any cumulative voting rights.

  Amendment to Certificate/Articles

        AVI.    The AVI Amended and Restated Articles of Incorporation require that in addition to the affirmative vote of any particular class or series of AVI voting stock required by law, the affirmative vote of the holders of at least 66 2/3% of the shares entitled to vote at an election of directors is required to alter, or repeal the provisions of the Amended and Restated Articles of Incorporation that govern the staggered terms of members of the AVI board of directors.

        eXegenics.    The eXegenics Amended and Restated Certificate of Incorporation requires that so long as shares of Series A Convertible Preferred Stock remain outstanding, the affirmative vote of the holders of a majority of such shares, voting separately as a class, is required to alter the rights, preferences, privileges of such shares so as to affect them adversely, or to increase the authorized number of shares of Series A Convertible Preferred Stock. In addition, the eXegenics Amended and Restated Certificate of Incorporation requires that the affirmative vote of the holders of at least 75% of the outstanding shares of Series B Junior Participating Preferred Stock, voting separately as a class, is required to amend the eXegenics Amended and Restated Certificate of Incorporation in any manner which would change the powers, preferences or special rights of the Series B Junior Participating Preferred Stock.

  Amendments to Bylaws

        AVI.    The AVI Bylaws provide that the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least 66 2/3% of the directors or by the affirmative vote of at least 66 2/3% of the voting power of all of the then-outstanding shares of the voting stock of the corporation entitled to vote.

        eXegenics.    The eXegenics Amended and Restated Bylaws provide that the Bylaws may be altered, amended or repealed by the affirmative vote of a majority of the authorized members of the board of directors or by the affirmative vote of at least 66 2/3% of the voting power of all of the then-outstanding shares of the voting stock of the corporation, voting as a single class.

  Number of Authorized Directors

        AVI.    The AVI Bylaws set the size of the AVI board of directors at nine members. The AVI board of directors currently consists of eight members.

        eXegenics.    The eXegenics Amended and Restated Bylaws set the size of the eXegenics board of directors at a minimum of three members. The eXegenics board of directors currently consists of four members.

  Change to Number Of Directors

        AVI.    The AVI Bylaws provide that the setting of the authorized number of directors and any changes to the authorized number of directors may be effected only by amendment of the Bylaws and approval of such amendment by holders of a majority of the shares then outstanding, voting as a single class.

        eXegenics.    The eXegenics Amended and Restated Bylaws provide that the setting of the authorized number of directors and any changes to the authorized number of directors may be effected only by an affirmative vote of a majority of the authorized members of the eXegenics board of directors.

  Election of Directors

        AVI.    The AVI Amended and Restated Articles of Incorporation provide that at all times that there are six or more positions on the AVI board of directors, the entire AVI board of directors is divided into two classes, with each class serving a staggered two-year term. As a result, a portion of the AVI board of directors is elected each year.

        eXegenics.    The eXegenics Amended and Restated Certificate of Incorporation does not include a corresponding provision regarding a staggered board of directors. The eXegenics Amended and Restated Certificate of Incorporation provides for the payment of cumulative dividends on outstanding shares of Series B Junior Participating Preferred Stock. At any time during which dividends on Series B Junior Participating Preferred Stock are in arrears for an amount equal to six quarterly dividends on such shares, then all holders of preferred stock of any series with dividends in arrears for an amount equal to six quarterly dividends thereon will have the right, voting as a single class, to elect two members of the board of directors.

  Removal of Directors

        AVI.    The AVI Bylaws state that a director may be removed with or without cause by a vote of the majority of the voting power of the corporation entitled to vote at an election of directors.

        eXegenics.    The eXegenics Amended and Restated Bylaws state that, subject to the rights of the holders of any shares of any series of preferred stock then outstanding, a director may be removed by the affirmative vote of the holders of a majority of all the outstanding shares of capital stock of the corporation entitled to vote, voting together as a single class.

  Vacancies on the Board of Directors

        AVI.    The AVI Bylaws provide that when any vacancy occurs on the AVI board of directors, a majority of the directors then in office, even though less than a quorum of the board of directors, may appoint a director or directors to fill such vacancy or vacancies.

        eXegenics.    The eXegenics Amended and Restated Bylaws provide that when any vacancy occurs on the eXegenics board of directors, a majority of the directors then in office, even though less than a quorum of the board of directors, may appoint a director or directors to fill such vacancy or vacancies.

  Indemnification

        AVI.    The AVI Amended and Restated Articles of Incorporation provide for indemnification by AVI of its directors and former directors, and for advancement of reasonable expenses incurred by each such person upon an undertaking by such person to repay such amount if it is ultimately determined that he or she is not entitled to indemnification. The AVI Bylaws also provide that AVI shall have the power to indemnify its directors and officers pursuant to applicable law.

        eXegenics.    The eXegenics Amended and Restated Certificate of Incorporation provides for indemnification by eXegenics of its directors, officers, employees and agents to the fullest extent permitted by law. The eXegenics Amended and Restated Bylaws also provide that eXegenics shall advance expenses incurred by an officer or director upon an undertaking by such person to repay such amount if it is ultimately determined that he or she is not entitled to indemnification.

  Limitation of Personal Liability of Directors

        AVI.    The AVI Amended and Restated Articles of Incorporation provide for the elimination of the personal liability of directors for monetary damages to the fullest extent permitted by the OBCA.

        eXegenics.    The eXegenics Amended and Restated Certificate of Incorporation provides that the liability of directors for monetary damages shall be limited to the fullest extent under applicable law.

  Special Meeting of Stockholders or Shareholders

        AVI.    The AVI Bylaws state that a special meeting of the shareholders may be called by the president, a majority of the board of directors, or the holders of not less than 10% of the stock of the corporation entitled to vote.

        eXegenics.    The eXegenics Amended and Restated Bylaws state that a special meeting of stockholders may be called only by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the board of directors for adoption).

  Stockholder Action

        AVI.    The AVI Bylaws require that any action required or permitted to be taken by shareholders may be effected by written consent signed by all shareholders of stock entitled to vote on such action.

        eXegenics.    DGCL provides that, unless otherwise provided in a corporation's certificate of incorporation, any action required or permitted to be taken by stockholders may be effected by written consent signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present. The eXegenics Amended and Restated Certificate of Incorporation does not include any provision limiting this provision of the DGCL.

  Stockholder Proposal Procedures

        AVI.    The AVI Bylaws require that proposals by shareholders to be brought before any meeting must be delivered to the shareholders entitled to vote at such meeting not less than 10 nor more than 50 days before the date of such meeting, and that, with respect to special meetings, such notice must include the purpose or purposes for which the meeting is called.

        eXegenics.    The eXegenics Amended and Restated Bylaws require that proposals by stockholders to be brought before any annual meeting must be delivered to the secretary of eXegenics no later than the 55th day nor earlier than the 75th day before the first anniversary of the date on which the corporation first mailed its proxy materials for the preceding year's annual meeting. Modified notification requirements apply if the annual meeting is more than 30 days before or more than 60 days after such anniversary date, and in certain other circumstances.

        A stockholders' notice regarding a special meeting held for the purpose of electing a member or members of the board of directors must be delivered to the secretary of eXegenics no later than the 55th day nor earlier than the 75th day before such special meeting date, or by the close of business on the 10th day following the day on which eXegenics first publicly announces such special meeting date.

        Notice of nominations of persons for election or reelection to the eXegenics board of directors must include all information related to each nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended and Rule 14a-11 thereunder. Such information must include each such person's written consent to being named in the proxy statement and to serving as director, if elected.

        Notice of any other business that the stockholder proposes to bring before the meeting must include the name and address of such stockholder, as they appear on eXegenics' books, and of such beneficial owner, if applicable; a brief description of the business desired to be brought before the meeting and the reasons for conducting that business at the annual meeting; the class and number of shares of eXegenics capital stock which are beneficially owned by the stockholder; any material interest in the proposed business of the stockholder and the beneficial owner, if any, on whose behalf the proposal is being made; and whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of eXegenics' voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of eXegenics' voting shares to elect such nominee or nominees.

  Stockholder Rights Plan

        AVI.    AVI does not currently have a shareholder rights plan.

        eXegenics.    eXegenics entered into a Rights Agreement dated as of June 9, 2003 with American Stock Transfer & Trust Company, Inc., as rights agent. eXegenics has amended this agreement so that it will not apply to the exchange offer and subsequent merger. Under the Rights Agreement, rights will become exercisable following the earlier of (i) the date a person or entity has become beneficial owner of 15% or more of the then-outstanding common stock of eXegenics or (ii) the tenth business day (or such later date as may be determined by the board of directors) after the date of the commencement or public announcement of the intention to commence a tender or exchange offer, the consummation of which would result in any person or entity having beneficial ownership of 15% or more of the then-outstanding common stock of eXegenics. After a person or entity becomes the beneficial owner of 15% or more of the then-outstanding common stock of eXegenics, each right will entitle the holder, other than the acquiring person, to purchase shares of eXegenics common stock at a discounted price. If eXegenics is subsequently acquired in a merger with the acquiring person, each right will entitle the holder to purchase shares of common stock of the acquiring corporation at a discounted price.

  Issuance of Additional Stock

        AVI.    The AVI Amended and Restated Articles of Incorporation provide that, subject to limitations prescribed by Oregon law, the AVI board of directors has the authority to issue, and establish the rights, preferences and privileges of, up to 20,000,000 shares of preferred stock (commonly referred to as "blank check" preferred stock).

        eXegenics.    The eXegenics Amended and Restated Certificate of Incorporation provides that, subject to limitations prescribed by Delaware law, the eXegenics board of directors has the authority to issue, and establish the rights, preferences and privileges of, up to 10,000,000 shares of blank check preferred stock.

LEGAL MATTERS

        The validity of the AVI common stock to be issued in the exchange offer and the merger has been passed upon by Hurley, Lynch & Re, PC, 747 SW Mill View Way, Bend, Oregon 97702.

EXPERTS

        The financial statements of AVI BioPharma, Inc. as of December 31, 2002, and for the year then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of eXegenics Inc. as of December 31, 2002 and 2001 and for each of the two years in the period ended December 31, 2002, appearing in eXegenics Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The financial statements of eXegenics for the year ended December 31, 2000, included in the Annual Report on Form 10-K for the year ended December 31, 2002 of eXegenics, have been audited by Eisner LLP, independent auditors, as set forth in their report included in such Form 10-K. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        AVI BioPharma, Inc. is an Oregon corporation. AVI's principal executive offices are located at One SW Columbia, Suite 1105, Portland, Oregon 97258, and its telephone number is (503) 227-0554.

        eXegenics Inc. is a Delaware corporation. eXegenics' principal executive offices are located at 9000 Harry Hines Boulevard, Suite 330, Dallas, Texas 75235, and its telephone number is (214) 353-2922.

        AVI and eXegenics file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W. Suite 1024 Washington, D.C. 20549. You may obtain information on the operation of the Securities and Exchange Commission's public reference room in Washington, D.C. by calling the Securities and Exchange Commission at 1-800-SEC-0330.

        You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Suite 1024, Washington, D.C. 20549, at prescribed rates.

        The Securities and Exchange Commission also maintains an internet website that contains reports, proxy and information statements and other information about issuers, like AVI and eXegenics, that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

        AVI common stock is listed on the NASDAQ National Market under the symbol "AVII." eXegenics common stock is listed on the NASDAQ SmallCap Market under the symbol "EXEG." You may inspect reports and other information concerning AVI and eXegenics at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

        AVI has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the offer and sale of the shares of AVI common stock to be issued to eXegenics stockholders in the merger. This prospectus supplement is a part of that registration statement. As allowed by Securities and Exchange Commission rules, this prospectus supplement does not contain all the information you can find in the registration statement or the exhibits to the registration statement. In addition, AVI has also filed with the Securities and Exchange Commission a tender offer statement on Schedule TO pursuant to Rule 14d-3 under the Securities Exchange Act of 1934, as amended, to furnish additional information about the exchange offer. You may obtain copies of the Form S-4 and the Schedule TO, and any amendments to those documents, in the manner described above.

        AVI has supplied all information contained in this prospectus supplement relating to AVI or Elk Acquisition, and eXegenics has supplied all such information relating to eXegenics.

        Neither AVI nor eXegenics has authorized anyone to provide you with information that differs from that contained in this prospectus supplement. Therefore, if anyone does give you information of this sort, you should not rely on it. This prospectus supplement is dated August 15, 2003. You should not assume that the information contained in this prospectus supplement is accurate as of any date other than that date, and neither the mailing of this prospectus supplement to stockholders nor the issuance of shares of AVI common stock in the exchange offer or the merger shall create any implication to the contrary. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the exchange offer presented in this document does not extend to you.

        AVI, the AVI logos and all other AVI product and service names are registered trademarks or trademarks of AVI BioPharma, Inc. in the U.S. and in other selected countries. eXegenics, the eXegenics logos and all other eXegenics product and service names are registered trademarks or trademarks of eXegenics Inc. in the U.S. and in other selected countries. The symbols "(R)" and "(TM)" indicate U.S. registration and U.S. trademark, respectively. Other third party logos and product/trade names are registered trademarks or trade names of their respective companies.

 SCHEDULE I TO PROSPECTUS SUPPLEMENT

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF
AVI BIOPHARMA, INC.

        The following tables set forth the name, age and present principal occupation or employment, and material occupations, positions, offices or employment of the directors and officers of AVI BioPharma, Inc. The business address and telephone number of each such person is AVI BioPharma, Inc., One SW Columbia, Suite 1105, Portland, Oregon 97258.

        During the last five years, neither AVI nor, to the best of knowledge of AVI, have any of the persons below:

  •
  been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or

  •
  been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

        The following table sets forth certain information with respect to the directors and executive officers of AVI:

Name	Age	Position
Denis R. Burger, Ph.D.(1)	60	Chief Executive Officer and Chairman of the Board
Patrick L. Iversen, Ph.D.	47	Senior Vice President of Research and Development and Director
David H. Mason, Jr., MD	56	Senior Vice President of Clinical Development and Regulatory Affairs
Alan P. Timmins(1)	43	President, Chief Operating Officer and Director
Mark M. Webber	48	Chief Financial Officer and Chief Information Officer
Dwight D. Weller, Ph.D.(1)	52	Senior Vice President of Chemistry and Manufacturing and Director
John W. Fara, Ph.D.(2)(3)	61	Director
Andrew J. Ferrara(2)(3)	63	Director
James B. Hicks, Ph.D.(2)(3)	56	Director
Joseph Rubinfeld, Ph.D.(3)	70	Director

(1)
Member of the Executive Committee.

(2)
Member of the Compensation Committee.

(3)
Member of the Audit Committee.

(4)
Dr. Carter resigned from the Board of Directors effective March 18, 2003.

        Denis R. Burger, Ph.D. has served as Chief Executive Officer of AVI since January 1996, and as Chairman of the Board of AVI since 1998. From 1992 to May 2000, he was President of AVI and from 1992 to 1995, he was Chief Operating Officer of AVI. Dr. Burger has also been a member of Sovereign Ventures, LLC, a biotechnology consulting and merchant banking venture since 1991. Dr. Burger is a member of the board of directors of SuperGen, Inc. and Trinity Biotech, PLC, biopharmaceutical companies. Dr. Burger received a B.A. in bacteriology and immunology from the University of

California, Berkeley, and his M.S. and Ph.D. degrees in microbiology and immunology from the University of Arizona.

        Patrick L. Iversen, Ph.D. has served as Senior Vice President of Research and Development and has been a director of AVI since 1997. From 1987 through 1997, Dr. Iversen was on staff at the University of Nebraska Medical Center, most recently as a professor in the College of Medicine. Dr. Iversen, who has published extensively on antisense research and development, additionally served as a consultant to various pharmaceutical and biotechnology companies, including GLAXO Inc., Innovir Pharmaceuticals, Lynx Therapeutics, and Isis Pharmaceuticals, as well as to AVI, and he is a former member of the Leukemia Society of America Board of Directors. Dr. Iversen holds a B.S. in biology from Westminster College and a Ph.D. in biochemical pharmacology and toxicology from the University of Utah, followed by post-doctoral work at the Eppley Institute for Research in cancer and allied diseases. Current services activities include being a member of the ALTX-1 study section of the National Institutes of Health and Scientific Advisory Board for the Linus Pauling Institute.

        David H. Mason, Jr., MD has served as Senior Vice President of Clinical Development and Regulatory Affairs of AVI since November 2000. He had served as Vice President of Medical Affairs and then Head of Medical Affairs and Chief Medical Officer for Elan Pharmaceuticals, a biopharmaceutical company, from 1993 to 2000. Dr. Mason received a BA in chemistry from Williams College and an M.D. from Duke University School of Medicine, with post graduate training at Duke, the National Institutes of Health, and the University of Michigan Medical Center.

        Alan P. Timmins has served as President of AVI since May 2000, Chief Operating Officer of AVI since October 1996, and as a director of AVI since 1997. From 1992 to May 2000, he was Executive Vice President and Chief Financial Officer of AVI. Mr. Timmins received a B.B.A. in Accounting and Management from the University of Portland and an M.B.A. from Stanford University.

        Mark M. Webber has served as Chief Financial Officer and Chief Information Officer of AVI since May 2000 and as Controller since October 1997. From 1993 to 1997, he was Director of Finance for Pacific Rehabilitation and Sports Medicine, Inc., a physical therapy services company. Mr. Webber holds a B.S. degree in accounting from the University of Oregon.

        Dwight D. Weller, Ph.D. has served as Senior Vice President of Chemistry and Manufacturing since 1997, as Vice President of Research and Development of AVI from 1992 to 1997, and as a director of AVI since 1991. Dr. Weller received a B.S. in Chemistry from Lafayette College and a Ph.D. in Chemistry from the University of California at Berkeley, followed by postdoctoral work in Bio-Organic Chemistry at the University of Illinois.

        John W. Fara, Ph.D. has served as a director of AVI since May 2000. He served as the President and Chief Executive Officer of DepoMed, Inc. a biopharmaceutical company, since 1996, and as its Chairman of the Board since April 2000. Between 1990 and 1996, he served as President and Chief Executive Officer of Anergen, Inc., a biotechnology company, and previously was President of Prototek, Inc., an early stage pharmaceutical development company. Dr. Fara holds a B.S. from the University of Wisconsin and a Ph.D. from the University of California at Los Angeles.

        Andrew J. Ferrara has served as a director of AVI since May 2002. He is President of Boston Healthcare Associates, Inc., a consulting firm that specializes in helping pharmaceutical and biotechnology companies achieve their development and revenue objectives with an emphasis on strategic and reimbursement planning, which he founded in 1993. Prior to that, he held a variety of positions in the healthcare field, including work in various sales, sales management, marketing and public relations positions at Eli Lilly & Co., from 1962 through 1982, serving as Corporate Director of New Product Planning and Licensing during his last four years there.

        James B. Hicks, Ph.D. has served as a director of AVI since 1997. He has served as the Chief Executive Officer, Chief Scientist and a director of Hedral Therapeutics, Inc., a biotechnology company, since its founding in 1993. Dr. Hicks received his B.A. in biology from Willamette University and his Ph.D. in Molecular Biology from the University of Oregon, followed by post-doctoral research at Cornell University.

        Joseph Rubinfeld, Ph.D. has served as a director of AVI since 1996. He has served as Chief Executive Officer, President, Chief Scientific Officer and a director of SuperGen, Inc., a biotechnology company, since its inception in 1991. He received his B.S. in Chemistry from C.C.N.Y., and his M.A. and Ph.D. degrees in chemistry from Columbia University.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2003.

OR

☐	TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                               to

Commission file number 00-26078

EXEGENICS INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	75-2402409
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2110 Research Row
Dallas, Texas 75235
(Address of Principal Executive Offices)

(214) 358-2000
(Registrant's Telephone Number, Including Area Code)

        Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days: Yes ☒    No ☐

        Indicate by check mark whether the registrant is an accelerated filer (as defined in Exchange Act Rule 12b-2): Yes ☐    No ☒

        As of August 14, 2003 the registrant had 16,184,486 shares of common stock outstanding.

EXEGENICS INC. TABLE OF CONTENTS

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PART I. FINANCIAL INFORMATION

Item 1. Financial Statements

EXEGENICS Inc.

BALANCE SHEETS

(in thousands, except share data)

	June 30, 2003	December 31, 2002
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,487	$6,188
Restricted cash	550	550
Investments	—	10,004
Prepaid expenses and other current assets	207	515

Total current assets	14,244	17,257
Other assets	33	258

Total assets	$14,277	$17,515

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$810	$1,239
Current portion of capital lease obligations	97	94

Total current liabilities	907	1,333
Capital lease obligations, less current portion	59	108

Total liabilities	966	1,441

Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock—$.01 par value, 10,000,000 shares authorized; 910,857 and 828,023 shares of Series A convertible preferred issued and outstanding (liquidation value $2,277,000 and $2,070,000)	9	8
Common stock—$.01 par value, 30,000,000 shares authorized; 16,184,486 shares issued	162	162
Additional paid-in capital	67,291	67,272
Subscriptions receivable	(302)	(301)
Accumulated deficit	(51,279)	(48,497)
Treasury stock, 511,200 shares of common stock, at cost	(2,570)	(2,570)

Total stockholders' equity	13,311	16,074

Total liabilities and stockholders' equity	$14,277	$17,515

See accompanying notes.

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EXEGENICS Inc.

STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(unaudited)		(unaudited)
Revenue:
Licensing & research fees	$—	$222	$13	$556

Operating Expenses:
Research and development	32	1,254	163	2,476
General and administrative	1,513	1,031	2,309	2,097
Expenses related to strategic redirection, net of reimbursements	299	—	447	—

	1,844	2,285	2,919	4,573

Operating loss	(1,844)	(2,063)	(2,906)	(4,017)
Other (income) expense, primarily interest	(49)	(178)	(124)	(364)

Net Loss	(1,795)	(1,885)	(2,782)	(3,653)
Preferred stock dividend	—	—	(31)	(169)

Net loss attributable to common shareholders	$(1,795)	$(1,885)	$(2,813)	$(3,822)

Net loss per share—basic and diluted	$(0.11)	$(0.12)	$(0.18)	$(0.24)

Weighted average number of shares outstanding—basic and diluted	15,673	15,673	15,673	15,671

See accompanying notes.

4

EXEGENICS Inc.

STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2003	2002
	(unaudited)
Cash flows from operating activities:
Net loss	$(2,782)	$(3,653)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	46	210
Value assigned to common shares and options	20	125
Changes in:
Prepaids and other assets	308	248
Deferred revenue	—	(56)
Accounts payable and accrued expenses	(243)	(336)

Net cash used in operating activities	(2,651)	(3,462)

Cash flows from investing activities:
Maturity of investment	10,000	23
(Purchase) sale of equipment	(4)	110

Net cash provided by investing activities	9,996	133

Cash flows from financing activities:
Capital lease payments	(46)	(46)

Net cash used in financing activities	(46)	(46)

NET INCREASE (DECREASE) IN CASH	7,299	(3,375)
Cash and cash equivalents at beginning of period	6,188	14,995

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$13,487	$11,620

See accompanying notes.

5

EXEGENICS INC.

NOTES TO FINANCIAL STATEMENTS

June 30, 2003

(Unaudited)

(1)   FINANCIAL STATEMENT PRESENTATION

        The unaudited financial statements of eXegenics Inc., a Delaware corporation (the "Company"), included herein have been prepared in accordance with the rules and regulations promulgated by the Securities and Exchange Commission and, in the opinion of management, reflect all adjustments necessary to present fairly the results of operations for the interim periods presented. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, management believes that the disclosures are adequate to make the information presented not misleading. These financial statements and the notes thereto should be read in conjunction with the financial statements and the notes thereto included in the Company's Annual Report on Form 10-K and in the Amendment to the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002. The results for the interim periods are not necessarily indicative of the results for the full fiscal year.

(2)   CASH, CASH EQUIVALENTS AND INVESTMENTS

        The Company considers all non-restrictive, highly liquid short-term investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents, which amount to $13,487,000 and $6,188,000 at June 30, 2003 and December 31, 2002, respectively, consist principally of interest-bearing cash deposits placed with a single financial institution. Restricted cash, which amounts to $550,000 at both June 30, 2003 and December 31, 2002, consists of certificates of deposits that are used as collateral for equipment leases.

        Investments at December 31, 2002, consisted of a $10,004,000 government agency debt security of which $4,000 represented the remaining unamortized premium associated with the initial purchase of the security. The security matured in February 2003.

(3)   LOSS PER COMMON SHARE

        Basic and diluted loss per common share is based on the net loss increased by dividends on preferred stock divided by the weighted average number of common shares outstanding during the period. No effect has been given to outstanding options, warrants or convertible preferred stock in the diluted computation, as their effect would be antidilutive.

(4)   STOCKHOLDERS' EQUITY

        The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." In October 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), which establishes a fair value-based method of accounting for stock-based compensation plans. The Company has adopted the disclosure-only alternative under SFAS No. 123. The Company accounts for stock based compensation to non-employees using the fair value method in accordance with SFAS No. 123 and Emerging Issues Task Force (EITF) Issue No. 96-18. The Company has recognized deferred stock compensation related to certain stock option and warrants grants. No options to purchase shares of common stock were granted in return for consulting services for the six months ended June 30, 2003. During the six months ended June 30, 2002, the Company granted 10,000

6

and 25,000 options to purchase shares of common stock at $3.20 and $1.67 per share, respectively, in return for consulting services. The Company valued these options based on the Black-Scholes option pricing model. As a result, the Company recorded charges of $14,000 and $18,000 for the three months and the six months ended June 30, 2002, respectively, related to these grants. In connection with other option grants to consultants in previous years, the Company recorded charges of $15,000 and $20,000 the three months and six months ended June 30, 2003, respectively, and $26,000 and $107,000 for the three months and six months ended June 30, 2002, respectively.

        We reported 910,822 shares of preferred stock issued and outstanding at March 31, 2003. According to our stock transfer agent, 910,857 shares of preferred stock were outstanding at March 31, 2003 and June 30, 2003. This difference was due to the issuance of full rather than fractional shares of stock associated with the January 2003 preferred stock dividend.

        Additional paid-in capital was $67,291,000 at June 30, 2003, an increase of $19,000 from December 31, 2002. This increase was the result of option grant compensation for consultants of $20,000 during the six months ended June 30, 2003 discussed in the previous paragraph, partially offset by the $1,000 charge for the par value of the additional shares of Series A convertible preferred stock issued to satisfy the yearly dividend requirement.

        On June 9, 2003, in an effort to preserve the ability of the Board and eXegenics' senior management to resist takeover proposals believed to be inadequate and thus protect stockholder value, eXegenics adopted a stockholder rights plan (the "Rights Plan"). The Rights Plan requires any party seeking to acquire 15% or more of the outstanding eXegenics common stock to obtain the approval of the Board or else the rights granted to eXegenics' stockholders under the Rights Plan that are not held by the acquirer will become exercisable for eXegenics common stock, or common stock of the acquirer, at a discounted price that would make the acquisition prohibitively expensive.

(5)   STRATEGIC REDIRECTION

        During the six months ended June 30, 2003, the Company recognized additional expenses of $711,000 for severance benefits and legal and other expenses related to terminated scientific programs. These costs were offset by expense reimbursement from Bristol Myers Squibb ("BMS") of $264,000 received during the same period, resulting in a net charge of $447,000 for the six months ended June 30, 2003. Cash payments of $460,000 were charged against previously accrued restructuring expenses during the six months ended June 30, 2003.

        During the three months ended June 30, 2003, the Company recognized additional expenses of $563,000 for severance benefits and legal and other expenses related to terminated scientific programs. These costs were offset by expense reimbursement from BMS of $264,000 received during the same period, resulting in a net charge of $299,000 for the three months ended June 30, 2003. Cash payments of $80,000 were charged against previously accrued restructuring expenses during the three months ended June 30, 2003.

7

(6)   STOCK OPTIONS

        The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS Statement No. 123, Accounting for Stock-Based Compensation, to stock-based compensation.

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(in thousands, except per share amounts) (unaudited)		(in thousands, except per share amounts) (unaudited)
Net loss attributable to common stockholders as reported	$(1,795)	$(1,885)	$(2,813)	$(3,822)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(33)	(163)	(90)	(410)

Pro forma net loss	$(1,828)	$(2,048)	$(2,903)	$(4,232)

Earnings per share:
Basic and diluted—as reported	$(0.11)	$(0.12)	$(0.18)	$(0.24)

Basic—pro forma	$(0.12)	$(0.13)	$(0.19)	$(0.27)

        The Company has adopted the provisions of SFAS 148, Accounting for Stock-Based Compensation-Transition and Disclosure, which requires disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reporting results. The Black-Scholes option valuation model was developed for use in estimating the fair market value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair market value estimates, in management's option, the existing modes do not necessarily provide a reliable single measure of the fair market value of our stock options.

(7)   RECLASSIFICATIONS

        Certain prior year amounts have been reclassified to conform to current year presentation.

(8)   NEW ACCOUNTING PRONOUNCEMENT

        In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34, or FIN No. 45. FIN No. 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of certain guarantees. The initial recognition and initial measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. Since January 1, 2003, we have not issued or modified any guarantees as defined by FIN No. 45.

8

        Our charter provides for indemnification, to the fullest extent permitted under Delaware law, of any person who is made a party to any action or threatened with any action as a result of such person's serving or having served as one of our officers or directors or having served, at our request, as an officer or director of another company. We have separate indemnification agreements with certain of our officers and directors. The indemnification does not apply if, among other things, the person's conduct is finally adjudicated to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct. The indemnification obligation survives termination of the indemnified party's involvement with us but only as to those claims arising from such person's role as an officer or director. The maximum potential amount of future payments that we could be required to make under the charter provision and the corresponding indemnification agreements is unlimited; however, we have director and officer insurance policies that, in most cases, would limit our exposure and enable us to recover a portion of any future amounts paid.

        We also enter into indemnification provisions under our agreements with other companies in the ordinary course of business, typically with business partners, contractors, clinical sites and customers. Under these provisions, we generally indemnify and hold harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of our activities. These indemnification provisions generally survive termination of the underlying agreement. The maximum potential amount of future payments we could be required to make under these indemnification provisions is unlimited. However, to date we have not incurred material costs to defend lawsuits or settle claims related to these indemnification provisions.

(9)   NEW BUSINESS STRATEGY

        eXegenics historically operated as a drug discovery company. In 2002, however, changing market conditions led the Board and eXegenics senior management to consider strategies that would shift the focus of eXegenics from drug discovery into clinical drug development for the purpose of building stockholder value. To that end, the Board concluded that it would be in the best interests of eXegenics' stockholders if eXegenics entered into a business combination with a company having products in clinical development and/or pursued a strategy of in-licensing compounds already engaged in human clinical trials and completed that process.

(10) LITIGATION

        On May 15, 2003, The M&B Weiss Family Limited Partnership of 1996 filed a lawsuit in the Delaware Court of Chancery, purportedly as a class action on behalf of all other similarly situated stockholders of eXegenics, against eXegenics and certain of its directors, and purportedly as a derivative action on behalf of eXegenics against the directors (the "Weiss Litigation"). The complaint alleges, among other things, that the defendants have mismanaged eXegenics, have made unwarranted and wasteful loans and payments to certain directors and third parties, have disseminated a materially false and misleading proxy statement in connection with the 2003 annual meeting of eXegenics' stockholders, and have breached their fiduciary duties to act in the best interests of eXegenics and its stockholders. The complaint seeks, among other things, court orders mandating that the defendants cooperate with parties proposing bona fide transactions to maximize stockholder value, make corrective disclosures with respect to the proxy statement for the 2003 annual meeting, and account to eXegenics and the plaintiffs for damages suffered as a result of the actions alleged in the complaint. The plaintiffs are, in addition, seeking an award of costs and attorneys' fees and expenses. eXegenics and the individual defendants believe the suit to be without merit. Accordingly, on June 9, 2003, the defendants filed a joint motion with the Delaware Court of Chancery to dismiss the complaint for failure to state a claim and for failure to make the statutorily required demand on eXegenics to assert the subject claims. eXegenics cannot predict at this point the length of time that the Weiss Litigation will be ongoing or the liability, if any, which may arise therefrom.

9

        On the same date that the Weiss Litigation was commenced, Dr. Ira J. Gelb and Mr. Irwin C. Gerson resigned as directors of eXegenics citing in their respective letters of resignation apparent stockholder dissatisfaction with the management of the business of eXegenics by the Board and eXegenics senior management. Furthermore, on May 19, 2003, Gary M. Frashier's service as a director ended.

(11) AVI BIOPHARMA, INC. TENDER OFFER

        On June 26, 2003, representatives from eXegenics and AVI BioPharma, Inc. ("AVI") met to discuss a merger between the two companies. The terms of the proposed transaction with AVI would offer eXegenics' stockholders shares of the AVI's common stock valued roughly at 110% of the net cash and cash equivalents expected to be held by eXegenics at August 31, 2003, the earliest date by which the parties anticipated the transaction could be completed.

        The eXegenics Board of Directors on July 16, 2003 unanimously determined that the merger offer by AVI is fair to and in the best interests of the holders of eXegenics' common stock and the holders of eXegenics' preferred stock, approved the merger agreement and the transactions contemplated thereby and declared that the merger agreement is advisable. The Board further resolved that it would unanimously recommend that eXegenics' stockholders accept AVI's offer, tender their shares in the offer and vote to adopt the merger agreement (if a vote becomes requires under applicable law). On July 25, 2003, AVI commenced the offer.

        Our liquidity is primarily affected by responding to the unsolicited tender offer and by the proposed merger with AVI. Under the terms of the merger agreement, we are bound by covenant to having cash and cash equivalents net of accrued and potential liabilities of at least $9,000,000 at the expiration of the tender offer. We believe we will satisfy this condition. We estimate further expenses related to the unsolicited tender offer and merger transactions to include:

Legal	$692,000
Transaction fees & solicitation	882,000
Directors & Officers Insurance*	1,013,000
Wages, Salaries and Severance	1,196,000
Termination of Lease Obligations	375,000
Other	259,000

Total	$4,417,000

*
eXegenics has indemnification agreements with its directors, in addition to the rights to indemnification afforded such individuals in eXegenics' bylaws. The indemnification agreements require eXegenics to maintain directors' and officers' liability insurance covering these individuals for a period from the date of such agreements until six years after the last date on which the individual ceases to be a director, officer, employee, agent or fiduciary of eXegenics. Consistent with these existing obligations, the merger agreement requires eXegenics to procure a six-year "tail" coverage policy for the benefit of each current and former director and officer with whom eXegenics has entered into an indemnification agreement. The estimated cost of this policy is $1,013,000.

10

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview

        In this section, "Management's Discussion and Analysis of Financial Condition and Results of Operations," references to "we," "us," "our," and "ours" refer to eXegenics Inc.

        The following discussion should be read in conjunction with, and is qualified in its entirety by, the Financial Statements and the Notes thereto included in this report. This report contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements When used in this report the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to our management or us are intended to identify such forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, these forward-looking statements. Historical operating results are not necessarily indicative of the trends in operating results for any future period.

        eXegenics historically operated as a drug discovery company. In 2002, however, changing market conditions led the Board and eXegenics senior management to consider strategies that would shift the focus of eXegenics from drug discovery into clinical drug development for the purpose of building stockholder value. To that end, the Board concluded that it would be in the best interests of eXegenics' stockholders if eXegenics entered into a business combination with a company having products in clinical development and/or pursued a strategy of in-licensing compounds already engaged in human clinical trials and completed that process.

        On May 15, 2003, The M&B Weiss Family Limited Partnership of 1996 filed a lawsuit in the Delaware Court of Chancery, purportedly as a class action on behalf of all other similarly situated stockholders of eXegenics, against eXegenics and certain of its directors, and purportedly as a derivative action on behalf of eXegenics against the directors (the "Weiss Litigation"). The complaint alleges, among other things, that the defendants have mismanaged eXegenics, have made unwarranted and wasteful loans and payments to certain directors and third parties, have disseminated a materially false and misleading proxy statement in connection with the 2003 annual meeting of eXegenics' stockholders, and have breached their fiduciary duties to act in the best interests of eXegenics and its stockholders. The complaint seeks, among other things, court orders mandating that the defendants cooperate with parties proposing bona fide transactions to maximize stockholder value, make corrective disclosures with respect to the proxy statement for the 2003 annual meeting, and account to eXegenics and the plaintiffs for damages suffered as a result of the actions alleged in the complaint. The plaintiffs are, in addition, seeking an award of costs and attorneys' fees and expenses. eXegenics and the individual defendants believe the suit to be without merit. Accordingly, on June 9, 2003, the defendants filed a joint motion with the Delaware Court of Chancery to dismiss the complaint for failure to state a claim and for failure to make the statutorily required demand on eXegenics to assert the subject claims. eXegenics cannot predict at this point the length of time that the Weiss Litigation will be ongoing or the liability, if any, which may arise therefrom.

        On the same date that the Weiss Litigation was commenced, Dr. Ira J. Gelb and Mr. Irwin C. Gerson resigned as directors of eXegenics citing in their respective letters of resignation apparent stockholder dissatisfaction with the management of the business of eXegenics by the Board and eXegenics senior management. Furthermore, on May 19, 2003, Gary M. Frashier's service as a director ended.

        On May 29, 2003, EI Acquisition Inc. ("EI Acquisition"), a wholly-owned subsidiary of Foundation Growth Investments LLC (together with EI Acquisition, the "Foundation Group"), commenced an unsolicited cash tender offer (the "Foundation Offer") for all of the outstanding shares of common

11

stock and Series A preferred stock at a price of $0.40 per share, which offer price was later reduced to $0.37 per share. For the reasons described in eXegenics' Solicitation/Recommendation Statement on Schedule 14D-9 in response to the Foundation Offer, filed with the Securities and Exchange Commission on June 12, 2003, as amended (the "Foundation Schedule 14D-9"), the Board has unanimously recommended that eXegenics stockholders reject the Foundation Offer and not tender their shares of eXegenics Stock to the Foundation Group. On July 31, 2003, the Foundation Group announced that it has raised the offer price to $0.51 per share.

        On June 9, 2003, in an effort to preserve the ability of the Board and eXegenics' senior management to resist inadequate takeover proposals and thus protect stockholder value, eXegenics adopted a stockholder rights plan (the "Rights Plan"). The Rights Plan requires any party seeking to acquire 15% or more of the outstanding eXegenics common stock to obtain the approval of the Board or else the rights granted to eXegenics' stockholders under the Rights Plan that are not held by the acquirer will become exercisable for eXegenics common stock, or common stock of the acquirer, at a discounted price that would make the acquisition prohibitively expensive.

        On June 18, 2003, the Foundation Group filed with the Securities and Exchange Commission (the "Commission") preliminary proxy materials relating to its commencement of a solicitation of eXegenics' stockholders to consent to the removal of all the members of eXegenics' board of directors and the election of three new directors nominated by the Foundation Group to serve as the sole members of eXegenics' board of directors. The Foundation Group's consent solicitation materials stated the belief of the Foundation Group that, if elected, the Foundation Group's nominees would consider taking the following actions: (i) exempting the Foundation Group from the application of the poison pill adopted by eXegenics' board of directors; (ii) exempting the Foundation Group from the application of the Delaware anti-takeover statute; (iii) repealing all of the recent amendments to eXegenics' bylaws, which provide, among other things, for certain procedures for stockholder proposals and nominations to be presented at stockholder meetings and for stockholders taking action by written consent; and (iv) approving a merger between eXegenics and EI Acquisition Inc. following the completion of the Foundation Offer. On June 25, 2003, eXegenics filed with the Commission preliminary proxy materials relating to its opposition to the Foundation Group's consent solicitation. eXegenics' materials stated the belief of eXegenics that its stockholders should not provide their consent to the Foundation Group's proposals and should revoke any such consents that might have been given.

        On June 26, 2003, representatives from eXegenics and AVI BioPharma, Inc. ("AVI") met to discuss a merger between the two companies. The terms of the proposed transaction with AVI would offer eXegenics' stockholders shares of the AVI's common stock valued roughly at 110% of the net cash and cash equivalents expected to be held by eXegenics at August 31, 2003, the earliest date by which the parties anticipated the transaction could be completed.

        The eXegenics Board of Directors on July 16, 2003 unanimously determined that the merger offer by AVI is fair to and in the best interests of the holders of eXegenics' common stock and the holders of eXegenics' preferred stock, approved the merger agreement and the transactions contemplated thereby and declared that the merger agreement is advisable. The Board further resolved that it would unanimously recommend that eXegenics' stockholders accept AVI's offer, tender their shares in the offer and vote to adopt the merger agreement (if a vote becomes requires under applicable law). On July 25, 2003, AVI commenced the offer.

        On August 11, 2003, AVI announced that it had amended the terms of its offer and extended the offer to August 29, 2003. Under the terms of the amended offer, AVI is offering to exchange 0.123 of a share of AVI common stock for each share of eXegenics common stock, and 0.185 of a share of AVI common stock for each share of eXegenics preferred stock. These exchange ratios represent an increase of approximately 20 percent over the corresponding exchange ratios previously announced by

12

AVI. Also on August 11, 2003, eXegenics announced that its Board of Directors had unanimously reaffirmed its recommendation that stockholders accept AVI's offer and reject the unsolicited offer by the Foundation Group.

        Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to investments, intangible assets, income taxes, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements. Revenue from research support agreements is recognized ratably over the length of the agreements. Revenue resulting from contracts or agreements with milestones is recognized when the milestone is achieved. Amounts received in advance of services to be performed or the achievement of milestones are recorded as deferred revenue. Payments to third parties in connection with nonrefundable license fees are being recognized over the period of performance of related research and development activities. We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event we were to determine that we would be able to realize deferred tax assets in the future in excess of its net recorded amount, an adjustment to the net deferred tax asset would increase income in the period such determination was made. Likewise, should we determine that we would not be able to realize all or part of our net deferred tax asset in the future, an adjustment to the net deferred tax asset would be charged to income in the period such determination was made.

Results of Operations

For the Three Months Ended June 30, 2003 and 2002

Revenue

        There were no revenues for the three months ended June 30, 2003. Revenues were $222,000 for the three months ended June 30, 2002, which were attributable to license and research and development payments from Bristol-Myers Squibb ("BMS").

Research and Development Expenses

        We incurred research and development expenses of $32,000 for the three months ended June 30, 2003 and $1,254,000 for the three months ended June 30, 2002, a decrease of $1,222,000 or 97 percent. The decrease in research and development expenses for the three months ended June 30, 2003, as compared to the same period in 2002, was attributable to the termination of substantially all research programs resulting in a $396,000 decrease in research salaries and benefits, a $204,000 decrease in contract research, license and royalty agreements, and a $406,000 decrease in research services, supplies and consultants. The remaining decrease of $216,000 was due to decreased building, equipment, depreciation and other research and development expenses.

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General and Administrative Expenses

        We incurred general and administrative expenses as of $1,513,000 for the three months ended June 30, 2003 and $1,031,000 for the three months ended June 30, 2002, an increase of $482,000 or 47 percent. The increase in general and administrative expenses for the three months ended June 30, 2003 as compared to the same period in 2002 was attributable to a $430,000 increase in legal fees and a $52,000 increase in other operating expenses. Legal expenses for the three months ended June 30, 2003 included approximately $44,000 related to threatened or pending litigation and $330,000 related primarily to responding to the Foundation Group unsolicited tender offer, as well as the AVI merger transaction. Total transaction related expenses, including business and legal expenses, incurred in the quarter ended June 30, 2003 were approximately $520,000.

Expenses Related to Strategic Redirection

        Expenses related to strategic redirection, net of recoveries, were $299,000 for the quarter ended June 30, 2003. We incurred $563,000 in expenses from operations terminated during the three months ended June 30, 2003, which included $272,000 for terminated employees, a charge of $170,000 for writing down laboratory equipment to its estimated resale value, and $121,000 for other expenses related to terminated scientific programs. This amount was offset by the reimbursement of $264,000 of research and development costs from BMS. Approximately $362,000 in accrued expenses remains to be paid.

Other Income and Expense

        Other income, net of other expenses, was $49,000 and $178,000 for the three months ended June 30, 2003 and June 30, 2002, respectively, a decrease of $129,000 or 72 percent. This decrease was due primarily to a decline in interest income of $142,000, from $182,000 for the three months ended June 30, 2002 to $40,000 for the same period in 2003. The decrease in interest income was due to lower interest rates in 2003 and also to lower invested balances. The decrease in interest income was partially offset by an increase in gains on the disposition of assets and other miscellaneous income totaling $13,000.

Net Loss

        We incurred a net loss attributable to common shareholders of $1,795,000 and $1,885,000 for the three months ended June 30, 2003 and June 30, 2002, respectively. The decrease in net loss of $90,000 was primarily the result of the aforementioned changes in our operations. Net loss per common share was $0.11 and $0.12 for the three months ended June 30, 2003 and June 30, 2002, respectively.

For the Six Months Ended June 30, 2003 and 2002

Revenue

        Revenues were $13,000 and $556,000 for the six months ended June 30, 2003 and 2002, respectively, a decrease of $543,000 or 98 percent. Revenues in both periods were attributable to license and research and development payments from our agreements, with Aventis in 2003 and Bristol-Myers Squibb in 2002. Since we have terminated substantially all licenses to research and development agreements, we do not expect to record revenue for the foreseeable future.

Research and Development Expenses

        We incurred research and development expenses of $163,000 for the six months ended June 30, 2003 and $2,476,000 for the six months ended June 30, 2002, a decrease of $2,313,000 or 93 percent. The decrease in research and development expenses for the six months ended June 30, 2003 as compared to the same period in 2002 was attributable to the termination of substantially all research programs resulting in a $768,000 decrease for research salaries and benefits, a $551,000 decrease in

14

expenses for contract research, licenses and royalties, and a $639,000 decrease in research services, supplies, and consultants. The remaining decrease of $355,000 was due to decreased building, equipment, depreciation and lab supplies expenses.

General and Administrative Expenses

        We incurred general and administrative expenses of $2,309,000 for the six months ended June 30, 2003 and $2,097,000 for the six months ended June 30, 2002, an increase of $212,000 or 10 percent. The increase in general and administrative expenses for the six months ended June 30, 2003 as compared to the same period in 2002 was attributable to a $421,000 increase in corporate legal activities and a $76,000 increase in professional consulting fees and a $40,000 increase in other operating expenses, partially offset by a $325,000 decrease in expenses and legal services related to intellectual property. Legal expenses for the six months ended June 30, 2003 included approximately $44,000 related to threatened or pending litigation and $355,000 related primarily to responding to the Foundation Group unsolicited tender offer, as well as the AVI merger transaction. Total transaction related expenses, including business and legal expenses, incurred in the six months ended June 30, 2003 were approximately $554,000.

Expenses Related to Strategic Redirection

        We incurred expenses related to strategic redirection, net of recoveries, of $447,000 for the six months ended June 30, 2003. The charge was primarily due to $399,000 in severance benefits and $170,000 for the write down of laboratory equipment to its estimated resale value. In addition, there were charges of $142,000 for other expenses of terminated scientific programs. These expenses were partially offset by the $264,000 reimbursement from Bristol-Myers Squibb.

Other Income and Expense

        Other income, net of other expenses, was $124,000 and $364,000 for the six months ended June 30, 2003 and June 30, 2002, respectively, a decrease of $240,000 or 66 percent. This change was due primarily to a decrease in interest income of $258,000 for the six months ended June 30, 2003 as compared to the same period in 2002. The decrease in interest income was due to lower interest rates in 2003 and also to lower invested balances. The decline in interest income was partially offset by the net increase in other income and expense of $18,000.

Net Loss

        In the six months ended June 30, 2003, we incurred a net loss attributable to common shareholders of $2,813,000, or 26 percent less than the $3,822,000 loss for the six months ended June 30, 2002. The decrease in net loss of $1,009,000 was primarily the result of the aforementioned changes in our operations. Net loss per common share was $0.18 for the six months ended June 30, 2003 and $0.24 for the six months ended June 30, 2002.

Liquidity and Capital Resources

        At June 30, 2003, we had cash and cash equivalents of approximately $14,037,000. Since our inception, we have financed our operations from debt and equity financings as well as fees received from licensing and research and development agreements. During the six months ended June 30, 2003, net cash used in operating activities was $2,651,000, the largest elements of which were payments, net of reimbursements, of approximately $737,000 related to the termination of scientific programs. In addition, during the six months ended June 30, 2003, we received $10,000,000 from a maturing investment instrument. The latter funds were reinvested in short-term money market instruments.

        Our liquidity is primarily affected by responding to the unsolicited tender offer and by the proposed merger with AVI. Under the terms of the merger agreement, we are bound by covenant to having cash and cash equivalents net of accrued and potential liabilities of at least $9,000,000 at the

15

expiration of the tender offer. We believe we will satisfy this condition. We estimate further expenses related to the unsolicited tender offer and merger transactions to include:

Legal	$692,000
Transaction fees & solicitation	882,000
Directors & Officers Insurance*	1,013,000
Wages, Salaries and Severance	1,196,000
Termination of Lease Obligations	375,000
Other	259,000

Total	$4,417,000

*
eXegenics has indemnification agreements with its directors, in addition to the rights to indemnification afforded such individuals in eXegenics' bylaws. The indemnification agreements require eXegenics to maintain directors' and officers' liability insurance covering these individuals for a period from the date of such agreements until six years after the last date on which the individual ceases to be a director, officer, employee, agent or fiduciary of eXegenics. Consistent with these existing obligations, the merger agreement requires eXegenics to procure a six-year "tail" coverage policy for the benefit of each current and former director and officer with whom eXegenics has entered into an indemnification agreement. The estimated cost of this policy is $1,013,000.

        We believe that we have sufficient cash and cash equivalents on hand at June 30, 2003 to finance our plan of operation through June 30, 2004. We currently have no new material commitments to purchase capital assets or intellectual property through December 31, 2003. There can be no assurance that any required financings will be available, through bank borrowings, debt or equity offerings on acceptable terms or at all, should additional funding be required.

Trading in the Company's Common Stock

        On October 25, 2002, we transferred from the Nasdaq National Market to the Nasdaq SmallCap Market as a result of our failure to comply with the Nasdaq National Market's minimum bid price requirement of $1.00 per share. On January 21, 2003, we were provided an additional 180 calendar days, or until July 21, 2003, to regain compliance with such requirement. Although on July 21, 2003 we failed to regain compliance with such requirement given that we met the initial listing requirements for the Nasdaq SmallCap Market, specifically, the $5 million stockholders' equity requirement on July 21, 2003, Nasdaq provided us with an additional 90 calendar days, or until October 20, 2003 to regain compliance with the minimum bid price requirement. If we are unable to achieve or maintain the minimum $1.00 bid price per share requirement of either the Nasdaq National Market or the Nasdaq SmallCap Market, we will be delisted.

        If we are delisted from the Nasdaq SmallCap Market, the liquidity of our common stock could be further materially impaired, not only with respect to the number of shares that may be bought and sold at a given price, but also through delays in the timing of transactions and reduction in media coverage of our company.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

        Our exposure to financial market risk, including changes in interest rates, relates primarily to our cash and cash equivalents portfolio. Our cash and cash equivalents portfolio is invested in money market funds that maintain large portfolios consisting of short-term securities with investment grade ratings to minimize interest rate and credit risk as well as to provide for an immediate source of funds. Due to the nature of our investments we have concluded that there is no material market risk exposure. We do not believe that a 100 basis point increase or decrease in interest rates would

16

significantly impact our business. We do not have any derivative instruments. We operate only in the United States and all sales have been made in U.S. dollars. We do not have any material exposure to changes in foreign currency exchange rates.

Item 4. Controls and Procedures

        Our management, including President and Chief Executive Officer Ronald L. Goode and Chief Business Officer and Chief Financial Officer David E. Riggs, after evaluating the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e)) as of the end of the period covered by this Quarterly Report on Form 10-Q, have concluded that, based on such evaluation, our disclosure controls and procedures were adequate and effective, particularly during the period in which this Quarterly Report on Form 10-Q was being prepared.

        Further, there were no significant changes in the internal control over financial reporting, identified in connection with the evaluation of such internal control that occurred during our last fiscal quarter, that have materially affected, or are reasonably likely to materially affect our internal control over financial reporting.

17

PART II. OTHER INFORMATION

Item 1. Legal Proceedings

        On May 15, 2003, a lawsuit was filed by The M&B Weiss Family Limited Partnership of 1996 in the Delaware Court of Chancery against eXegenics, purportedly as a class action on behalf of the plaintiff and on behalf of all other similarly situated stockholders of eXegenics, and as a derivative action on behalf of eXegenics against certain directors and senior officers of eXegenics. The complaint alleges, among other things, that the defendants have mismanaged eXegenics, have made unwarranted and wasteful loans and payments to certain directors and third parties, have disseminated a materially false and misleading proxy statement in connection with the upcoming annual meeting of eXegenics' stockholders, and have breached their fiduciary duties to act in the best interests of eXegenics and its stockholders. The complaint seeks, among other things, court orders mandating that the defendants cooperate with parties proposing bona fide transactions to maximize stockholder value, make corrective disclosures with respect to the latest proxy statement, and account to eXegenics and the plaintiffs for damages suffered as a result of the actions alleged in the complaint. The plaintiffs are in addition seeking an award of costs and attorneys' fees and expenses.

        eXegenics and the individual defendant officers and directors believe the suit to be without merit. Accordingly, on June 9, 2003, the defendants filed a joint motion with the Delaware Court of Chancery to dismiss the complaint for failure to state a claim and for failure to make the statutorily required demand on eXegenics to assert the subject claims. eXegenics cannot predict at this point the length of time that this litigation will be ongoing.

Item 2. Changes in Securities and Use of Proceeds

        None.

Item 3. Defaults Upon Senior Securities

        None.

Item 4. Submission of Matters to a Vote of Security Holders

        On June 17, 2003, the Annual Meeting of Shareholders was held and the shares present voted on the following matters:

  (2.)
  The shareholders approved the election of the following nominees to serve on the Board of Directors:

	Votes for	Votes Withheld
Joseph M. Davie	14,551,431	425,645
Robert J. Easton	14,486,736	490,338
Ronald L. Goode	14,551,451	425,623
Walter M. Lovenberg	14,551,431	425,643

          Two additional nominees, Dr. Ira J. Gelb and Mr. Irwin C. Gerson, received sufficient votes to be elected to serve as directors at the Annual Meeting and would have been elected had they not resigned on May 15, 2003.

  (2.)
  The appointment of Ernst & Young LLP as auditors for the Company for the fiscal year 2003 was approved with 14,847,550 votes FOR, 109,232 votes AGAINST, and 20,292 votes ABSTAINING.

18

Item 5. Other Information

        None

Item 6. Exhibits and Reports on Form 8-K

(a)
Exhibits:

Exhibit 3.1	Certificate of Correction to the Certificate of Amendment to the Certificate of Incorporation of eXegenics filed with the Delaware Secretary of State on July 14, 2003.*
Exhibit 4.1	Amendment to Stockholder Rights Agreement entered into as of July 16, 2003, by and between eXegenics and American Stock and Transfer Company, as Rights Agent.*
Exhibit 10.1	Form of Indemnification Agreement by and among eXegenics and certain of its current and former directors and officers.*
Exhibit 31.1
Certification of the Principal Executive Officer pursuant to Rule 13A-15(e) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 for the quarterly period ended June 30, 2003.*
Exhibit 31.2
Certification of the Principal Financial Officer pursuant to Rule 13A-15(e) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 for the quarterly period ended June 30, 2003.*
Exhibit 32.1	Certification of the Principal Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 for the quarterly period ended June 30, 2003.*
Exhibit 32.2	Certification of the Principal Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 for the quarterly period ended June 30, 2003.*

(* Filed herewith.)

(b)
The following reports were filed on Form 8-K during the quarter ended June 30, 2003:

(1)
On April 11, 2003, we filed a Current Report on Form 8-K disclosing, among other things, that the termination of the Master License Agreement between the Registrant and Bristol-Myers Squibb had been finalized and that we had sent a termination notice to the related license from The Washington State University Foundation.

(2)
On May 13, 2003, we filed a Current Report on Form 8-K announcing results for the three months ended March 31, 2003.

(3)
On May 19, 2003, we filed a Current Report on Form 8-K disclosing, among other things, a lawsuit filed by The M&B Weiss Family Limited Partnership of 1996 against the Registrant and the resignation of Dr. Ira J. Gelb and Mr. Irwin C. Gerson as directors of the Registrant.

(4)
On May 30,2003, we filed a Current Report on Form 8-K announcing an unsolicited offer from EI Acquisition Inc. and Foundation Growth Investments LLC to acquire the outstanding common and preferred stock of the Registrant.

(5)
On June 9, 2003, we filed a Current Report on Form 8-K announcing the declaration of a dividend distribution of one right to purchase one one-thousandth of a share of Series B Junior Participating Preferred Stock for each outstanding share of common stock.

19

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

EXEGENICS INC.
Date: August 14, 2003	/s/ RONALD L. GOODE Chairman, President & Chief Executive Officer
Date: August 14, 2003	/s/ DAVID E. RIGGS David E. Riggs Vice President, Chief Business Officer and Chief Financial Officer

20

EXHIBIT INDEX

Exhibit Number	Description
3.1	Certificate of Correction to the Certificate of Amendment to the Certificate of Incorporation of eXegenics field with the Delaware Secretary of State on July 14, 2003.
4.1	Amendment to stockholder Rights Agreement entered into as of July 16, 2003, by and between eXegenics and American Stock and Transfer Company, as Rights Agent.
10.1	Form of Indemnification Agreement by and among eXegenics and certain of its current and former directors and officers.
31.1
Certification of the Principal Executive Officer pursuant to Rule 13A-14 of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 for the quarterly period ended June 30, 2003.
31.2
Certification of the Principal Financial Officer pursuant to Rule 13A-14 of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 for the quarterly period ended June 30, 2003.
32.1	Certification of the Principal Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes- Oxley Act of 2002 for the quarterly period ended June 30, 2003.
32.2	Certification of the Principal Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes- Oxley Act of 2002 for the quarterly period ended June 30, 2003.

21

THE EXCHANGE AGENT AND DEPOSITARY FOR THE OFFER IS:

MELLON INVESTOR SERVICES LLC

BY MAIL:	BY OVERNIGHT DELIVERY:	BY HAND DELIVERY:
Attn: Reorganization Dept. P.O. Box 3301 South Hackensack, NJ 07606	Attn: Reorganization Dept. 85 Challenger Road Mail-Stop — Reorg. Ridgefield Park, NJ 07660	Attn: Reorganization Dept. 120 Broadway, 13th Floor New York, NY 10271

FACSIMILE TRANSMISSION (FOR ELIGIBLE INSTITUTIONS ONLY):

(201) 296-4293

CONFIRM RECEIPT OF FACSIMILE BY TELEPHONE ONLY:

(201) 296-4860

THE INFORMATION AGENTS ARE:

85 Challenger Road 2nd Floor Ridgefield Park, NJ 07660 Call Toll-Free: (866) 323-8164	105 Madison Avenue New York, New York 10016 (212) 929-5500 (Call Collect) or (800) 322-2885 (Toll Free)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        AVI is an Oregon Corporation. Reference is made to Section 60.047 of the Oregon Business Corporation Act (the "OBCA"), which enables a corporation in its original articles of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its shareholders for conduct as a director, except (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 60.367 of the OBCA (providing for liability of directors for unlawful distributions), or (iv) for any transaction from which a director derived an improper personal benefit.

        Reference also is made to Sections 60.387 to 60.414 of the OBCA, which provide that a corporation may indemnify any persons, including officers and directors, who are made parties to any proceeding (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, partner, employee or agent of another corporation or enterprise. The indemnity may include reasonable expenses (including attorney's fees) incurred with respect to a proceeding, including the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. An Oregon corporation may indemnify officers and directors for expenses (including attorney's fees) in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted if the officer or director is adjudged to be liable to the corporation. Where an officer or director is wholly successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director reasonably incurred.

        Article VI of AVI's Amended and Restated Articles of Incorporation provides for indemnification of the officers and directors of AVI to the full extent permitted by applicable law. Article VI also provides for the advancement of expenses to such persons, provided they set forth in writing their good faith belief that they are entitled to indemnification and their agreement to repay all advances if it is ultimately determined that they are not entitled to indemnification. The AVI Bylaws provide that AVI shall have the power to indemnify its directors and officers pursuant to applicable law. AVI also maintains directors and officers liability insurance coverage.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT NO.	DESCRIPTION
2.1	Agreement and Plan of Merger and Reorganization, dated July 16, 2003, by and among AVI BioPharma, Inc., Elk Acquisition Sub, Inc. and eXegenics, Inc. Corporation.(1)
2.2	Form of Stockholder Agreement between AVI and certain eXegenics officers, directors and affiliates.(1)
2.3	Form of Affiliate Agreement between AVI and certain AVI and eXegenics officers, directors and affiliates.(1)
4.1	Form of Specimen Certificate for Common Stock.(2)
4.2	Form of Warrant for Purchase of Common Stock.(2)
4.3	Form of Warrant Agreement.(2)
4.4	Form of Representative's Warrant.(2)
4.5	Form of Warrant Agreement between AntiVirals Inc. and ImmunoTherapy Shareholders.(3)
4.6	Form of Common Stock Purchase Warrant.(4)
5.1+	Opinion of Hurley Lynch & RE PC as to the validity of the common stock of AVI being registered hereby.
23.1+	Consent of KPMG LLP, independent auditors.
23.2+	Consent of Ernst & Young LLP, independent auditors.
23.3+	Consent of Eisner LLP, independent auditors.
23.4+	Consent of Hurley Lynch & RE PC. (included in Exhibit 5.1)
24.1	Power of Attorney of Directors and Officers of AVI BioPharma, Inc.(5)
99.1	Form of Common Stock Letter of Transmittal.(5)
99.2	Form of Preferred Stock Letter of Transmittal.(5)
99.3	Form of Notice of Guaranteed Delivery.(5)
99.4	Form of Letter from Mellon Investor Services LLC to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.(5)
99.5	Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and Nominees to Clients.(5)
99.6	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.(5)
99.7	Consent of Petkevich & Partners LLC.(5)
99.8+	Form of Revised Letter from Mellon Investor Services LLC to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.9+	Form of Revised Letter from Brokers, Dealers, Commercial Banks, Trust Companies and Nominees to Clients.
99.10+	Form of Revised Common Stock Letter of Transmittal.
99.11+	Form of Revised Preferred Stock Letter of Transmittal.
99.12+	Form of Revised Notice of Guaranteed Delivery.

+	Filed herewith.
(1)	Incorporated by reference to Exhibits to eXegenics Inc. Form 8-K filed with the Securities and Exchange Commission on July 16, 2003 (Commission File No. 000-26648).
(2)	Incorporated by reference to Exhibits to Registrant's Registration Statement on Form SB-2, as amended and filed with the Securities and Exchange Commission on May 29, 1997 (Commission Registration No. 333-20513).
(3)	Incorporated by reference to Exhibits to Registrant's Registration Statement on Form S-4, as amended, and filed with the Securities and Exchange Commission on August 7, 1998 (Commission Registration No. 333-60849).
(4)	Incorporated by reference to Exhibits to Registrant's Registration Statement on Form S-3, as amended, and filed with the Securities and Exchange Commission on December 21, 1999 (Commission Registration No. 333-93135).
(5)	Previously filed.

ITEM 22.    UNDERTAKINGS.

        The undersigned Registrant hereby undertakes:

—
to file, during any period in which offers or sales are being made, a post-effective amendment or prospectus supplement to this registration statement:

(1)
to include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(3)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

—
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

—
to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

—
that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

—
to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

—
to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective;

—
that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form; and

—
that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Portland, State of Oregon, on August 15, 2003.

AVI BIOPHARMA, INC.
By:	/s/ MARK M. WEBBER Mark M. Webber Chief Financial Officer, Chief Information Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

* Denis R. Burger, Ph.D.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	August 15, 2003
* Alan P. Timmins	President, Chief Operating Officer, and Director	August 15, 2003
/s/ MARK M. WEBBER Mark M. Webber	Chief Financial Officer and Chief Information Officer (Principal Financial and Accounting Officer)	August 15, 2003
* Patrick L. Iversen, Ph.D.	Senior Vice President of Research and Development and Director	August 15, 2003
* Dwight D. Weller, Ph.D.	Senior Vice President of Chemistry and Manufacturing and Director	August 15, 2003
* Andrew J. Ferrara	Director	August 15, 2003
* John W. Fara, Ph.D.	Director	August 15, 2003

* James B. Hicks, Ph.D.	Director	August 15, 2003
* Joseph Rubinfeld, Ph.D.	Director	August 15, 2003
*By:	/s/ MARK M. WEBBER As Attorney-in-Fact	August 15, 2003

 EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
2.1	Agreement and Plan of Merger and Reorganization, dated July 16, 2003, by and among AVI BioPharma, Inc., Elk Acquisition Sub, Inc. and eXegenics, Inc. Corporation.(1)
2.2	Form of Stockholder Agreement between AVI and certain eXegenics officers, directors and affiliates.(1)
2.3	Form of Affiliate Agreement between AVI and certain AVI and eXegenics officers, directors and affiliates.(1)
4.1	Form of Specimen Certificate for Common Stock.(2)
4.2	Form of Warrant for Purchase of Common Stock.(2)
4.3	Form of Warrant Agreement.(2)
4.4	Form of Representative's Warrant.(2)
4.5	Form of Warrant Agreement between AntiVirals Inc. and ImmunoTherapy Shareholders.(3)
4.6	Form of Common Stock Purchase Warrant.(4)
5.1+	Opinion of Hurley Lynch & RE PC as to the validity of the common stock of AVI being registered hereby.
23.1+	Consent of KPMG LLP, independent auditors.
23.2+	Consent of Ernst & Young LLP, independent auditors.
23.3+	Consent of Eisner LLP, independent auditors.
23.4+	Consent of Hurley Lynch & RE PC. (included in Exhibit 5.1)
24.1	Power of Attorney of Directors and Officers of AVI BioPharma, Inc.(5)
99.1	Form of Common Stock Letter of Transmittal.(5)
99.2	Form of Preferred Stock Letter of Transmittal.(5)
99.3	Form of Notice of Guaranteed Delivery.(5)
99.4	Form of Letter from Mellon Investor Services LLC to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.(5)
99.5	Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and Nominees to Clients.(5)
99.6	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.(5)
99.7	Consent of Petkevich & Partners LLC.(5)
99.8+	Form of Revised Letter from Mellon Investor Services LLC to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.9+	Form of Revised Letter from Brokers, Dealers, Commercial Banks, Trust Companies and Nominees to Clients.
99.10+	Form of Revised Common Stock Letter of Transmittal.
99.11+	Form of Revised Preferred Stock Letter of Transmittal.
99.12+	Form of Revised Notice of Guaranteed Delivery.

+	Filed herewith.
(1)	Incorporated by reference to Exhibits to eXegenics Inc. Form 8-K filed with the Securities and Exchange Commission on July 16, 2003 (Commission File No. 000-26648).
(2)	Incorporated by reference to Exhibits to Registrant's Registration Statement on Form SB-2, as amended and filed with the Securities and Exchange Commission on May 29, 1997 (Commission Registration No. 333-20513).
(3)	Incorporated by reference to Exhibits to Registrant's Registration Statement on Form S-4, as amended, and filed with the Securities and Exchange Commission on August 7, 1998 (Commission Registration No. 333-60849).
(4)	Incorporated by reference to Exhibits to Registrant's Registration Statement on Form S-3, as amended, and filed with the Securities and Exchange Commission on December 21, 1999 (Commission Registration No. 333-93135).
(5)	Previously filed.